***************************************************************************
*                                                                         *
*AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1994 *
*                                                                         *
*                                                                         *
***************************************************************************



                                                    REGISTRATION NO. 33-51401
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1
                                      TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          FIRST BANCORPORATION OF OHIO
             (Exact name of Registrant as specified in its charter)


         OHIO                                         6711                                  34-1339938
(State or other jurisdiction of             (Primary Standard Industrial                 (I.R.S. Employer
incorporation or organization)                 Classification Code No.)              Identification Number)

              106 S. MAIN STREET, AKRON, OHIO 44308 (216) 384-8000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                TERRY E. PATTON
                      SENIOR VICE PRESIDENT AND SECRETARY
                          FIRST BANCORPORATION OF OHIO
             106 S. MAIN STREET, AKRON, OHIO 44308  (216) 384-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   COPIES TO:

 Kevin C. O'Neil, Esq.                   John C. Vorys, Esq.
 Brouse & McDowell                       Vorys, Sater, Seymour and Pease
 500 First National Tower                Suite 2100, 221 East Fourth Street
 Akron, Ohio 44308                       Cincinnati, Ohio 45201
 (216) 535-5711                          (513) 723-4000



 Approximate date of commencement of proposed sale of securities to the public:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.



 If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction
 G, check the following box: [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                          FIRST BANCORPORATION OF OHIO

                             CROSS REFERENCE SHEET


ITEM
NO.              FORM S-4 CAPTION                                   CAPTION OR LOCATION IN PROSPECTUS AND  PROXY STATEMENT

1.     Forepart of Registration Statement and Outside               Facing page of Registration Statement; Cross-Reference
       Front Cover Page of Prospectus                               Sheet; Outside front cover page of Prospectus and
                                                                    Proxy Statement

2.     Inside Front and Outside Back Cover Pages of                 Inside front cover page of Prospectus and Proxy
       Prospectus                                                   Statement; Available Information; Incorporation of
                                                                    Certain Documents by Reference; Table of Contents

3.     Risk Factors, Ratio of Earnings to Fixed Charges             Summary; Terms of Merger; Pro Forma Condensed
       and Other Information                                        Combined Financial Statements (Unaudited)

4.     Terms of the Transaction                                     Summary; Background of and Reasons for Merger;
                                                                    Terms of Merger; Description of Bancorporation
                                                                    Capital Stock; Comparison of Bancorporation
                                                                    and Great Northern Capital Stock

5.     Pro Forma Financial Information                              Pro Forma Condensed Combined Financial
                                                                    Statements (Unaudited)

6.     Material Contracts with the Company Being                    Summary; Background of and Reasons for Merger;
       Acquired                                                     Terms of Merger

7.     Additional Information Required for Reoffering by            Not Applicable
       Persons and Parties Deemed to be Underwriters

8.     Interests of Named Experts and Counsel                       Not Applicable

9.     Disclosure of Commission Position on                         Comparison of  Bancorporation and Great
       Indemnification for Securities Act Liabilities                        Northern Capital Stock; Terms of Merger;
                                                                    Part II - Undertakings

10.    Information with Respect to S-3 Registrants                  Available Information; Incorporation of Certain
                                                                    Documents by Reference

11.    Incorporation of Certain Information by Reference            Incorporation of Certain Documents by Reference

12.    Information with Respect to S-2 or S-3 Registrants           Not Applicable

13.    Incorporation of Certain Information by Reference            Not Applicable

14.    Information with Respect to Registrants Other than           Not Applicable
       S-2 or S-3 Registrants

ITEM
NO.              FORM S-4 CAPTION                                   CAPTION OR LOCATION IN PROSPECTUS AND  PROXY STATEMENT
15.    Information with Respect to S-3 Companies                     Not Applicable


16.    Information with Respect to S-2 or S-3 Companies              Not Applicable

17.    Information with Respect to Companies Other than             Summary; Terms of the Merger; Business  of Great
       S-2 or S-3 Companies                                         Northern;  Management's Discussion and Analysis of Great
                                                                    Northern's Financial Condition and Results of Operations;
                                                                    Appendix E

18.    Information if Proxies, Consents or Authorizations           Summary; Introduction; Special Meeting of Great Northern
       are to be Solicited                                          Stockholders; Rights of Dissenting Stockholders;
                                                                    Terms of Merger

19.    Information if Proxies, Consents or Authorizations           Not Applicable
       are not to be Solicited, or in an Exchange Offer

                      GREAT NORTHERN FINANCIAL CORPORATION

                              524 West Park Avenue
                             Barberton, Ohio 44203


                                January 14, 1994





Dear Stockholder:


       You are cordially invited to attend the Special Meeting of Stockholders of Great Northern Financial Corporation ("Great Northern") to be held at Great Northern's offices at 1394 Cleveland-Massillon Road, Copley, Ohio, on Tuesday, February 15, 1994, at 9:30 a.m. local time.



       At the Special Meeting, holders of Great Northern Common Stock will be asked to adopt the Agreement of Affiliation and Plan of Merger dated September 28, 1993, by and between Great Northern and First Bancorporation of Ohio ("Bancorporation"). On the date upon which the merger of Great Northern with and into Bancorporation (the "Merger") becomes effective, each outstanding share of Great Northern Common Stock will be cancelled and exchanged for 3.7460 shares of Bancorporation Common Stock, subject to adjustment based upon the average closing price of First Bancorporation of Ohio Common Stock as discussed in the accompanying Prospectus.

       Your Board of Directors believes that the Merger is in the best interests of Great Northern's stockholders and will provide significant value to all Great Northern stockholders. Additional information is contained in the accompanying Prospectus and Proxy Statement, which I urge you to read carefully.

       YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

       The Board of Directors has received opinions from Trident Financial Corporation, Great Northern's financial advisor, to the effect that, as of the date the Agreement of Affiliation and Plan of Merger was signed and as of the date of the accompanying Prospectus and Proxy Statement, the exchange ratio for exchanging Great Northern Common Stock for Bancorporation Common Stock pursuant to the Agreement of Affiliation and Plan of Merger was fair to the holders of Great Northern Common Stock.

       A Proxy is enclosed for your use. Please indicate your voting instructions and sign, date and mail this Proxy promptly in the return envelope provided. Whether or not you plan to attend the Special Meeting in person, it is important that you return the enclosed Proxy so that your shares of Great Northern Common Stock will be voted.


                                        Sincerely,

                                        EMIL A. VOELZ, JR.
                                        Chairman and President

                      GREAT NORTHERN FINANCIAL CORPORATION

                              524 West Park Avenue
                             Barberton, Ohio 44203




__________________________________________________________________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
__________________________________________________________________________


                              February 15, 1994


        A Special Meeting of Stockholders of Great Northern Financial Corporation ("Great Northern") will be held at Great Northern's offices at 1394 Cleveland-Massillon Road, Copley, Ohio, on Tuesday, February 15, 1994, at 9:30 a.m. local time, for the purpose of voting on the adoption of the Agreement of Affiliation and Plan of Merger dated September 28, 1993 (the "Agreement"), by and between First Bancorporation of Ohio ("Bancorporation") and Great Northern. The Agreement provides for the merger of Great Northern with and into First Bancorporation, as described in the accompanying Prospectus and Proxy Statement.



       Only Great Northern stockholders of record as of the close of business on December 21, 1993, have the right to receive notice of, and to vote at, the Special Meeting and any adjournment(s) thereof.

       The accompanying document constitutes the Proxy Statement of Great Northern for the Special Meeting. A copy of the Agreement of Affiliation and Plan of Merger is attached to the Prospectus and Proxy Statement as Appendix A.

       You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you are urged to complete, date, sign, and return the enclosed Proxy in the envelope provided as soon as possible.



                                        By Order of the Board of Directors

                                        JAMES A. HALL,
                                        Secretary

January 14, 1994



        WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE COMPLETE,
             SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY
                            IN THE ENCLOSED ENVELOPE

          PLEASE DO NOT RETURN YOUR GREAT NORTHERN STOCK CERTIFICATES
                            WITH THE ENCLOSED PROXY

          PROXY STATEMENT                             PROSPECTUS

          GREAT NORTHERN                         FIRST BANCORPORATION
       FINANCIAL CORPORATION                            OF OHIO
  SPECIAL MEETING OF STOCKHOLDERS             COMMON STOCK, NO PAR VALUE
  TO BE HELD ON FEBRUARY 15, 1994           (NOT TO EXCEED 1,882,440 SHARES)




      This Prospectus and Proxy Statement is being furnished to the holders of common stock, no par value, of Great Northern Financial Corporation, an Ohio corporation ("Great Northern"), in connection with the solicitation of proxies by the Board of Directors of Great Northern for use at a Special Meeting of Great Northern's stockholders to be held at 9:30 a.m. on Tuesday, February 15, 1994, at Great Northern's offices at 1394 Cleveland-Massillon Road, Copley, Ohio, and at any adjournments thereof (the "Great Northern Special Meeting").



      This Prospectus and Proxy Statement also constitutes a Prospectus of First Bancorporation of Ohio, an Ohio corporation ("Bancorporation"), in respect of up to 1,882,440 shares of Bancorporation Common Stock to be issued in connection with the proposed merger (the "Merger") of Great Northern with and into Bancorporation. Upon consummation of the Merger, each outstanding share of Great Northern Common Stock, other than shares held by Great Northern stockholders who properly perfect dissenters' rights, will be exchanged for
3.7460 shares of Bancorporation Common Stock, subject to adjustment depending upon the average closing price of Bancorporation Common Stock as discussed in the accompanying Prospectus and Proxy Statement. See "TERMS OF MERGER - Conversion of Great Northern Capital Stock into Bancorporation Capital Stock."


      The outstanding shares of Bancorporation Common Stock are, and the shares of Bancorporation Common Stock offered hereby will be, quoted on the NASDAQ National Market System ("NASDAQ"). The closing sales price of Bancorporation Common Stock reported on NASDAQ on December 21, 1993, was $25.75 per share.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS AND  PROXY STATEMENT.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE SECURITIES OF FIRST BANCORPORATION OF OHIO OFFERED HEREBY ARE NOT
         SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF A BANK OR
             SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL
                      DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.


     THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT IS JANUARY 14, 1994.

                             AVAILABLE INFORMATION

      Bancorporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Bancorporation has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Bancorporation securities to be issued to Great Northern stockholders in the Merger. As permitted by the rules and regulations of the Commission, this Prospectus and Proxy Statement omits certain information, exhibits and undertakings contained in the Registration Statement. Reference is made to the Registration Statement and to the exhibits thereto for further information. Statements contained herein concerning such documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

      The Registration Statement and the exhibits thereto, as well as the reports, proxy statements and other information filed with the Commission by Bancorporation under the Exchange Act, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Room 1800, 75 Park Place, New York, New York 10007. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Bancorporation may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES CERTAIN DOCUMENTS OF BANCORPORATION BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND PROXY STATEMENT) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO TERRY E. PATTON, SECRETARY, FIRST BANCORPORATION OF OHIO, 106 S. MAIN STREET, AKRON, OHIO 44308 (TELEPHONE (216) 384-8000). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN FEBRUARY 10, 1994.

      The following documents filed with the Commission under the Exchange Act by Bancorporation are hereby incorporated by reference into this Prospectus and Proxy Statement: (a) Bancorporation's Annual Report on Form 10-K for the year ended December 31, 1992; (b) Bancorporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993;
(c) Bancorporation's Current Reports on Form 8-K filed on October 22, 1993 and November 4, 1993; (d) the description of the rights to purchase Bancorporation Common Stock contained in Bancorporation's Registration Statement on Form 8-A filed on November 4, 1993; and (e) the description of Bancorporation's Common Stock contained in (i) Bancorporation's registration statement on Form S-14 (No. 2-73592), filed with the Commission on August 5, 1981, and incorporated by reference in Bancorporation's current report on Form 8-K, filed with the Commission on January 15, 1982, in lieu of Form 8-B, to report Bancorporation's acquisition of two banks whose securities were registered pursuant to Section 12 of the Exchange Act and Bancorporation's resulting status as a successor issuer pursuant to Rule 12g-3(a) (file no. 0-10161) and (ii) amendments updating such description filed with the Commission on Form 10-Q for the quarter ended June 30, 1984, and on Form 8-K filed on November 4, 1993.


      For your convenience, a copy of Bancorporation's 1992 Annual Report to Shareholders is enclosed herewith.


      The information relating to Bancorporation contained in this Prospectus and Proxy Statement should be read together with the information in the documents incorporated by reference.

      All documents filed by Bancorporation under Sections 13(a), 13(c), 14, or 15 (d) of the Exchange Act after the date of this Prospectus and Proxy Statement and prior to the date of the Great Northern Special Meeting shall be deemed to be incorporated by reference in this Prospectus and Proxy Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement, as so modified or superseded, shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

      Great Northern is not required to file any documents with the Commission under the Securities Act or the Exchange Act and, accordingly, no information or documents relating to Great Northern are incorporated herein by reference.

        _______________________________________________________________

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANCORPORATION OR GREAT NORTHERN. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS AND PROXY STATEMENT OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY STATEMENT, NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROSPECTUS AND PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF BANCORPORATION OR GREAT NORTHERN OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT.

                               TABLE OF CONTENTS


                                                            PAGE
             AVAILABLE INFORMATION . . . . . . . . . . . . . .  i

             INCORPORATION OF CERTAIN DOCUMENTS
                BY REFERENCE   . . . . . . . . . . . . . . . .  i

             SUMMARY . . . . . . . . . . . . . . . . . . . . .  1

             INTRODUCTION  . . . . . . . . . . . . . . . . . . 13

             SPECIAL MEETING OF GREAT NORTHERN
                STOCKHOLDERS
                Date, Time and Place   . . . . . . . . . . . . 13
                Purpose of Meeting   . . . . . . . . . . . . . 13
                Shares Outstanding and Entitled to Vote;
                    Record Date  . . . . . . . . . . . . . . . 13
                Vote Required  . . . . . . . . . . . . . . . . 13
                Voting; Solicitation and Revocation
                    of Proxies   . . . . . . . . . . . . . . . 13

             BACKGROUND OF AND REASONS FOR MERGER
                Background of Merger   . . . . . . . . . . . . 14
                Reasons for Merger - Bancorporation  . . . . . 15
                Reasons for Merger - Great Northern  . . . . . 16
                Opinion of Great Northern's
                    Financial Advisor  . . . . . . . . . . . . 17
                Recommendation of Great Northern's
                    Board of Directors   . . . . . . . . . . . 18

             TERMS OF MERGER
                General  . . . . . . . . . . . . . . . . . . . 19
                Conversion of Great Northern Capital Stock
                    into Bancorporation Capital Stock  . . . . 19
                Conduct of Bancorporation's Business
                    Pending the Merger   . . . . . . . . . . . 21
                Conduct of Great Northern's Business
                    Pending the Merger   . . . . . . . . . . . 21
                Conditions to Merger   . . . . . . . . . . . . 22
                Regulatory Approvals   . . . . . . . . . . . . 24
                Actions Required for Regulatory Approval   . . 24
                Waiver of Conditions, Amendment, or
                    Termination of the Merger Agreement  . . . 24
                Effective Time   . . . . . . . . . . . . . . . 25
                Interests of Great Northern Executive
                    Officers and Directors   . . . . . . . . . 26
                Release Pay for Employees of
                Great Northern   . . . . .. . . . . . . . . .  27
                Certain Federal Income Tax Consequences   . .  28
                Accounting Treatment of Merger    . . . . . .  28
                Resales of Bancorporation Capital Stock
                    Received in Merger   . . . . .  . . . . .  29
                Bancorporation's Articles of Incorporation
                    and Code of Regulations  . . .  . . . . .  29

             RIGHTS OF DISSENTING STOCKHOLDERS . .  . . . . .  29

             PRO FORMA CONDENSED COMBINED
             FINANCIAL STATEMENTS (UNAUDITED)  . .  . . . . .  30

             BUSINESS OF BANCORPORATION  . . . . . .  . . . .  34

             BUSINESS OF GREAT NORTHERN  . . . . . .  . . . .  36

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF GREAT
              NORTHERN'S FINANCIAL CONDITION AND RESULTS OF
              OPERATIONS   . . . . . . . . . . . . .  . . . .  43

             REGULATORY MATTERS  . . . . . . . . . .  . . . .  57

             DESCRIPTION OF BANCORPORATION CAPITAL STOCK .. .  65

             COMPARISON OF BANCORPORATION AND GREAT NORTHERN
              CAPITAL STOCK  . . . . . . . . . . . . . . .. .  66

             LEGAL OPINION . . . . . . . . . . . . . . . .. .  72

             EXPERTS . . . . . . . . . . . . . . . . . .  . .  72

             APPENDICES
             A.  Agreement of Affiliation and Plan of Merger
             B.  Fairness Opinion of Trident Financial Corporation
             C.  Form of Voting Agreement
             D.  Ohio Dissenters' Rights Statute
             E.  Great Northern Financial Corporation Consolidated
                  Financial Statements for the Nine Month Periods
                  Ended September 30, 1993 and 1992, and for the
                  Years Ended December 31, 1992, 1991 and 1990


                                    SUMMARY


      THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT AND IS NOT INTENDED TO BE A COMPLETE STATEMENT OF ALL MATERIAL FACTS REGARDING THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING OF STOCKHOLDERS OF GREAT NORTHERN. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT, THE APPENDICES HERETO AND THE DOCUMENTS REFERRED TO AND INCORPORATED HEREIN.

INTRODUCTION

      The Boards of Directors of Bancorporation and Great Northern have each unanimously approved the Agreement of Affiliation and Plan of Merger dated as of September 28, 1993, by and between Bancorporation and Great Northern (the "Merger Agreement"). A copy of the Merger Agreement is attached hereto as Appendix A. The Merger Agreement provides for the proposed merger of Great Northern with and into Bancorporation (the "Merger"). The terms of the Merger and information regarding the Great Northern Special Meeting are summarized below.

PARTIES TO THE MERGER

      FIRST BANCORPORATION OF OHIO. Bancorporation is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 1993, Bancorporation had total consolidated assets of $3.9 billion and total shareholder's equity of $383.8 million. Bancorporation's subsidiaries include First National Bank of Ohio, The Old Phoenix National Bank of Medina, Elyria Savings & Trust National Bank, The First National Bank in Massillon, Peoples Federal Savings Bank, Peoples Savings Bank, Bancorp Trust Company, N.A. and FBOH Credit Life Insurance Company. On September 30, 1993, Bancorporation and its subsidiaries employed approximately 2,800 full and part-time employees. See "BUSINESS OF BANCORPORATION."

      Bancorporation's principal business consists of owning and supervising its subsidiaries which primarily operate in Ashtabula, Cuyahoga, Erie, Geauga, Knox, Lake, Lorain, Medina, Portage, Richland, Stark, Summit and Wayne Counties in Ohio. Although Bancorporation is principally a banking organization, its nonbanking subsidiaries also provide securities brokerage services, corporate and personal trust services, equipment lease financing and other financial services. Bancorporation directs the overall policies and financial resources of the subsidiaries, but the day-to-day affairs, including lending practices, services, and interest rates, are managed by their own officers and directors, some of whom are also officers and directors of Bancorporation. Through Bancorp Trust Company, N.A., with its principal office in Naples, Florida, Bancorporation offers trust services to customers in the Southern Florida area. FBOH Credit Life Insurance engages in underwriting of credit life and credit accident and health insurance directly related to the extension of credit by the subsidiary banks to their customers.

      GREAT NORTHERN FINANCIAL CORPORATION. Great Northern is a savings and loan holding company incorporated under the laws of the State of Ohio in 1984 and registered under the Home Owners' Loan Act of 1933 ("HOLA"). Headquartered in Barberton, Ohio, Great Northern owns all of the outstanding shares of Great Northern Savings Co., a savings and loan association formed under Ohio law ("Great Northern Savings"). As of September 30, 1993, Great Northern had total consolidated assets of $385.2 million and total shareholder's equity of $27.4 million. Great Northern Savings conducts business through eleven offices located in Summit, Medina and Wayne Counties, Ohio. On September 30, 1993, Great Northern and its subsidiaries employed approximately 125 full and part-time employees. See "BUSINESS OF GREAT NORTHERN."

      The principal executive offices of Bancorporation are located at 106 S. Main Street, Akron, Ohio 44308, and its telephone number is (216) 384-8000. The principal executive offices of Great Northern are located at 524 West Park Avenue, Barberton, Ohio 44203, and its telephone number is (216) 753-8411.

TERMS OF MERGER

FORMAT Great Northern will be merged with and into Bancorporation, and Bancorporation will be the surviving corporation. See "TERMS OF MERGER - General."

CONVERSION OF GREAT NORTHERN  Upon consummation  of the Merger, each
COMMON STOCK                  outstanding share of Great Northern Common Stock
                              will be cancelled and exchanged for the right to receive 3.7460 shares of Bancorporation Common
                              Stock (the "Exchange Ratio"), subject to adjustment if the average closing price of Bancorporation Common Stock for the 20 trading days before the Effective Time (the
                              "Average Price") exceeds $28.  If the Average
                              Price exceeds $28, the exchange ratio will be adjusted to the number equal to the quotient of 104.88, divided by the Average Price (the
                              "Adjusted Exchange Ratio").

                              If the Average Price is $28 or less and the Exchange Ratio is accordingly used to determine the number of shares of Bancorporation Common Stock to be issued in exchange for each common share of Great Northern, the value of the shares of Bancorporation Common Stock received by Great Northern shareholders in exchange for each Great Northern share will fluctuate up or down, depending upon the then current market value of Bancorporation Common Stock. If the Average Price is $28 or more and the Adjusted Exchange Ratio is accordingly used, the value of the shares of Bancorporation Common Stock received in exchange for each share of Great Northern will equal $104.88 and will not fluctuate.

                                The following table illustrates the application
                              of the Exchange Ratio and the Adjusted Exchange
                              Ratio:

                                                     MARKET VALUE OF
                                                  BANCORPORATION COMMON
          AVERAGE                               STOCK EXCHANGED FOR EACH
           PRICE           EXCHANGE RATIO          GREAT NORTHERN SHARE
            $20               3.7460                     $ 74.92
            21                3.7460                       78.67
            22                3.7460                       82.41
            23                3.7460                       86.16
            24                3.7460                       89.90
            25                3.7460                       93.65
            26                3.7460                       97.40
            27                3.7460                      101.14
            28                3.7460                      104.88
            --                ------                      ------

                               (table continued)

                29                3.6168                      104.88
                30                3.4963                      104.88
                31                3.3835                      104.88
                32                3.2778                      104.88

                                        If the application of the Exchange
                                        Ratio or the Adjusted Exchange Ratio
                                        would result in the right to receive
                                        a fraction of Bancorporation Common
                                        Stock, cash will be paid by
                                        Bancorporation to Great Northern
                                        stockholders in lieu of such
                                        fractional share.  If the Average
                                        Price is below $20, Great Northern
                                        has the right to terminate the
                                        Merger.  See "TERMS OF MERGER -
                                        Conversion of Great Northern Capital
                                        Stock into Bancorporation Capital
                                        Stock," "DESCRIPTION OF
                                        BANCORPORATION CAPITAL STOCK" and
                                        "COMPARISON OF BANCORPORATION AND
                                        GREAT NORTHERN CAPITAL STOCK."


         VALUE OF THE MERGER            As of December 21, 1993, based on
                                        the Exchange Ratio and the closing
                                        sales price of Bancorporation Common
                                        Stock as reported on NASDAQ on that
                                        date, the Merger had a per share
                                        value of $96.46 to holders of Great
                                        Northern Common Stock. The
                                        approximate total value of all of
                                        the Bancorporation Common Stock to
                                        be issued in the Merger as of
                                        December 21, 1993, equalled $48.5
                                        million. The total costs and
                                        expenses of the Merger to be
                                        incurred by Bancorporation and Great
                                        Northern are estimated to be
                                        approximately $777,500, not including
                                        certain other restructuring costs.


         EFFECTIVE TIME                 The Merger will be consummated after
                                        the adoption of the Merger Agreement
                                        by the requisite vote of the Great
                                        Northern stockholders, the receipt
                                        of the necessary regulatory
                                        approvals and the satisfaction or
                                        waiver of all other conditions to
                                        the consummation of the Merger
                                        specified by the Merger Agreement.
                                        The time that the Merger is
                                        consummated is referred to herein as
                                        the "Effective Time."  See "TERMS OF
                                        MERGER - Effective Time,"
                                        "Conditions to Merger," and
                                        "Regulatory Approvals." It is
                                        currently anticipated that the
                                        Merger will be consummated during
                                        the second quarter of 1994.

         TAX AND ACCOUNTING             Consummation of the Merger is
         TREATMENT                      conditioned upon the receipt by
                                        Bancorporation of an opinion of
                                        counsel to the effect that the
                                        Merger will constitute a tax-free
                                        reorganization under Section
                                        368(a)(1)(A) of the Internal Revenue
                                        Code.  Consummation of the Merger
                                        is also conditioned upon receipt
                                        by Bancorporation of a letter from
                                        its independent auditors that the
                                        Merger will be  accounted for as a
                                        "pooling-of-interests."  See "TERMS
                                        OF MERGER - Certain Federal Income
                                        Tax Consequences" and "Accounting
                                        Treatment of Merger."

         CONDITIONS                        In addition to those conditions
                                           listed above under "Tax and
                                           Accounting Treatment," consummation
                                           of the Merger is conditioned upon
                                           the adoption of the Merger Agreement
                                           by the requisite vote of the Great
                                           Northern stockholders; the receipt of
                                           all necessary approvals of the
                                           Merger from government regulatory
                                           agencies; the aggregate of
                                           fractional shares and shares subject
                                           to rights of dissenting shareholders
                                           shall not be more than 10% of the
                                           maximum number of shares of
                                           Bancorporation Common Stock; the
                                           absence of a material adverse change
                                           consolidated financial condition,
                                           in the results of operations, or
                                           business of Bancorporation or Great
                                           Northern; the truth and accuracy of
                                           the representations and warranties of
                                           each party as set forth in the
                                           Merger Agreement; the performance of
                                           obligations by each party; and
                                           certain other conditions.  See
                                           "TERMS OF MERGER - Conditions to
                                           Merger" and "Regulatory Approvals."


         RIGHT OF GREAT NORTHERN           Great Northern may terminate the
         TO TERMINATE MERGER               Merger Agreement if the Average
         AGREEMENT BASED UPON              Price is less than $20 per share.
         PRICE                             See ""TERMS OF MERGER - Waiver of
                                           Conditions, Amendment, or
                                           Termination of the Merger Agreement."

         NO SOLICITATION                   Great Northern has agreed that
                                           neither it nor any of its
                                           subsidiaries will solicit or
                                           initiate any offers from any person
                                           to acquire Great Northern or any of
                                           its subsidiaries or any  material
                                           amount of its assets or any of its
                                           equity securities.

BACKGROUND OF MERGER

         The capital problems of many savings associations and the long-term viability of the thrift industry received prominent media attention during the 1980s and early 1990s. Although the capital of Great Northern has met or exceeded all regulatory requirements for more than the past ten years, the media attention prompted the Board of Directors to evaluate the effect of the negative publicity on the business of Great Northern. In connection with such consideration, the directors generally discussed the future prospects of Great Northern, particularly in relation to the manner by which shareholder value could be maximized.

         In  1992,  the  directors  decided  to  retain  Trident
Financial Corporation, an investment banking firm experienced in the thrift industry ("Trident"), to assist them in the evaluation of such future prospects. As they reviewed their alternatives, including the option of remaining an independent community financial institution and the option of merging with another financial institution, the directors came to the conclusion that they could not make informed decisions about the viability of Great Northern's options without a meaningful investigation. As a result, the Board of Directors decided to conduct a confidential investigation of the possibility of pursuing a merger of Great Northern with another financial institution.

         In August 1992, therefore, the Board of Directors conducted through Trident a confidential inquiry into the possible interest of a limited number of entities in pursuing an acquisition of Great Northern. Due to a variety of factors, each of the entities contacted, including Bancorporation, declined to pursue the possibility. In view of such response, the Board of Directors elected to terminate all further inquiries and to focus exclusively on operating Great Northern in the future on a profitable basis.

         In the late spring of 1993, however, the Board of Directors decided to revisit the possibility of a merger with another financial institution. In July 1993, Trident again conducted a confidential inquiry into the possible interest of a number of entities in pursuing an acquisition of Great Northern. Following such inquiry, five of the entities contacted elected to conduct a due diligence review of the books and records of Great Northern. Upon the completion of such due diligence review, three of the entities, including Bancorporation, submitted on August 30, 1993, general proposals to the Board of Directors in respect of the acquisition of Great Northern.

         At lengthy meetings on September 2 and 8, 1993, the directors carefully reviewed each of the proposals. The Bancorporation proposal called for an exchange of Great Northern shares for Bancorporation Common stock at a proposed exchange ratio (the "Proposed Exchange Ratio") which was substantially similar to the Exchange Ratio. A second proposal offered an exchange of Great Northern shares for a combination of stock and cash. The aggregate value of such combination was substantially less than the aggregate value of the Bancorporation proposal.

         The third proposal initially called for the payment of cash for Great Northern shares in an amount approximately equal to the value of the Bancorporation proposal. Further discussions between Trident and the third proponent revealed, however, that the amount of cash which the third proponent intended to offer to the Great Northern shareholders was materially less than originally proposed.

         Following extensive review and discussion of the three proposals, the Board of Directors of Great Northern elected to pursue negotiations exclusively with Bancorporation. Such decision was based primarily on the perception by the directors of a material difference between the aggregate value of the Bancorporation proposal and the aggregate values of each of the two other proposals.

         As the terms and conditions of the transaction with Bancorporation were negotiated, the directors supervised the negotiation of material issues and reviewed the various drafts of the Merger Agreement. The progress of negotiations and the content of such drafts were considered in detail during extensive meetings of the Board of Directors on September 23 and 25, 1993.

         At the meeting on September 25, 1993, the directors focused on the one primary issue which then remained for negotiation and resolution. Such issue concerned the amount of Great Northern's unfunded pension liability, an actuarial deficiency present in many pension plans. Bancorporation and Great Northern could not reach an agreement on the total amount of such unfunded
liability.   Each of Great Northern and Bancorporation recognized, however, that the Proposed Exchange Ratio would have to be decreased if they reached agreement on the amount of such liability.

         After a lengthy discussion of the issue, the directors concluded that if Great Northern and Bancorporation reached such agreement and that if the agreed liability fell below a maximum amount established by the Board of Directors, then the terms and conditions of the draft Merger Agreement would provide for a transaction which was fair to and in the best interests of the Great Northern shareholders. If, however, such agreement could not be reached or if the agreed liability exceeded the maximum amount established, then negotiations with Bancorporation would have to be terminated.

         In connection with the September 25, 1993, meeting, the directors received the oral opinion of Trident that the Proposed Exchange Ratio, as adjusted within the parameters established by the Board of Directors, would be fair to the shareholders of Great Northern from a financial point of view. Accordingly, the Board of Directors approved the terms and conditions of the Merger Agreement and authorized the execution of the Merger Agreement subject to the resolution of the unfunded pension liability within the amount established by the Board of Directors.


        In the late afternoon of September 27, 1993, Great Northern and Bancorporation, after consultation with their actuaries, resolved the disagreement over the unfunded pension liability in a manner which did not exceed the maximum amount set by the Board of Directors. On September 28, 1993, Trident issued its preliminary written opinion that the Exchange Ratio and Adjusted Exchange Ratio were fair to the Great Northern shareholders from a financial point of view and the Merger Agreement was executed by Great Northern and Bancorporation.


REASONS FOR MERGER

         BANCORPORATION. After careful review and consideration, Bancorporation's Board of Directors has determined that the terms of the Merger are in the best interests of its stockholders. The Merger with Great Northern represents the continued realization of Bancorporation's long-standing philosophy of acquiring retail oriented financial institutions for continued customer growth. In addition, Bancorporation believes that it will realize earnings growth over the intermediate to long term as a result of the Merger through substantial cost savings from consolidating the operations of Great Northern.

         The Merger represents a continuation of Bancorporation's acquisition strategy of combining with banking institutions in Ohio and contiguous states where Bancorporation already has or intends to obtain a significant market position. The Merger will expand Bancorporation's existing operations in its major Northeastern Ohio market, providing both stronger market positions and opportunities to achieve efficiencies for the combined operations in that market. Bancorporation will draw on its experience with previous acquisitions in seeking to achieve an effective consolidation of Great Northern's operations with those of Bancorporation. See "BACKGROUND OF AND REASONS FOR MERGER - Reasons for Merger - Bancorporation."


         GREAT NORTHERN. After careful review and consideration, Great Northern's Board of Directors has determined that the terms of the Merger are fair to, and in the best interests of, Great Northern and its stockholders. Great Northern's directors believe that the Merger will provide significant value to all Great Northern stockholders and, at the same time, enable holders of Great Northern Common Stock to participate in the expanded opportunities for growth that the Merger will make possible. Accordingly, Great Northern's directors unanimously recommend that Great Northern stockholders vote FOR the Merger. See "BACKGROUND OF AND REASONS FOR MERGER - Reasons for Merger - Great Northern" and "Recommendation of Great Northern's Board of Directors." For information on the interests of certain members of Great Northern's Board of Directors and management in the Merger, see "TERMS OF MERGER - Interests of Great Northern Executive Officers and Directors."

GREAT NORTHERN SPECIAL MEETING

  MEETING DATE, TIME                The  Great  Northern  Special
  AND PLACE                         Meeting  will  be  held  on
                                    Tuesday, February 15, 1994, at
                                    9:30 a.m., local time, at Great
                                    Northern's offices at 1394
                                    Cleveland-Massillon Road, Copley,
                                    Ohio.  See "SPECIAL MEETING OF
                                    GREAT NORTHERN STOCKHOLDERS -
                                    Purpose of Meeting."

  PURPOSE OF MEETING                The purpose of the Great Northern
                                    Special Meeting is to vote on the
                                    adoption of the Merger Agreement.


  SHARES ENTITLED TO VOTE           Shares of Great Northern Common
                                    Stock are the only shares entitled
                                    to vote at the Special Meeting.

  REQUIRED VOTES TO ADOPT           The affirmative vote of the holders
  MERGER AGREEMENT                  of a majority of the outstanding
                                    shares of Great Northern Common
                                    Stock is required to adopt the
                                    Merger Agreement.

  SHARES OUTSTANDING AND            December 21, 1993, is the record
  RECORD DATE                       date for the Great Northern Special
                                    Meeting.  On such date, there
                                    were 418,520 shares of Great
                                    Northern Common Stock outstanding.
                                    Only Great Northern stockholders
                                    of record as of such date are
                                    entitled to notice of, and to vote at,
                                    the Great Northern Special Meeting.

  SHARES OWNED BY DIRECTORS,        As of December 21, 1993, Great
  OFFICERS AND AFFILIATES OF        Northern's directors and executive
  GREAT NORTHERN                    officers and their affiliates were
                                    entitled to cast 80,627 votes at
                                    the Great Northern Special Meeting,
                                    which represents 38.53% of the total
                                    number of votes necessary to
                                    approve the Merger.  Mr. Emil A.
                                    Voelz, Jr. and Mr. Darrell F. Terpe,
                                    each of whom is a director of
                                    Great Northern, have entered into
                                    agreements in their personal capacities
                                    with Bancorporation in which they have
                                    each agreed to vote their shares of
                                    Great Northern Common Stock for
                                    the adoption of the Merger Agreement.
                                    The total of the shares held by
                                    Messrs. Voelz and Terpe equal 21.42%
                                    of the total number of votes
                                    necessary to approve the Merger. See
                                    "SPECIAL MEETING OF GREAT
                                    NORTHERN STOCKHOLDERS - Vote Required."

  DISSENTERS' RIGHTS                Any stockholder of Great Northern
                                    who does not vote in favor of the
                                    approval of the Merger Agreement and
                                    who delivers a written demand for
                                    appraisal of such stockholder's
                                    shares in the manner provided by
                                    Section 1701.85 of the Ohio General
                                    Corporation Law (a copy of which is
                                    attached hereto as Appendix D),
                                    shall be entitled, if and when the
                                    Merger becomes effective, and upon
                                    strict compliance with certain
                                    procedures set forth in Section
                                    1701.85, to receive the fair cash value
                                    of the Great Northern Common Stock owned by such stockholder at the time and manner set forth herein. See
                                    "RIGHTS OF DISSENTING SHAREHOLDERS."

RECOMMENDATION OF DIRECTORS

         The Boards of Directors of Bancorporation and Great Northern unanimously have approved the Merger Agreement. The Board of Directors of Great Northern unanimously has recommended the adoption of the Merger Agreement by the Great Northern stockholders. Stockholder approval of the Merger is not required by the Bancorporation stockholders. See "BACKGROUND OF AND REASONS FOR MERGER - Recommendation of Great Northern's Board of Directors" and "TERMS OF MERGER - Conduct of Great Northern's Business Pending the Merger."

GREAT NORTHERN'S INVESTMENT BANKER'S OPINION

         Trident has delivered its written opinion to Great Northern's Board of Directors to the effect that, as of the date the Merger Agreement was signed and as of the date of this Prospectus and Proxy Statement, the terms of the Merger Agreement in respect of the Exchange Ratio and Adjusted Exchange Ratio are fair to the holders of Great Northern Common Stock from a financial point of view. A copy of the form of opinion of Trident dated as of the date of this Prospectus and Proxy Statement is attached hereto as Appendix B. The opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made and matters considered by Trident, and the limitations of the opinion. See also "BACKGROUND OF AND REASONS FOR MERGER - Opinion of Great Northern's Financial Advisor." Bancorporation did not retain the services of an investment banking company.

COMPARISON OF RIGHTS OF HOLDERS OF BANCORPORATION CAPITAL STOCK AND GREAT NORTHERN CAPITAL STOCK


         The rights of the holders of Great Northern Common Stock currently are governed by Ohio law, Great Northern's Articles of Incorporation, as amended, and Great Northern's Code of Regulations, as amended. At the Effective Time, Great Northern's stockholders (except holders who perfect dissenters' rights) will become Bancorporation shareholders and their rights will be governed thereafter by Ohio law and by Bancorporation's Amended and Restated Articles of Incorporation and its Amended Code of Regulations (as both further amended pursuant to the Merger Agreement filed as of the Effective Time).


         The rights of a holder of Great Northern Common Stock are similar in most respects to the rights of a holder of Bancorporation Common Stock. Bancorporation Common Stock, however, has associated rights which trade with the Common Stock, which arise pursuant to a Shareholders Rights Agreement ("Bancorporation Rights Agreement"), but which are not currently exercisable. Each share of Bancorporation Common Stock issued to stockholders of Great Northern in the Merger will be accompanied by one Bancorporation Right under the Bancorporation Rights Agreement. All references to the Bancorporation Common Stock in this Prospectus and Proxy Statement include the associated rights ("Bancorporation Rights"). See "COMPARISON OF BANCORPORATION AND GREAT NORTHERN CAPITAL STOCK."

MARKET PRICES


        Bancorporation Common Stock is included for quotation on NASDAQ. Great Northern Common Stock is not actively traded and has no established public market, although a brokerage firm made a limited market in its stock. The information presented in the table below sets forth the high and low sale prices as reported on NASDAQ for Bancorporation Common Stock on September 27, 1993 (the date preceding the public announcement of the Merger Agreement) and the last sale price known to Great Northern as of August 26, 1993, as reported by the brokerage firm making a limited market in its stock. In addition, the table indicates the high and low sale prices as reported on NASDAQ for Bancorporation Common Stock on December 21, 1993.

                                           BANCORPORATION           GREAT NORTHERN            EQUIVALENT
                                           COMMON                   COMMON                    VALUE
                                           STOCK                    STOCK                     PER SHARE(1)
Sale Prices, August 26, 1993
  High ..............................      $24.500(2)                 N/A                       N/A
  Low ...............................      $24.125(2)                 N/A                       N/A
  Last ..............................      $24.500(2)               $39.000                     N/A

Sale Prices, September 27, 1993
  High ..............................      $27.375                    N/A                     $102.547
  Low ...............................      $26.875                    N/A                     $100.674

Sale Prices, December 21, 1993
  High .............................       $26.500                    N/A                     $ 99.269
  Low ..............................       $25.750                    N/A                     $ 96.459

________________________
(1) The Equivalent Value Per Share is calculated by multiplying the high and low sale prices of Bancorporation Common Stock on such dates by the initial Exchange Ratio.

(2)  Adjusted for 2-for-1 stock split of August 30, 1993.

No assurance can be given as to the market price of shares of Bancorporation Common Stock if and when the Merger is consummated, or when the shares of Bancorporation Common Stock are actually issued.


SELECTED CONSOLIDATED FINANCIAL DATA


        The following table presents selected consolidated financial data for each of the five years in the period ended December 31, 1992, and the nine-month periods ended September 30, 1993 and 1992, for (a) Bancorporation on a historical basis, (b) Great Northern on a historical basis, and (c) Bancorporation and Great Northern on a pro forma combined basis. The results of operations for the nine-month periods ended September 30, 1993 and 1992 are unaudited. This table should be read in conjunction with the financial statements and other financial information of Bancorporation and Great Northern, respectively, included herein or incorporated herein by reference and the pro forma condensed consolidated combined financial information giving effect to the Merger included elsewhere in this Prospectus and Proxy Statement. THE PRO FORMA COMBINED INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE MERGER HAD BEEN CONSUMMATED IN THE PAST OR WHICH MAY BE OBTAINED IN THE FUTURE.

SELECTED  CONSOLIDATED FINANCIAL DATA

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                       YEARS ENDED DECEMBER 31,
                                            -----------------------    ----------------------------------------------
                                               1993         1992         1992      1991      1990      1989      1988
                                               ----         ----         ----      ----      ----      ----      ----
BANCORPORATION                                            (Dollars in thousands)
Income Statement Data:
  Net Interest Income                      $  138,278      133,463    179,979   151,908   140,523   137,405    124,787
  Provision for Loan Losses                     5,430       11,619     17,363    11,373    11,659     8,793      6,028
  Income before Cumulative Effect
    of Change in Accounting                    41,577       37,042     50,700    39,558    34,912    27,094     39,117
  Net Income                               $   41,577       37,042     50,700    39,558    34,912    27,094     40,399

Balance Sheet Data (period end):
  Assets                                   $3,955,418    3,776,728  3,916,198 3,765,739 3,722,137 3,618,017  3,542,776
  Deposits                                  3,378,466    3,229,102  3,384,113 3,438,306 3,229,177 3,125,950  3,099,860
  Loans                                     2,386,956    2,309,332  2,321,778 2,248,377 2,154,488 2,145,532  2,033,078
  Shareholders' Equity                        383,767      349,753    358,265   327,433   307,926   291,622    281,954

Capital Ratios:
   Shareholders' Equity
    to Total Assets                              9.70%        9.26%      9.15%     8.70%     8.27%     8.06%      7.96%

GREAT NORTHERN
Income Statement Data:
  Net Interest Income                      $    7,398        7,221      9,507     9,234      8,635     8,003     7,681
  Provision for Loan Losses                       102          262        294       454        320        99       258
  Income before Cumulative
    Effect of Change in Accounting              2,159        2,039      2,573     2,568      2,104     1,905     1,880
  Net Income                               $    2,352        2,039      2,573     2,568      2,104     1,905     1,880

Balance Sheet Data (period end):
  Assets                                   $  385,229      366,217    387,389   350,801    332,000   316,797   312,978
  Deposits                                    312,271      295,411    317,810   287,901    278,159   265,072   263,071
  Loans                                       231,897      211,279    209,260   228,609    254,444   254,908   249,869
  Shareholders' Equity                         27,360       25,277     25,611    23,799     21,867    20,270    18,697

Capital Ratios:
   Shareholders' Equity
    to Total Assets                              7.10%        6.90%      6.61%     6.78%      6.59%     6.40%     5.97%

PRO FORMA COMBINED
Income Statement Data:
  Net Interest Income                      $  145,676      140,684    189,486   161,142    149,158   145,408   132,468
  Provision for Loan Losses                     5,532       11,881     17,657    11,827     11,979     8,892     6,286
  Income before Cumulative
    Effect of Change in Accounting             43,929       39,081     53,273    42,126     37,016    28,999    40,997
  Net Income                               $   43,929       39,081     53,273    42,126     37,016    28,999    42,279

Balance Sheet Data (period end):
  Assets                                   $4,342,402    4,144,700  4,305,342 4,118,295  4,055,892 3,936,569 3,857,509
  Deposits                                  3,690,737    3,524,513  3,701,923 3,726,207  3,507,336 3,391,022 3,362,931
  Loans                                     2,618,853    2,520,611  2,531,038 2,476,986  2,408,932 2,400,440 2,282,947
  Shareholders' Equity                        412,882      376,785    385,631   352,987    331,548   313,674   302,406

Capital Ratios:
  Shareholders' Equity
  to Total Assets                                9.51%        9.09%      8.96%     8.57%      8.17%     7.97%     7.84%

COMPARATIVE PER SHARE DATA

        The following table sets forth per common share book value, market value, cash dividends paid, income before cumulative effect of change in accounting and net income of (a) Bancorporation on a historical basis, (b)
Bancorporation on a pro forma basis adjusted to give effect to the Merger as if the Merger had been effected for the period presented, (c) Great Northern on a historical basis, and (d) Great Northern on a pro forma equivalent basis for one share of Great Northern Common Stock as if converted to 3.7460 shares of Bancorporation Common Stock, in each case as adjusted for all applicable stock splits. The following information should be read in conjunction with the historical financial statements of Bancorporation and Great Northern included herein or incorporated by reference in this Prospectus and Proxy Statement and the pro forma condensed consolidated combined financial information giving effect to the Merger included elsewhere in the Prospectus and Proxy Statement.
See "AVAILABLE INFORMATION;" "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;"
"PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)" and "Appendix
E."  THE INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE
RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE MERGER HAD BEEN
CONSUMMATED IN THE PAST OR WHICH MAY BE OBTAINED IN THE FUTURE.




                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                  ----------------------         -----------------------------------------------
                                  1993         1992               1992     1991       1990       1989      1988
                                  ----         ----               ----     ----       ----       ----      ----
HISTORICAL PER SHARE DATA

BANCORPORATION
Net Income Per Common Share
  Before Cumulative Effect of
    Change in Accounting        $   1.65         1.47             2.02      1.58      1.39     1.08      1.56
Net Income Per Common Share         1.65         1.47             2.02      1.58      1.39     1.08      1.61
Cash Dividends Paid
  Per Common Share                  0.67         0.61             0.82      0.80      0.74     0.69      0.63
Book Value Per Common
  Share (at period end)            15.21        13.89            14.22     13.04     12.26    11.62     11.32

GREAT NORTHERN
Net Income Per Common Share
   Before Cumulative Effect of
     Change in Accounting          $4.67         4.56             5.74      5.88      5.02     4.54      4.48
Net Income Per Common Share         5.09         4.56             5.74      5.88      5.02     4.54      4.48
Cash Dividends Paid
  Per Common Share                  1.44         1.34             1.82      1.52      1.16     0.76      0.41
Book Value Per Common
  Share (at period end)            65.37        60.40            61.19     56.86     52.25    48.43     44.67

PRO FORMA COMBINED
Net Income Per Common Share
   Before Cumulative Effect of
     Change in Accounting          $1.62         1.45             1.97      1.56      1.37     1.07      1.52
Net Income Per Common Share         1.62         1.45             1.97      1.56      1.37     1.07      1.57
Cash Dividends Paid
   Per Common Share                 0.62         0.57             0.77      0.75      0.69     0.65      0.58
Book Value Per Common
   Share (at period end)           15.23        13.93            14.24     13.07     12.28    11.62     11.29

                                  NINE MONTHS ENDED
                                    SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                               ----------------------           ---------------------------------------------
                                  1993         1992             1992     1991       1990       1989      1988
                                  ----         ----             ----     ----       ----       ----      ----
EQUIVALENT PRO FORMA COMBINED
   PER GREAT NORTHERN SHARE
Net Income Per Common Share
 Before Cumulative Effect of
   Change in Accounting           $ 6.07       5.42              7.38     5.85     5.14       4.03      5.69
Net Income Per Common Share         6.07       5.42              7.38     5.85     5.14       4.03      5.87
Cash Dividends Paid
   Per Common Share                 2.32       2.12              2.87     2.79     2.58       2.42      2.18
Book Value Per Common
    Share (at period end)          57.05       52.17             53.35    48.97    46.02      43.54     42.30

                                  INTRODUCTION


      This Prospectus and Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Great Northern for use at the Great Northern Special Meeting. This Prospectus and Proxy Statement also serves as a Prospectus for the issuance of Bancorporation Common Stock upon the Effective Time. This Prospectus and Proxy Statement is being mailed to stockholders of Great Northern commencing on or about January 14, 1994.

      All information contained in this Prospectus and Proxy Statement relating to Bancorporation has been furnished by Bancorporation, and all information contained in this Prospectus and Proxy Statement relating to Great Northern has been furnished by Great Northern. The party furnishing any such information is responsible for the accuracy thereof.


                 SPECIAL MEETING OF GREAT NORTHERN STOCKHOLDERS

DATE, TIME, AND PLACE

      The Great Northern Special Meeting will be held on Tuesday, February 15, 1994, commencing at 9:30 a.m., local time, at Great Northern's office at 1394 Cleveland-Massillon Road, Copley, Ohio.

PURPOSE OF MEETING

      The purpose of the Great Northern Special Meeting is to consider and vote upon the adoption of the Merger Agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

      The close of business on December 21, 1993, has been fixed by the Board of Directors of Great Northern as the record date for the determination of holders of shares of Great Northern Common Stock entitled to notice of and to vote at, the Great Northern Special Meeting. As of December 21, 1993, there were approximately 418,520 shares of Great Northern Common Stock issued and outstanding, and held by approximately 257 stockholders of record. Holders of record of Great Northern Common Stock on the record date are entitled to one vote per share and are entitled to exercise dissenters rights. See "RIGHTS OF DISSENTING STOCKHOLDERS."

 VOTE REQUIRED

        The affirmative vote of the holders of a majority of the shares of Great Northern Common Stock outstanding on the record date is required to adopt the Merger Agreement. As of December 21, 1993, Great Northern's directors and executive officers and their affiliates were entitled to cast 80,627 votes at the Great Northern Special Meeting, representing 38.53% of the total number of
votes necessary to adopt the Merger Agreement.   Emil A. Voelz, Jr. and Darrell
F. Terpe, each of whom is a director of Great Northern, have entered into agreements in their personal capacities with Bancorporation in which they have agreed to vote their shares in favor of the Merger Agreement. As of December 21, 1993, Mr. Voelz and Mr. Terpe were entitled to cast votes at the Great Northern Special Meeting, representing 21.42% of the total number of votes necessary to adopt the Merger Agreement.

VOTING; SOLICITATION AND REVOCATION OF PROXIES

      A holder of Great Northern Common Stock may use the enclosed form of proxy to vote such stockholder's shares if he is unable to attend the Great Northern Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. Any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by notice of such revocation to the Secretary of Great Northern or by submitting a proxy having a later date, or by such person appearing at the Great Northern Special Meeting and voting in person. All proxies validly submitted and not revoked will be voted in the manner specified
therein.   If no specification is made, the proxies will be voted in favor of the adoption of the Merger Agreement.

      Great Northern will bear the cost of any solicitation of proxies from its stockholders. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire. Banks, brokerage houses, other institutions, nominees and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorizations for the execution of proxies. Officers and other employees of Great Northern and its subsidiaries, acting on Great Northern's behalf, may solicit proxies personally. Great Northern does not expect to pay any other compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. No such payment, however, will be made to any of Great Northern's subsidiaries acting through their nominees or acting as a fiduciary.


                      BACKGROUND OF AND REASONS FOR MERGER

BACKGROUND OF MERGER

      The capital problems of many savings associations and the long-term viability of the thrift industry received prominent media attention during the 1980s and early 1990s. Although the capital of Great Northern has met or exceeded all regulatory requirements for more than the past ten years, the media attention prompted the Board of Directors to evaluate the effect of the negative publicity on the business of Great Northern. In connection with such consideration, the directors generally discussed the future prospects of Great Northern, particularly in relation to the manner by which stockholder value could be maximized.

      In 1992, the directors decided to retain Trident to assist them in the evaluation of such future prospects. As they reviewed their alternatives, including the option of remaining an independent community financial institution and the option of merging with another financial institution, the directors came to the conclusion that they could not make informed decisions about the viability of Great Northern's options without a meaningful investigation. As a result, the Board of Directors decided to conduct a confidential investigation of the possibility of pursuing a merger of Great Northern with another financial institution.

      In August 1992, therefore, the Board of Directors conducted through Trident a confidential inquiry into the possible interest of a limited number of entities in pursuing an acquisition of Great Northern. Due to a variety or factors, each of the entities contacted, including Bancorporation, declined to pursue the possibility. In view of such response, the Board of Directors elected to terminate all further inquiries and to focus exclusively on operating Great Northern in the future on a profitable basis.

      In the late spring of 1993, however, the Board of Directors decided to revisit the possibility of a merger with another financial institution. In July 1993, Trident again conducted a confidential inquiry into the possible interest of a number of entities in pursuing an acquisition of Great Northern. Following such inquiry, five of the entities contacted elected to conduct a due diligence review of the books and records of Great Northern. Upon the completion of such due diligence review, three of the entities, including Bancorporation, submitted on August 30, 1993, general proposals to the Board of Directors in respect of the acquisition of Great Northern.

      At lengthy meetings on September 2 and 8, 1993, the directors carefully reviewed each of the proposals. The Bancorporation proposal called for an exchange of Great Northern shares for Bancorporation Common stock at a proposed exchange ratio (the "Proposed Exchange Ratio") which was substantially similar to the Exchange Ratio. A second proposal offered an exchange of Great Northern shares for a combination of stock and cash. The aggregate value of such combination was substantially less than the aggregate value of the Bancorporation proposal.

      The third proposal initially called for the payment of cash for Great Northern shares in an amount approximately equal to the value of the Bancorporation proposal. Further discussions between Trident and the third proponent revealed, however, that the amount of cash which the third proponent intended to offer to the Great Northern stockholders was materially less than originally proposed.

      Following extensive review and discussion of the three proposals, the Board of Directors of Great Northern elected to pursue negotiations exclusively with Bancorporation. Such decision was based primarily on the perception by the directors of a material difference between the aggregate value of the Bancorporation proposal and the aggregate values of each of the two other proposals.

      As the terms and conditions of the transaction with Bancorporation were negotiated, the directors supervised the negotiation of material issues and reviewed the various drafts of the Merger Agreement. The progress of negotiations and the content of such drafts were considered in detail during meetings of the Board of Directors on September 23 and 25, 1993.

      At the meeting on September 25, 1993, the directors focused on the one primary issue which then remained for negotiation and resolution. Such issue concerned the amount of Great Northern's unfunded pension liability, an actuarial deficiency present in many pension plans. Bancorporation and Great Northern could not reach an agreement on the total amount of such unfunded liability. Each of Great Northern and Bancorporation recognized, however, that the Proposed Exchange Ratio would have to be decreased if they reached agreement on the amount of such liability.

      After a lengthy discussion of the issue, the directors concluded that if Great Northern and Bancorporation reached such agreement and that if the agreed liability fell below a maximum amount established by the Board of Directors, then the terms and conditions of the draft Merger Agreement would provide for a transaction which was fair to and in the best interests of the Great Northern stockholders. If, however, such agreement could not be reached or if the agreed liability exceeded the maximum amount established, then negotiations with Bancorporation would have to be terminated.

      In connection with the September 25, 1993, meeting, the directors received the oral opinion of Trident that the Proposed Exchange Ratio, as adjusted within the parameters established by the Board of Directors, would be fair to the stockholders of Great Northern from a financial point of view. Accordingly, the Board of Directors approved the terms and conditions of the Merger Agreement and authorized the execution of the Merger Agreement subject to the resolution of the unfunded pension liability within the amount established by the Board of Directors.


        In the late afternoon of September 27, 1993, Great Northern and Bancorporation, after consultation with their actuaries, resolved the disagreement over the unfunded pension liability in a manner which did not exceed the maximum amount set by the Board of Directors. On September 28, 1993, Trident issued its preliminary written opinion that the Exchange Ratio and Adjusted Exchange Ratio were fair to the Great Northern stockholders from a financial point of view and the Merger Agreement was executed by Great Northern and Bancorporation.



REASONS FOR MERGER - BANCORPORATION

      After careful review and consideration, Bancorporation's Board of Directors unanimously concluded that the terms of the Merger were in the best interests of the stockholders of Bancorporation. The Merger with Great Northern continues Bancorporation's long-standing philosophy of acquiring retail-oriented financial institutions for continued customer growth closely related to its core banking business within Northern Ohio and contiguous states. The Merger will expand Bancorporation's existing banking and savings association operations in its major Northern Ohio markets, providing both stronger market positions and opportunities to achieve efficiencies for the combined operations in those markets.

      In approving the Merger, Bancorporation's Board of Directors reviewed a number of factors, including certain risks of the Merger, with a view to increasing stockholder value in the intermediate and long term. These factors included the reports of Bancorporation's management on the due diligence review of Great Northern and the strategic implications of the Merger. The strategic matters considered by Bancorporation's Board and management included the reports that the Merger will result in (a) anticipated cost savings attributable to consolidation of operations, increased efficiencies, economies of scale, and related factors, (b) improved positions in Bancorporation's major markets, and (c) a combined entity with increased financial resources. Certain risks of the Merger considered by Bancorporation's Board and management included Great Northern's loan quality, litigation, regulatory, and other legal contingencies, the uncertainties inherent in any combination of two companies, immediate book value and short term earnings dilution for Bancorporation Common Stock, and the effort that would be necessary to achieve the anticipated cost savings and enhanced income. Bancorporation believes that its prior experience in effecting successful mergers will assist it in achieving the anticipated cost savings. See "SUMMARY" and "BACKGROUND OF AND REASONS FOR MERGER."

      During the review process, Bancorporation's management believed it could achieve cost reductions over time through consolidating the operations of Great Northern, especially where those operations will overlap or become redundant, and by achieving greater efficiencies. See "TERMS OF MERGER - Conduct of Great Northern's Business Pending the Merger." The cost reductions are expected to result from consolidation of certain facilities, elimination of duplicate data processing and other corporate overhead, and consolidation of other operations. Bancorporation believes that the anticipated level of cost savings may be significant due to this being an "in-market" merger involving consolidations of overlapping and redundant operations. While Bancorporation believes that these anticipated cost reductions are realistic and achievable, no assurance can be given that the cost reductions, in fact, will be achieved, or will be achieved within the time frame planned by Bancorporation, or that any cost savings which are achieved will not be offset by declining revenues or other charges to earnings. In the event that such cost reductions are not achieved, or are not achieved within the time frame planned by Bancorporation, there would be a reduction, which, however, would not be material in amount, in Bancorporation's anticipated earnings on a combined basis after the Merger. See "SUMMARY."

      Immediately after the Effective Time, Bancorporation anticipates that, subject to the receipt of necessary regulatory approvals, it will merge Great Northern Savings with and into First National Bank of Ohio, and that this merger will facilitate the planned consolidation of the operations of Bancorporation and Great Northern.

REASONS FOR MERGER - GREAT NORTHERN

      The terms of the Merger and the Merger Agreement, including the exchange ratio of 3.7460 shares (subject to adjustment, see "TERMS OF MERGER - Conversion of Great Northern Capital Stock into Bancorporation Capital Stock") of Bancorporation Common Stock for each share of Great Northern Common Stock, were the result of arms-length negotiations between Great Northern and Bancorporation and their respective representatives. In the course of reaching its decision to approve the Merger and the Merger Agreement, the Board of Directors of Great Northern considered numerous factors, including the following:

      (a) Great Northern's prospects in an uncertain future environment for savings and loan associations;

      (b) economic conditions and prospects for the markets in which Great Northern operates, including competitive pressures in the financial services industry in general;

      (c) the prospect for higher dividends and market liquidity provided by Bancorporation Common Stock;

      (d) the business, results of operations, asset quality, and financial condition of Bancorporation; and

      (e) the opinion rendered by Trident to the effect that, as of September 28, 1993, the Exchange Ratio and Adjusted Exchange Ratio were fair to the holders of Great Northern Common Stock from a financial point of view. See "BACKGROUND OF AND REASONS FOR MERGER - Opinion of Great Northern's Financial Advisor."

OPINION OF GREAT NORTHERN'S FINANCIAL ADVISOR

      The full text of Trident's opinion dated as of the date of this Prospectus and Proxy Statement is attached as Appendix B to this Prospectus and Proxy Statement and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to Appendix
B. Great Northern stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations undertaken by Trident.


      In connection with rendering its opinion, Trident reviewed and analyzed, among other things, the following: (i) this Proxy Statement and Prospectus;
(ii) the Merger Agreement; (iii) certain publicly available information concerning Great Northern, including the audited financial statements of Great Northern for each of the years in the five-year period ended December 31, 1992, and Great Northern's unaudited financial statements for the nine-month periods ended September 30, 1992 and 1993; (iv) certain publicly available information concerning Bancorporation, including the audited financial statements of Bancorporation for each of the years in the three year period ended December 31, 1992 and Bancorporation's unaudited financial statements for the nine month periods ended September 30, 1992 and 1993; (v) certain other internal information, primarily financial in nature, concerning the business and operations of Great Northern and Bancorporation furnished to Trident by Great Northern and Bancorporation for purposes of its analysis; (vi) certain information supplied by Great Northern concerning the limited trading of, and the limited trading market for, Great Northern Common Stock; (vii) information with respect to the trading market for Bancorporation Common Stock; (viii) certain publicly available information with respect to other companies that Trident believed to be comparable to Great Northern and the trading markets for such other companies' securities; and (ix) certain publicly available information concerning the nature and terms of other transactions that Trident considered relevant to its inquiry. Trident also met with certain officers and employees of Great Northern and Bancorporation to discuss the foregoing as well as other matters Trident believed relevant to its inquiry.

      In Trident's review and analysis and in arriving at its preliminary opinion, Trident assumed and relied upon the accuracy and completeness of all of the financial and other information provided by Bancorporation and Great Northern, or that is publicly available, and did not attempt independently to verify any such information. Trident did not conduct a physical inspection of the properties or facilities of Great Northern or Bancorporation, nor did it make or obtain any independent evaluations or appraisals of any of such properties or facilities. Trident did not specifically evaluate Bancorporation's loan portfolio or the adequacy of Bancorporation's reserve for possible loan losses.

      In conducting the analysis and arriving at its preliminary opinion, Trident considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial condition and results of operations of Great Northern and Bancorporation, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for possible loan losses; (ii) the business prospects of Great Northern and Bancorporation; (iii) the economy in Great Northern's and Bancorporation's market areas; (iv) the historical and current market for Great Northern Common Stock and Bancorporation Common Stock and for the equity securities of certain other companies that Trident believed to be comparable to Great Northern and Bancorporation; and (v) the nature and terms of certain other acquisition transactions that Trident believed to be relevant. In addition, Trident considered the nature and extent of the process employed by Great Northern in pursuing the possible interest of Bancorporation in the Merger. Trident also took into account its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the thrift industry, its experience in connection with similar transactions, and its knowledge of securities valuation generally. Trident's opinion necessarily was based upon conditions as they existed and could be evaluated on September 28, 1993, and as of the date of this Prospectus and Proxy Statement.

      In connection with the opinion dated as of the date of this Prospectus and Proxy Statement, Trident performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

      The summary contained in this section does not purport to be a complete description of the presentations by Trident to Great Northern's Board of Directors or of the analyses performed by Trident. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Trident believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Trident report and opinion. In addition, Trident may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Trident's view of the actual value of Great Northern or the combined company. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

      In performing its analyses, Trident made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Great Northern or Bancorporation. The analyses performed by Trident are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Trident's analysis of the fairness of the Exchange Ratio and Adjusted Exchange Ratio to Great Northern's stockholders from a financial point of view and were provided to the Great Northern Board of Directors in connection with the delivery of Trident's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Trident's opinion and presentation to the Great Northern Board of Directors was one of many factors taken into consideration by the Great Northern Board of Directors in making its determination to approve the Merger Agreement.


      Trident, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwriting and valuations for corporate and other purposes. Trident has extensive experience with the valuation of financial institutions. Great Northern's Board of Directors selected Trident as its financial advisor because Trident is a nationally recognized investment banking firm specializing in financial institutions and because of its substantial experience in transactions similar to the Merger. Trident is not affiliated with either Great Northern or Bancorporation.

      For its services as financial advisor, Great Northern paid Trident a retainer of $25,000 and a fee of $50,000 upon execution of the Merger Agreement. An additional fee equal to 1.0% of the aggregate value of the Merger, less $75,000, will be payable to Trident upon consummation of the Merger. Great Northern has also agreed to reimburse Trident for its reasonable out-of-pocket expenses and to indemnify Trident against certain liabilities, including certain liabilities under federal securities laws.

      TRIDENT'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF GREAT NORTHERN ONLY AND ONLY TO THE EXCHANGE RATIO AND ADJUSTED EXCHANGE RATIO AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GREAT NORTHERN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE GREAT NORTHERN SPECIAL MEETING.

RECOMMENDATION OF GREAT NORTHERN'S BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS OF GREAT NORTHERN UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. See "TERMS OF MERGER - Conduct of Great Northern's Business Pending the Merger."

                                TERMS OF MERGER

      This portion of the Prospectus and Proxy Statement describes various aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement attached hereto as Appendix A and incorporated herein by reference. The stockholders of Great Northern are urged to read the Merger Agreement in its entirety.

GENERAL

      The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions (including, among other things, the adoption of the Merger Agreement by the stockholders of Great Northern and the receipt of all necessary regulatory approvals), Great Northern will be merged with and into Bancorporation at the Effective Time. The separate corporate existence of Great Northern will cease at the Effective Time, Bancorporation will be the surviving corporation in the Merger, the subsidiaries of Great Northern will be merged with subsidiaries of Bancorporation or become subsidiaries of Bancorporation, and the stockholders of Great Northern will become stockholders of Bancorporation. See "TERMS OF MERGER - Effective Time."

CONVERSION OF GREAT NORTHERN CAPITAL STOCK INTO BANCORPORATION CAPITAL STOCK


      CONVERSION OF GREAT NORTHERN COMMON STOCK. At the Effective Time, each share of Great Northern Common Stock then issued and outstanding (other than shares of Great Northern Common Stock (a) owned by Bancorporation for its own account, (b) held in the treasury of Great Northern, and (c) shares as to which dissenters' rights have been perfected) will be cancelled and exchanged for the right to receive 3.7460 shares of Bancorporation Common Stock, subject to adjustment. If the Average Price exceeds $28, then the Exchange Ratio will be adjusted to the number equal to the quotient of 104.88, divided by the Average Price. Cash will be paid in lieu of issuing any fractional share of Bancorporation Common Stock.


      If the Average Price is $28 or less and the Exchange Ratio is accordingly used to determine the number of shares of Bancorporation Common Stock to be issued in exchange for each common share of Great Northern, the value of the shares of Bancorporation Common Stock received by Great Northern stockholders in exchange for each Great Northern share will fluctuate up or down, depending upon the then current market value of Bancorporation Common Stock. If the Average Price is $28 or more and the Adjusted Exchange Ratio is accordingly used, the value of the shares of Bancorporation Common Stock received in exchange for each share of Great Northern will equal $104.88 and will not fluctuate.

      The following table illustrates the application of the Exchange Ratio and the Adjusted Exchange Ratio:

                                                                                   MARKET VALUE OF
                                                                                  BANCORPORATION COMMON
      AVERAGE                                                                   STOCK EXCHANGED FOR EACH
       PRICE                               EXCHANGE RATIO                         GREAT NORTHERN SHARE
           $20                                3.7460                                  $74.92
            21                                3.7460                                   78.67
            22                                3.7460                                   82.41
            23                                3.7460                                   86.16
            24                                3.7460                                   89.90
            25                                3.7460                                   93.65
            26                                3.7460                                   97.40
            27                                3.7460                                  101.14
            28                                3.7460                                  104.88
           ---                            ----------                              ----------
            29                                3.6168                                  104.88
            30                                3.4963                                  104.88
            31                                3.3835                                  104.88
            32                                3.2778                                  104.88

         If the application of the Exchange Ratio or the Adjusted Exchange Ratio would result in the right to receive a fraction of Bancorporation Common Stock, cash will be paid by Bancorporation to Great Northern stockholders in lieu of such fraction. See "TERMS OF MERGER - Conversion of Great Northern Capital Stock into Bancorporation Capital Stock;" "DESCRIPTION OF BANCORPORATION CAPITAL STOCK" and "COMPARISON OF BANCORPORATION AND GREAT NORTHERN CAPITAL STOCK."

         NO EFFECT ON BANCORPORATION COMMON STOCK. At the Effective Time, each share of Bancorporation Common Stock then issued and outstanding will continue to be one share of Bancorporation Common Stock.

         NO FRACTIONAL SHARES OF BANCORPORATION COMMON STOCK TO BE ISSUED. No fractional shares of Bancorporation Common Stock will be issued in the Merger. In lieu of fractional shares, each holder of shares of Great Northern Common Stock who otherwise would have been entitled to a fraction of a share of Bancorporation Common Stock, upon surrender of his certificates representing shares of Great Northern Common Stock, will be paid the cash value (without interest) of such fraction, which will be equal to such fraction multiplied by the average of the high and low sales prices of Bancorporation Common Stock as reported on NASDAQ on the trading day immediately preceding the Effective Time.

         MANNER OF EXCHANGING GREAT NORTHERN CERTIFICATES FOR BANCORPORATION CERTIFICATES. Bancorporation has selected First National Bank of Ohio as the exchange agent (the "Exchange Agent") to effect the exchange of certificates in connection with the Merger. Promptly after the Effective Time, the Exchange Agent will mail to each stockholder of record (other than holders of Great Northern Common Stock who have demanded and perfected dissenters' rights) a notice advising the holder of the effectiveness of the Merger, accompanied by a transmittal form (the "Transmittal Form"). The Transmittal Form will contain instructions with respect to the surrender of certificates representing Great Northern Common Stock to be exchanged for Bancorporation Common Stock (together with cash in lieu of any fractional share) and will specify that delivery will be effected, and risk of loss and title to such certificates will pass, only upon proper delivery of the certificates to the Exchange Agent.

         GREAT NORTHERN STOCK CERTIFICATES SHOULDNOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL A GREAT NORTHERN STOCKHOLDER HAS RECEIVED A TRANSMITTAL FORM AND SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY.

         RIGHTS OF HOLDERS OF GREAT NORTHERN STOCK CERTIFICATES PRIOR TO SURRENDER. Upon surrender to the Exchange Agent of certificates representing shares of Great Northern Common Stock, the holder thereof will be entitled to receive in exchange therefor a certificate(s) representing the appropriate number of shares of Bancorporation Common Stock to which such holder is entitled and cash in lieu of any fractional shares of Bancorporation Common Stock. Unless and until the certificates representing shares of Great Northern Common Stock are so surrendered, no dividend or other distribution declared or payable to holders of record of Bancorporation Common Stock as of any time subsequent to the consummation of the Merger will be paid to the holder of any such unsurrendered certificate, and such holder's other rights as a stockholder of Bancorporation (including, if applicable, the right to vote on any matter submitted to Bancorporation stockholders for their approval) will be suspended, unless Bancorporation otherwise consents for such period as it deems appropriate. Upon surrender of such certificates to the Exchange Agent, the former Great Northern stockholder will receive certificates representing the Bancorporation Common Stock into which such stockholder's shares of Great Northern Common Stock, as the case may be, were converted and the dividends or other distributions (without interest) that have theretofore become payable with respect to such Bancorporation Common Stock, and such stockholder's other rights as a stockholder will thereupon be restored.

         LOST CERTIFICATES. Any Great Northern stockholder who has lost or misplaced a certificate for any of his shares of Great Northern Common Stock should immediately contact James A. Hall, Secretary, at Great Northern at (216) 753-8411, and a written statement detailing the procedures to be followed for replacing the lost certificate will be mailed to the stockholder. Until a replacement certificate is obtained, the Great Northern stockholder will be unable to properly submit the Transmittal Form.

        TREATMENT OF STOCK OPTIONS OUTSTANDING UNDER GREAT NORTHERN EMPLOYEE STOCK OPTION PLANS. As of December 10, 1993, there were unexercised options outstanding under various employee stock option plans of Great Northern (collectively, the "Great Northern Option Plans") to purchase 84,000 shares of Great Northern Common Stock at prices varying from $18.80 to $22.99 per share. As of that date, all outstanding options to purchase shares of Great Northern Common Stock were exercisable. See "TERMS OF MERGER - Interests of Great Northern Executive Officers and Directors." On or before the Effective Time, it is assumed that all such options under the Great Northern Options Plans will be exercised by the holders thereof for shares of Great Northern Common Stock. In the event any of the options are not exercised by the Effective Time, they will lapse. Under the Merger Agreement, Great Northern has agreed not to grant additional options under the Great Northern Option Plans without the consent of Bancorporation.



CONDUCT OF BANCORPORATION'S BUSINESS PENDING THE MERGER

         The Merger Agreement requires Bancorporation (including its subsidiaries) to conduct its business, during the period from the date the Merger Agreement was signed until the Effective Time, in such a manner so as not to materially interfere with the ability to consummate the Merger, to delay the Effective Time or to have a material adverse effect upon the transaction.

CONDUCT OF GREAT NORTHERN'S BUSINESS PENDING THE MERGER

         GENERAL. The Merger Agreement requires Great Northern (including its subsidiaries) to conduct its business, during the period from the date the Merger Agreement was signed until the Effective Time, in the ordinary course substantially consistent with its practices in effect on the date the Merger Agreement was signed. In addition, the Merger Agreement restricts Great Northern from engaging in certain transactions during the interim period from the date the Merger Agreement was signed until the Effective Time, unless approved in writing by Bancorporation, including, among other things, (a) amending, repealing, or otherwise modifying the Articles of Incorporation or Code of Regulations of Great Northern, or comparable organizational documents of any of the subsidiaries of Great Northern, (b) entering into or increasing any loan or credit commitment to, or investing or agreeing to invest in, any person or entity if, after giving effect to such new or increased loan, commitment or investment, the aggregate loans, commitments and/or investments, on a consolidated basis, to such person or entity would exceed $250,000 without first consulting with Bancorporation or, in the case of persons or entities to which Great Northern and its subsidiaries have outstanding aggregate credit commitments, loans and/or investments exceeding $250,000, increasing or agreeing to increase the loan or credit commitment to such persons or entities, without first consulting with Bancorporation (except that Great Northern and its subsidiaries may honor contractual obligations in existence on the date of the Merger Agreement), (c) selling, assigning or disposing of certain of its significant assets to a third party or purchasing or acquiring certain significant assets from a third party, (d) entering into any transaction, agreement, or commitment outside the ordinary course of its business which is material to Great Northern and its subsidiaries taken as a whole, (e) issuing or selling any capital stock or other securities (with certain limited exceptions, including pursuant to the exercise of employee stock options outstanding on the date of the Merger Agreement), (f) acquiring beneficial ownership of more than 5% of any class of equity securities of any corporation,
(g) declaring a dividend, except for a regular quarterly cash dividend on Great Northern Common Stock not in excess of 48c. per share, or (h) adopting or amending (with certain limited exceptions) any of its employee compensation, bonus, or benefit plans or increasing the compensation or fringe benefits of any present or former director, officer, or employee or paying any bonus, compensation, or benefit not required by any existing plan or arrangement.

         NO SOLICITATION OF ALTERNATIVE ACQUISITION TRANSACTIONS. The Board of Directors of Great Northern is recommending unanimously that the holders of Great Northern Common Stock vote in favor of adoption of the Merger Agreement at the Great Northern Special Meeting. Great Northern has agreed that neither it nor any of its subsidiaries will solicit or initiate any offers from any other person to acquire Great Northern, any of its subsidiaries, any material amount of its assets or any of its equity securities.

         ADDITIONAL GREAT NORTHERN RESERVES, ACCRUALS, CHARGES, AND EXPENSES. The Merger Agreement provides that Bancorporation and Great Northern will consult and cooperate with each other prior to the Effective Time (a) to conform Great Northern's approach to determining the level of the allowance for loan losses to the approach used by Bancorporation, (b) to determine appropriate accruals, reserves and charges for Great Northern to establish and take in respect of excess facilities and equipment capacity, separation and release costs, write-down or write-off of various assets, and other appropriate accounting adjustments, taking into account Bancorporation's business plan following the Merger, and (c) to determine the amount and timing for recognizing, for financial accounting purposes, the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger. Great Northern will, on a basis mutually satisfactory to Great Northern and Bancorporation, establish and take all such reserves, accruals and charges and recognize, for financial accounting purposes, such expenses and charges, provided that all conditions to Bancorporation's and Great Northern's obligations to consummate the Merger have been satisfied or waived and that such reserves, accruals and changes are consistent with generally accepted accounting principles.

         The Merger Agreement provides that Bancorporation and Great Northern will cooperate with each other prior to the Effective Time to conform Great Northern's approach to determining the level of allowance for loan losses to the approach used by Bancorporation. The factors that have led Bancorporation to a determination that an increase in Great Northern's allowance for loan losses is necessary to conform Great Northern's loan accounting and allowance policies to those of Bancorporation are (a) differences in plans regarding ultimate recovery of certain loans, (b) differences in systematic approaches to loan grading and potential loss content of criticized loans, which is heavily dependent on underlying economic assumptions, and (c) difference in required level of unallocated allowance.

         It is the objective of Bancorporation and Great Northern that all such reserves, and a portion of the accruals, charges, and expenses, will be taken in the 1993 fiscal year or, in all events, not later than immediately prior to the Effective Time. See "SUMMARY;" "TERMS OF MERGER - Conditions to Merger." Great Northern is not required to take any such action that is not consistent with generally accepted accounting principles.

CONDITIONS TO MERGER

         CONDITIONS FOR BOTH BANCORPORATION AND GREAT NORTHERN.   The
obligations of each of Bancorporation and Great Northern to consummate the Merger are subject to the fulfillment or waiver of certain conditions, including, but not limited to, the following significant conditions:

         (a) the Merger Agreement shall have been adopted by the requisite vote of the stockholders of Great Northern;

         (b) there shall have been received all necessary approvals of the transactions contemplated by the Merger Agreement from governmental agencies (other than immaterial approvals), and such approvals shall not include any conditions or requirements which, in the reasonable opinion of the Board of Directors of Bancorporation, would have a Material Adverse Effect (as defined below) on the anticipated economic and business benefits to Bancorporation, taken as a whole;

         (c) the Registration Statement shall have been declared effective by the Securities and Exchange Commission and shall not be subject to a stop order;

         (d) Bancorporation shall have received a letter from Bancorporation's independent auditors, Coopers & Lybrand, stating that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment;

         (e) Bancorporation shall have received a written opinion from its legal counsel as to certain federal income tax consequences of the Merger; and

         (f) no temporary restraining order, injunction, or other order by any federal or state court or agency which enjoins or prohibits consummation of the Merger shall have been issued and remain in effect.

         CONDITIONS FOR BANCORPORATION. The obligation of Bancorporation to consummate the Merger is also subject to the fulfillment or waiver of additional conditions including, but not limited to, the following:

         (a) Great Northern shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed at or prior to the Effective Time;

         (b) the representations and warranties of Great Northern contained in the Merger Agreement shall be true and correct as of the Effective Time, except (among other exceptions) as expressly contemplated by the Merger Agreement and to the extent that the inaccuracy of Great Northern's representations or warranties, individually or in the aggregate, shall not have a Material Adverse Effect on Great Northern;

         (c) there shall not have been any change in the financial condition, results of operations, or business of Great Northern and its subsidiaries that either individually or in the aggregate would have a Material Adverse Effect on Great Northern, other than as a result of any action taken by Great Northern at the written request of Bancorporation pursuant to the Merger Agreement to establish specified additional reserves, accruals, charges, or expenses, and the consolidated net worth of Great Northern as of December 31, 1993 shall not be less than $27,400,000, as increased by $450,000 for each full quarter in 1994 before the Effective Time;

         (d) the aggregate of the fractional shares and of the shares of the holders of Great Northern Stock who have taken steps to perfect their rights as dissenting stockholders shall not be more than 10% of the maximum number of shares of Bancorporation Common Stock which could be issued in the Merger; and

         (e) receipt by Bancorporation of an opinion of Great Northern's legal counsel.

         CONDITIONS FOR GREAT NORTHERN. The obligation of Great Northern to consummate the Merger is also subject to the fulfillment or waiver of additional conditions including, but not limited to, the following:

         (a) Bancorporation shall have performed in all material respects all of its obligations contained in the Merger Agreement required to be performed at or prior to the Effective Time;

         (b) the representations and warranties of Bancorporation contained in the Merger Agreement shall be true and correct as of the Effective Time except (among other exceptions) as expressly contemplated by the Merger Agreement and to the extent that the untruthfulness or inaccuracy of Bancorporation's representations or warranties, individually or in the aggregate, shall not have a Material Adverse Effect on Bancorporation;

         (c) there shall not have been any change in the financial condition, results of operations, or business of Bancorporation and its subsidiaries that either individually or in the aggregate would have a Material Adverse Effect on Bancorporation; and

         (d) receipt by Great Northern of an opinion of Bancorporation's legal counsel.

         "Material Adverse Effect" is defined in the Merger Agreement to mean a material adverse effect (other than as a result of changes (1) in banking laws or regulations of general applicability or interpretations thereof by courts or governmental entities, (2) in generally accepted accounting principles, or (3) that should, under the circumstances, reasonably have been anticipated in light of disclosures made in certain reports filed with the Securities and Exchange Commission by Bancorporation prior to the date of the Merger Agreement or in writings delivered by one party to the other party prior to the date of the Merger Agreement) on the respective financial condition, results of operations, or business of Bancorporation and its subsidiaries, or Great Northern and its subsidiaries, as the case may be, taken as a whole, or on the ability of Bancorporation or Great Northern, as the case may be, to consummate the transactions contemplated by the Merger Agreement, provided that the effect of any action taken by Great Northern, at the written request of Bancorporation pursuant to the Merger Agreement to establish specified additional reserves, accruals, charges, or expenses shall not be taken into consideration in determining whether any Material Adverse Effect has occurred. See "TERMS OF MERGER - Conduct of Great Northern's Business Pending the Merger."

REGULATORY APPROVALS

         Consummation of the Merger is subject to and conditioned upon receipt by Bancorporation and Great Northern of all necessary and material regulatory approvals. Approvals must be obtained from the Board of Governors of the Federal Reserve System ("Federal Reserve"), the Office of the Comptroller of the Currency ("OCC"), the Office of Thrift Supervision ("OTS"), and the Ohio Division of Savings and Loan Associations ("Division"). Applications for these approvals have all been filed, but to date approvals have not been granted by any of the agencies. The Merger may not be consummated until all of these regulatory approvals are received and until the 30th day after approval is received from the later of the Federal Reserve or the OTS.

ACTIONS REQUIRED FOR REGULATORY APPROVAL

         MERGER AGREEMENT PROVISIONS. The Merger Agreement provides that each of Bancorporation and Great Northern shall use its diligent efforts to resolve any objections asserted with respect to the Merger by the Federal Reserve, the Department of Justice, any state banking or insurance entity, or any other governmental entity (including, without limitation, objections under any antitrust and banking laws). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, the Merger Agreement requires each of Bancorporation and Great Northern to use its diligent efforts to avoid the filing of, resist, or resolve such suit. Bancorporation and Great Northern must use their diligent efforts to take such action as may be required
(a) by the Federal Reserve Board, the Department of Justice, any state banking or insurance authority, or any other governmental entity in order to resolve such objections as any of them may have to the Merger, or (b) by any Federal or state court of the United States, in any suit brought by a private party or governmental entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order, which has the effect of preventing the consummation of the Merger.

         DIVESTITURES. Bancorporation does not anticipate that it will be required to divest assets and deposit liabilities now held by it or by Great Northern in order to obtain regulatory approvals for the Merger. "TERMS OF MERGER - Conditions to Merger."

WAIVER OF CONDITIONS, AMENDMENT, OR TERMINATION OF THE MERGER AGREEMENT

         WAIVER. The Merger Agreement provides that either Bancorporation or Great Northern may extend the time for the performance of the obligations of the other, waive any inaccuracies in the representations or warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, waive compliance with any of the conditions or covenants of the other party contained in the Merger Agreement, or waive or modify performance of any of the obligations of the other party under the Merger Agreement. Notwithstanding these provisions, the Merger cannot be completed unless the approvals of the Merger by the Federal Reserve, OCC, OTS and the Division, and certain other regulatory authorities are obtained and unless the stockholders of Great Northern adopt the Merger Agreement by the requisite affirmative vote. See "TERMS OF MERGER - Regulatory Approvals" and "SPECIAL MEETING OF GREAT NORTHERN STOCKHOLDERS - Vote Required."

         AMENDMENT. The Merger Agreement may be amended, either before or after its adoption by the stockholders of Great Northern, upon authorization by the respective Boards of Directors of Great Northern and Bancorporation. Any such amendment, however, made subsequent to the adoption of the Merger Agreement by the stockholders of Great Northern may not (a) alter the amount or change the form of the consideration contemplated by the Merger Agreement, or
(b) alter or change any of the terms of the Merger Agreement if such alteration or change would adversely affect the holders of Great Northern Common Stock.

         TERMINATION. The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after adoption of the Merger Agreement by the stockholders of Great Northern, under the following circumstances:


         (a) by the Boards of Directors of each of Bancorporation and Great Northern;


         (b) by the Board of Directors of either Bancorporation or Great Northern if the Merger shall not have been consummated on or before September 28, 1994;

         (c) by the Board of Directors of Great Northern if any of the conditions to Great Northern's obligation to consummate the Merger have not been met or waived by Great Northern at such time as such conditions can no longer be satisfied;

         (d) by the Board of Directors of Bancorporation if any of the conditions to Bancorporation's obligation to consummate the Merger have not been met or waived by Bancorporation at such time as such conditions can no longer be satisfied;

         (e) by the Board of Directors of either Bancorporation or Great Northern if any regulatory agency has denied approval of the Merger and neither Bancorporation nor Great Northern has timely filed a request for reconsideration or a petition seeking review of such order;

         (f) by the Board of Directors of Great Northern if the Average Price is less than $20.00; or

         (g) by the Board of Directors of either Bancorporation or Great Northern in the event of a material breach by the other party of any representation, warranty, covenant, or agreement contained in the Merger Agreement, which breach is not cured as soon as reasonably practicable after written notice thereof is given to the party committing such breach.

         EXPENSES. If the Merger Agreement is terminated by Bancorporation or Great Northern because of the material breach by the other party of any representation, warranty, covenant, undertaking, or restriction contained in the Merger Agreement and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking, or restriction contained in the Merger Agreement, then the breaching party shall pay all costs and expenses of the terminating party; provided, however, that if the Merger Agreement is terminated under other circumstances, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, will be paid by the party incurring such costs and expenses. If termination is due to a willful breach, the payment of expenses pursuant to the Merger Agreement shall not constitute the nonbreaching party's sole legal remedy.

EFFECTIVE TIME

         Upon satisfaction of all conditions under the Merger Agreement that have not been waived, Bancorporation and Great Northern will file appropriate certificates with the Secretary of State of the State of Ohio. The Merger will become effective when such filing has been made, whereupon Bancorporation will be the surviving corporation and the separate existence of Great Northern will cease. Delays in the completion of the Merger, however, could occur as a result of delays in obtaining the necessary regulatory approvals. The Merger Agreement may be terminated by the Board of Directors of either Bancorporation or Great Northern, whether before or after approval of the Merger by the stockholders of Great Northern, at any time on or after September 28, 1994.

         If not so terminated by either Board of Directors, the Effective Time will occur as promptly as practicable after the date all of the conditions to the Merger are satisfied or duly waived or at such other time and date as Bancorporation and Great Northern may agree. Bancorporation and Great Northern currently anticipate that the Merger will be completed during the second quarter of 1994. See "TERMS OF MERGER - Regulatory Approvals" and "Actions Required for Regulatory Approval."

INTERESTS OF GREAT NORTHERN EXECUTIVE OFFICERS AND DIRECTORS IN MERGER

         The executive officers and directors of Great Northern have certain interests in the Merger as a result of certain employment agreements, compensation plans and indemnification agreements, some of which contain provisions which are activated upon a "change of control" of Great Northern. Under such agreements and plans, a change of control either has occurred as a result of the execution of the Merger Agreement or will occur immediately prior to or at the Effective Time.


        EMPLOYMENT AGREEMENTS WITH SENIOR OFFICERS. Great Northern has entered into employment agreements with each of Emil A. Voelz, Jr., Frank D. Heckel, Gerald F. Hawkins, A. Edward Wilcox and Robert M. Critchfield ("Senior Officers"). Each such employment agreement provides the executive with certain protection in the event of a change of control of Great Northern. Under these agreements a change of control of Great Northern occurred on September 28, 1993, as the result of the execution of the Merger Agreement. As a result of this change of control, each Employment Agreement provides that in the event that the employment of the Senior Officer is terminated within one year after a change of control for any reason other than "cause," retirement or upon certain notice, or his position changes from its present capacity or circumstances, or there is a material reduction in the Senior Officer's responsibilities, authority or other benefits, Great Northern is required to pay to the Senior Officer an amount equal to the total of the present value of the product of three, multiplied by the Senior Officer's annual salary in effect at the time, less the costs of providing certain health care and pension benefits. Great Northern, however, is not obligated to pay any amount which is in excess of the then maximum amount which it could deduct for federal income tax purposes.


         Under the Merger Agreement, Bancorporation has agreed to assume the payment obligation of Great Northern under each of the employment agreements in consideration for certain agreements from each of the Senior Officers. These agreements include the resignation of the Senior Officers as officers and directors of Great Northern as of the Effective Time, a recognition of certain noncompetition provisions contained in the employment agreements and a release of Bancorporation from all claims. In addition, each of the Senior Officers has agreed to accept the full cash payment required by the employment agreements and to waive any right to health care and pension benefits. The maximum aggregate value of the payments under the employment agreements for all of the Senior Officers is approximately $1,528,000. This value was determined based on the assumptions that all such Senior Officers' employment would be terminated, that they would be entitled to the payment as of the Effective Time, and that all applicable limitations under the Internal Revenue Code would be imposed.

         STOCK OPTION PLANS. The following table sets forth, for each executive officer of Great Northern as of December 10, 1993, the number of shares of Great Northern Common Stock subject to options held by the executive officer under the 1987 Non-Qualified Stock Option Plan and the 1991 Non-Qualified Stock Option Plan:

                                           1987 Plan                1991 Plan
                                           ---------                ---------
         Emil A. Voelz, Jr.                 11,250                     10,000
         Frank D. Heckel                     5,550                      5,460
         Gerald F. Hawkins                   5,550                      5,460
         A. Edward Wilcox                    5,550                      5,460
         Robert M. Critchfield               4,200                      3,124
         James A. Hall                       3,300                      3,124
         Peter G. Geniatakis                 3,300                      3,124
         Jerilynn Ferguson                   3,300                      3,124
         Edward B. Schwiger                   -0-                       3,124
                                           -------                    -------
                                            42,000                     42,000
                                           =======                    =======

         All options were granted at the then fair market value as follows: the 1987 Plan - $18.80 per share; the 1991 Plan - $22.99 per share. Each of the 1987 Plan and 1991 Plan has a provision making all such options vested and currently exercisable upon a change of control. In the event any of the options are not exercised prior to the Effective Time, the options will lapse.

         INDEMNIFICATION. The Merger Agreement requires Bancorporation, for a period of three years after the Effective Time and to the fullest extent permitted by Ohio law, to indemnify, defend, and hold harmless each person who was on the date of the Merger Agreement or had been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director, officer, trustee, employee or agent of Great Northern or any Great Northern subsidiary or was serving at Great Northern's request in any such capacity for any other corporation or entity (collectively, the "Indemnitees") against any and all Losses (as defined in the Merger Agreement) arising out of, or relating to, any threatened, pending, or completed claims or other proceeding, by, on behalf of, in the right of, or against Great Northern or any of its subsidiaries or their affiliates, or by any present or former stockholder of Great Northern (collectively, "Claims"), for any Claim which is based upon, arises out of, or relates to the Merger, this Prospectus and Proxy Statement, the Merger Agreement, any of the transactions contemplated by the Merger Agreement, the events leading up to the execution of the Merger Agreement, any statement, recommendation or solicitation related to the Merger or Merger Agreement, and any breach of duty in connection with the foregoing.


         In 1988 and 1989, Great Northern entered into separate indemnification agreements with its executive officers and directors. The indemnification agreements provide that if the party to the agreement acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Great Northern and if, with respect to any criminal matter, the party had no reason to believe the conduct was unlawful, Great Northern would indemnify such party against expenses and amounts paid in connection with claims related to the services by such party to Great Northern. While the expenses incurred by the party are to be paid by Great Northern promptly as incurred by the party, the party must repay such expenses only if unsuccessful on the merits of the claim and only if either the party failed to cooperate reasonably with Great Northern concerning the claim or if it is proved by clear and convincing evidence that the party's actions were taken with a deliberate intent to cause injury to Great Northern or undertaken with reckless disregard for the best interest of Great Northern. In accordance with the Merger Agreement, Bancorporation has agreed to assume the obligations of Great Northern under the indemnification agreements.


         In enforcing their rights under the Merger Agreement, (a) each of the parties to an indemnification agreement with Great Northern will be entitled to the procedures and the benefits set forth in such indemnification agreement, and (b) each of the Indemnitees will be entitled to the procedures and the benefits available pursuant to Article Sixth of Bancorporation's Amended and Restated Articles of Incorporation or Ohio law. If a party is covered by both the Merger Agreement and an indemnification agreement, such party can elect which form of indemnification such party prefers.

         DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Bancorporation has agreed to maintain Great Northern's directors and officers' liability insurance in full force and effect without reduction of coverage for a period of 18 months after the Effective Time.

RELEASE PAY FOR EMPLOYEES OF GREAT NORTHERN


        Bancorporation has agreed to provide compensation to any Great Northern employee who is not employed by Bancorporation or whose employment is terminated by Bancorporation within 150 days after the Effective Time, unless the termination of employment is for cause. Payment is conditioned upon receipt from such person of a release of matters relating to employment and termination. The amount payable will be calculated as follows: (i) all such Great Northern employees will receive a minimum of four weeks of salary (net of taxes), and (ii) all such employees of Great Northern with more than two years of service will receive two weeks of salary (net of taxes) for each full year of service up to a maximum payment of 26 weeks of salary. The total payments under this provision to all such employees, however, cannot exceed $650,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Bancorporation will receive an opinion of Brouse & McDowell as of the Effective Time substantially to the effect that the federal income tax consequences of the Merger will be as follows:

         (a) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

         (b) no gain or loss will be recognized by Bancorporation as a result of the consummation of the Merger,

         (c) no gain or loss will be recognized by a stockholder of Great Northern upon the exchange of the shares of Great Northern Common Stock for Bancorporation Common Stock (including the Bancorporation Rights) pursuant to the Merger, except that gain or loss will be recognized by a stockholder of Great Northern Common Stock on receipt of cash in lieu of a fractional share interest in Bancorporation Common Stock; and

         (d) a stockholder of Great Northern who receives cash in lieu of a fractional interest in Bancorporation Common Stock will be treated as if the fractional share were distributed as part of the exchange and then as having received a cash distribution in redemption of such fractional share, resulting in gain or loss upon receipt of such cash taxed as provided in Section 302 of the Internal Revenue Code.

         The above tax opinion will be given solely to Bancorporation and will be based upon certain customary representations and assumptions referred to in the opinion letter and will be expressly contingent upon satisfaction of the continuity of interest requirement of the Treasury Regulations. This requirement will be satisfied if the stockholders of Great Northern receive and retain Bancorporation Common Stock equal in value, as of the effective date of the Merger, to at least 50% of the value of all of the formerly outstanding shares of Great Northern Common Stock, as of that date. The management of Great Northern has advised Bancorporation that, to the best of its knowledge, there is no plan or intention on the part of the Great Northern stockholders to sell, exchange, or otherwise dispose of Bancorporation Common Stock received in the Merger that would result in failure to satisfy the continuity of interest requirement. It is a condition to consummation of the Merger that Bancorporation receive the above tax opinion as of the Effective Time.

         In addition, any cash payment to a stockholder who exercises his dissenter's rights will be a taxable transaction. Any cash payment received by a dissenting holder of Great Northern Stock who has perfected appraisal rights in exchange for such holder's shares will be treated as having been received as a distribution in redemption of such holder's shares the consequences of which will be determined in accordance with Section 302 of the Internal Revenue Code.

THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS BASED UPON CURRENT LAW. SUCH DISCUSSION MAY NOT BE APPLICABLE TO A GREAT NORTHERN STOCKHOLDER WHO ACQUIRED SHARES OF GREAT NORTHERN COMMON STOCK PURSUANT TO THE EXERCISE OF A STOCK OPTION OR OTHERWISE AS COMPENSATION. BECAUSE EACH STOCKHOLDER'S TAX CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT HIS OWN TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND OTHER TAX LAWS AND ANY PROPOSED CHANGES IN SUCH TAX LAWS.

ACCOUNTING TREATMENT OF MERGER


        It is anticipated that the Merger, if completed as proposed, will qualify as a pooling-of-interests for accounting and financial reporting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Great Northern will be combined with those of Bancorporation and carried forward at book values. In addition, the statements of operations of Great Northern will be combined with the statements of operations of Bancorporation on a retroactive basis. The obligation of Bancorporation to consummate the Merger is conditioned, among other matters, upon its receipt of a letter from Coopers & Lybrand, independent auditors, that the Merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles. See "PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)."

RESALES OF BANCORPORATION COMMON STOCK RECEIVED IN MERGER

         The Bancorporation Common Stock that will be issued if the Merger is consummated will have been registered under the Securities Act and will be freely transferable, except for shares received by persons, including directors and executive officers of Great Northern, who may be deemed to be affiliates of Great Northern, as that term is used in (i) paragraphs (c) and (d) of Rule 145 promulgated under the Rules and Regulations of the Securities Act, and/or (ii) Accounting Series Releases 130 and 135, as amended, of the Commission. Affiliates may not sell their Bancorporation Common Stock acquired pursuant to the Merger, except (x) pursuant to an effective registration statement under the Securities Act covering those shares, (y) in compliance with Rule 145, or
(z) in the opinion of counsel reasonably satisfactory to Bancorporation, pursuant to another applicable exemption from the registration requirements of the Securities Act. This Prospectus and Proxy Statement does not cover any resales of Bancorporation Common Stock received by affiliates of Bancorporation or Great Northern. Forms of the agreements of the affiliates of Bancorporation and Great Northern are set forth as exhibits to the Merger Agreement, which is attached hereto as Appendix A.

BANCORPORATION'S ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

         The Amended and Restated Articles of Incorporation of Bancorporation currently in effect will be the articles of incorporation of Bancorporation as the surviving corporation after the Merger. The Code of Regulations of Bancorporation in effect immediately prior to the Merger will be the Regulations of Bancorporation after the Merger.


                       RIGHTS OF DISSENTING STOCKHOLDERS

GREAT NORTHERN STOCKHOLDERS

         Holders of Great Northern Common Stock who so desire are entitled to relief as dissenting stockholders under Section 1701.84 of the Ohio Revised Code. A stockholder of Great Northern, however, will be entitled to such relief only if he complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary does not purport to be a complete statement of the method of compliance with Section 1701.85 and is qualified in its entirety by reference to the copy of Section 1701.85 attached hereto as Appendix D.

         A Great Northern stockholder who wishes to perfect his rights as a dissenting stockholder in the event the Merger Agreement is adopted:

         (a) must have been a record holder of the Great Northern Common Stock as to which he seeks relief as of the date fixed for the determination of stockholders entitled to notice of the Great Northern Special Meeting;

         (b) must not have voted his Great Northern Common Stock in favor of adoption of the Merger Agreement; and

         (c) must deliver to Great Northern, not later than 10 days after the Great Northern Special Meeting, a written demand for payment of the fair cash value of the shares as to which he seeks relief. This written demand must state the name of the stockholder, his address, the number of shares as to which he seeks relief, and the amount claimed as the fair cash value thereof.

         A vote against adoption of the Merger Agreement will not satisfy the requirements of a written demand for payment as described in clause (c) of the immediately preceding paragraph. Any written demand for payment should be mailed or delivered to: Great Northern Financial Corporation, 524 West Park Avenue, Barberton, Ohio 44203, Attention: James A. Hall. As the written demand must be delivered within the 10-day period following the Great Northern Special Meeting, it is recommended, although not required, that a stockholder using the mails should use certified or registered mail, return receipt requested, to confirm that he has made a timely delivery.

         If Great Northern sends the dissenting stockholder, at the address specified in his demand, a request for the certificate(s) representing his shares, the stockholder must deliver the certificate(s) to Great Northern within 15 days of the sending of such request. Great Northern may endorse the certificate(s) with a legend to the effect that the stockholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the stockholder's rights as a dissenting stockholder. Great Northern must notify the stockholder of its election to terminate his rights as a dissenting stockholder within 20 days after the lapse of the 15 day period.

         Unless the dissenting stockholder and Great Northern shall agree on the fair cash value per share of Great Northern Common Stock as to which relief is sought, either may, within three months after the service of the written demand by the stockholder, file a petition in the Court of Common Pleas of Summit County, Ohio. If the court finds that the stockholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value will be determined as of the day prior to the Great Northern Special Meeting, will be the amount a willing seller and willing buyer would accept or pay with neither being under compulsion to sell or buy, will not exceed the amount specified in the stockholder's written demand, and will exclude any appreciation or depreciation in market value resulting from the Merger. The court shall make a finding as to the fair cash value of a share and render judgment against Great Northern for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting stockholder will terminate if (a) he has not complied with Section 1701.85 of the Ohio Revised Code, unless Great Northern by its Board of Directors waives such failure, (b) Great Northern abandons or is finally enjoined or prevented from carrying out, or the stockholders of Great Northern rescind their adoption of, the Merger, (c) the dissenting stockholder withdraws his written demand, with the consent of Great Northern by its Board of Directors, or (d) Great Northern and the dissenting stockholder shall not have agreed upon the fair cash value per share of Great Northern Common Stock and neither shall have timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares. For a discussion of the tax consequences to a stockholder exercising dissenters' rights, see "TERMS OF MERGER - Certain Federal Income Tax Consequences."

         Because a proxy which does not contain voting instructions will, unless revoked, be voted for adoption of the Merger Agreement, a Great Northern stockholder who wishes to exercise his dissenters' rights must either not sign and return his proxy or, if he signs and returns his proxy, vote against or abstain from voting on the adoption of the Merger Agreement.


         PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

         The financial information on the following pages presents (a) the historical combined balance sheets of both Bancorporation and Great Northern at September 30, 1993 and the pro forma condensed combined balance sheet as of September 30, 1993, giving effect to the Merger as if it had occurred on that date; and (b) the historical condensed combined statements of income of both Bancorporation and Great Northern and the pro forma condensed combined statements of income for the nine months ended September 30, 1993 and 1992, and the years ended December 31, 1992, 1991 and 1990, giving effect to the Merger as if it had occurred at January 1, 1992, 1991 and 1990. THE PRO FORMA INFORMATION PRESENTED BELOW IS NOT NECESSARILY INDICATIVE OF THE RESULTS WHICH ACTUALLY WOULD HAVE BEEN OBTAINED IF THE MERGER HAD BEEN CONSUMMATED IN THE PAST OR WHICH MAY BE OBTAINED IN THE FUTURE.


FIRST BANCORPORATION OF OHIO
PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)(1)
SEPTEMBER 30, 1993
(DOLLARS IN THOUSANDS)
                                                                            GREAT
                                                    FIRST                 NORTHERN         PRO FORMA
                                                BANCORPORATION            FINANCIAL        ADJUSTMENTS         PRO FORMA
                                                    OF OHIO              CORPORATION       DR/(CR)(2)          COMBINED
                                                ---------------          -----------       ----------          ---------
ASSETS
    Cash and due from banks                       $  206,568                   3,532             1,755          211,855
    U.S. government and its agencies                 945,181                 128,410               -          1,073,591
    State and municipal obligations                  152,579                                                    152,579
    Other securities                                  89,673                  13,418               -            103,091
    Federal funds sold and securities
      purchased under agreement to resell             52,785                     600               -             53,385
    Loans (net of unearned income)                 2,386,956                 231,897               -          2,618,853
    Less: Allowance for loan and lease
      losses                                         (31,169)                   (576)              -            (31,745)
    Premises and equipment                            69,339                   1,525               -             70,864
    Other assets                                      83,506                   6,423               -             89,929
                                                  ----------                --------            ------       ----------
         Total assets                             $3,955,418                 385,229             1,755        4,342,402
                                                  ==========                 =======            ======        =========

LIABILITIES
    Non-interest bearing deposits                 $  631,632                    -                  -            631,632
    Interest-bearing deposits                      2,746,834                 312,271               -          3,059,105
                                                  ----------                 -------            ------        ---------
         Total deposits                            3,378,466                 312,271               -          3,690,737

    Federal funds purchased and securities
      sold under agreements to repurchase
      and other borrowings                           150,395                  40,245               -            190,640
    Interest, taxes and other liabilities             42,790                   5,353               -             48,143
                                                  ----------                --------            ------       ----------
         Total liabilities                         3,571,651                 357,869               -          3,929,520
                                                  ----------                 -------            ------        ---------

CAPITAL
    Shareholders' equity:
      Preferred stock                                   -                       -                  -               -
      Common stock                                    83,043                     700            (1,755)          85,498
      Retained earnings                              300,724                  26,660               -            327,384
                                                  ----------                 -------            ------        ---------
         Total equity capital                        383,767                  27,360            (1,755)         412,882
                                                  ----------                 -------            ------        ---------

         Total liabilities and equity capital     $3,955,418                 385,229            (1,755)       4,342,402
                                                  ==========                 =======            ======        =========


_______________________

(1) The Pro Forma Condensed Combined Balance Sheet assumes the issuance of 1,882,440 shares of First Bancorporation of Ohio Common Stock in exchange for all of the outstanding shares and outstanding options of Great Northern Financial Corporation Common Stock. This assumes an exchange ratio of 3.746 shares of First Bancorporation of Ohio Common Stock for each share of Great Northern Financial Corporation Common Stock.

(2) Represents cash received from the exercise of Great Northern Financial Corporation outstanding stock options.


                   PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                               NINE MONTHS ENDED SEPTEMBER 30,

                                                        1993                                  1992

                                         ---------------------------------     --------------------------------
                                          FIRST          GREAT                 FIRST         GREAT
                                          BANCOR-      NORTHERN      PRO       BANCOR-     NORTHERN      PRO
                                          PORATION     FINANCIAL   FORMA       PORATION    FINANCIAL   FORMA
                                          OF OHIO        CORP     COMBINED     OF OHIO       CORP     COMBINED
INTEREST INCOME:
Interest and fees on loans                 $150,972     13,761     164,733      158,095     15,574      173,669
Interest on investment securities            56,841      6,154      62,995       62,090      6,060       68,150
Interest on federal funds sold                1,824         41       1,865        2,277        228        2,505
                                           --------    -------     -------     --------    -------      -------
    Total interest income                   209,637     19,956     229,593      222,462     21,862      244,324
                                           --------     ------     -------      -------     ------      -------

INTEREST EXPENSE:
Interest on deposits                         68,598     10,352      78,950       85,783     12,276       98,059
Interest on securities sold
 under agreements to repurchase
 and other borrowings                         2,761      2,206       4,967        3,216      2,365        5,581
                                           --------    -------     -------      -------     ------      -------
    Total interest expense                   71,359     12,558      83,917       88,999     14,641      103,640
                                           --------    -------     -------      -------     ------      -------

NET INTEREST INCOME                         138,278      7,398     145,676      133,463      7,221      140,684
Provision for loan losses                     5,430        102       5,532       11,619        262       11,881
                                           --------    -------     -------      -------     ------      -------
Net interest income after provision
   for loan losses                          132,848      7,296     140,144      121,844      6,959      128,803
Other income                                 41,206        915      42,121       37,446        961       38,407
Other expense                               113,185      5,167     118,352      105,899      4,847      110,746
                                           --------    -------     -------      -------     ------      -------

Income before income taxes,
   and cumulative effect of
   a change in accounting                    60,869      3,044      63,913       53,391      3,073       56,464
Income taxes                                 19,292        885      19,984       16,349      1,034       17,383
                                           --------    -------     -------      -------     ------      -------

Income before cumulative effect
    of a change in accounting                41,577      2,159      43,929       37,042      2,039       39,081
Cumulative effect of a change
    in accounting                            -             193        -           -           -          -
                                           --------    -------     -------      -------     ------      -------

Net income                                 $ 41,577      2,352      43,929       37,042      2,039       39,081
                                           ========     ======     =======      =======     ======      =======

Net income per common share before
    cumulative effect of a
    change in accounting                         -        4.67                      -          -
                                           ========       ====                   ======     ======
Net income per common share                $   1.65       5.09                     1.47       4.56
                                           ========       ====                     ====       ====
Pro forma net income per
    common share, conversion ratio
    of 3.746                                                      $1.62                               1.45
                                                                  =====                               ====

(1) The cumulative effect of a change in accounting for Great Northern Financial Corporation in 1993 is reclassified in income taxes in the 1993 Pro Forma Combined column based upon the immateriality of the change.


                   PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (UNAUDITED)

                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                              YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------

                                            1992                           1991                                 1990

                                -----------------------------  ---------------------------  ----------------------------
                                 FIRST     GREAT                FIRST     GREAT               FIRST     GREAT
                                BANCOR-   NORTHERN     PRO     BANCOR-   NORTHERN     PRO     BANCOR-  NORTHERN    PRO
                                PORATION  FINANCIAL   FORMA    PORATION  FINANCIAL   FORMA   PORATION  FINANCIAL  FORMA
                                OF OHIO     CORP     COMBINED  OF OHIO     CORP    COMBINED  OF OHIO    CORP    COMBINED
                                ----------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans       $209,524   20,252    229,776   219,638    24,305  243,943  230,730    25,677    256,407
Interest on investment
  securities                       82,248    8,178     90,426    88,025     7,115   95,140   82,709     5,069     87,778
Interest on federal funds
  sold                              3,112      283      3,395     7,910       395    8,305   13,017       600     13,617
                                 -------- --------  ---------   -------   ------- --------  -------   -------    -------
    Total interest income         294,884   28,713    323,597   315,573    31,815  347,388  326,456    31,346    357,802
                                  -------  -------    -------   -------    ------  -------  -------    ------    -------

INTEREST EXPENSE:
Interest on deposits              110,656   16,051    126,707   156,495    19,481  175,976  174,538    20,190    194,728
Interest on securities sold
  under agreements to
  repurchase and other
  borrowings                        4,249    3,155      7,404     7,170     3,100   10,270   11,395     2,521     13,916
                                 --------   ------   --------  --------    ------  -------  -------    ------    -------
     Total interest expense       114,905   19,206    134,111   163,665    22,581  186,246  185,933    22,711    208,644
                                  -------   ------    -------   -------    ------  -------  -------    ------    -------

NET INTEREST INCOME               179,979    9,507    189,486   151,908     9,234  161,142  140,523     8,635    149,158
Provision for loan losses          17,363      294     17,657    11,373       454   11,827   11,659       320     11,979
                                  -------   ------    -------   -------    ------  -------  -------    ------    -------
Net interest income
  after provision
  for loan losses                 162,616    9,213    171,829   140,535     8,780  149,315  128,864     8,315    137,179
Other income                       50,792    1,159     51,951    44,575     1,121   45,696   38,264       648     38,912
Other expense                     140,314    6,476    146,790   130,137     5,993  136,130  121,059     5,687    126,746
                                 --------   ------    -------   -------    ------  -------  -------     -----    -------
Income before income
  taxes                            73,094    3,896     76,990    54,973     3,908   58,881   46,069     3,276     49,345

Income taxes                       22,394    1,323     23,717    15,415     1,340   16,755   11,157     1,172     12,329
                                 --------   ------    -------   -------    ------   ------  -------    ------    -------

Net income                       $ 50,700    2,573     53,273    39,558     2,568   42,126   34,912     2,104     37,016
                                 ========   ======    =======   =======    ======  =======  =======    ======    =======


Net income per common
  share                             $2.02     5.74                 1.58      5.88              1.39      5.02
                                    =====     ====                 ====      ====              ====      ====
Pro forma net income
  per common share,
  conversion ratio of 3.746                             $1.97                         1.56                          1.37
                                                        =====                         ====                          ====


                           BUSINESS OF BANCORPORATION

OVERVIEW

         First Bancorporation of Ohio is a bank holding company organized in 1981 under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956, as amended. At September 30, 1993, Bancorporation had total consolidated assets of approximately $3.9 billion and total shareholder equity of $383.8 million. Although principally a regional banking organization, Bancorporation's subsidiaries provide a wide range of banking, fiduciary and financial services to corporate, institutional and individual customers throughout Northern Ohio and Southern Florida. At September 30, 1993, Bancorporation's subsidiaries operated 141 full service offices and 129 automated teller machines located in 15 counties in the States of Ohio and Florida.

         Bancorporation's principal business consists of owning and supervising its subsidiaries which primarily operate in Ashtabula, Cuyahoga, Erie, Geauga, Knox, Lake, Lorain, Medina, Portage, Richland, Stark, Summit and Wayne Counties, Ohio. Bancorporation directs the overall policies and financial resources of the subsidiaries, but the day-to-day affairs, including lending practices, services, and interest rates, are managed by their own officers and directors, some of whom are also officers and directors of Bancorporation. Through Bancorp Trust Company, N.A., with its principal office in Naples, Florida, Bancorporation offers trust services to customers throughout Southern Florida. FBOH Credit Life Insurance Company was formed in 1985 to engage in underwriting of credit life and credit accident and health insurance directly related to the extension of credit by the Banks to their customers. At September 30, 1993, Bancorporation and its subsidiaries had approximately 2,800 full and part-time employees.

SUBSIDIARIES

         Bancorporation's wholly-owned subsidiaries include First National Bank of Ohio, The Old Phoenix National Bank of Medina, Elyria Savings & Trust National Bank, The First National Bank in Massillon (collectively, the "Banks"), Peoples Federal Savings Bank, Peoples Savings Bank, Bancorp Trust Company, N.A. and FBOH Credit Life Insurance Company (all collectively, the "Subsidiaries").

         In addition to the customary services of accepting funds for deposit and making loans, Bancorporation's banking subsidiaries provide a wide range of specialized services tailored to specific markets, including personal and corporate trust services, personal financial services, cash management services and international banking services. Bancorporation's subsidiaries which are savings and loan associations provide demand, savings and time deposit accounts, consumer and commercial loans, while its non-banking subsidiaries provide insurance sales services, reinsurance of credit life and accident and health insurance on loans made by Subsidiary banks, securities brokerage services, equipment lease financing, and other financial services.

         Presented in the following schedule is further specific information concerning each of the material operating Subsidiaries:

                  COUNTIES     DATE OF                             DATE OF            TYPE        NUMBER
SUBSIDIARY           OF        ORGANI-                             AFFILI-             OF           OF
                  OPERATION    ZATION             BUSINESS          ATION           CHARTER       OFFICES
First National   Stark,       1947                Commercial       12/31/81       Federal           65
Bank of Ohio     Summit,                          bank with
                 Cuyahoga                         trust services
                 and
                 Portage

The Old Phoenix  Medina       1873                Commercial       12/31/81       Federal           14
National Bank    and                              bank with
of Medina        Cuyahoga                         trust services

Elyria Savings   Lorain,      1901                Commercial       12/12/83       Federal           23
& Trust National Cuyahoga                         bank with
Bank             and                              trust services
                 Erie

Peoples Federal  Knox,        1892                Savings          10/26/88       Federal    12
Savings Bank     Medina,                          Association
                 Richland,
                 Summit
                 and Wayne

The First        Stark        1933                Commercial       3/21/89        Federal     8
National Bank                                     bank with
in Massillon                                      trust services

Bancorp Trust    Collier      1990                National         2/17/90        Federal     2
Company, N.A.    and Lee,                         Trust
                 Florida                          Company

Peoples Savings  Ashtabula,   1890                Savings          9/30/90        State      17
Bank             Geauga, and Lake                 Association

        Each Bank is engaged in commercial banking in its respective geographical market. Commercial banking includes the acceptance of demand, savings and time deposits and the granting of commercial and consumer loans for the financing of both real and personal property. Other services include automated banking programs, credit cards, the rental of safe deposit boxes, letters of credit, leasing, discount brokerage and credit life insurance. The Banks also operate trust departments which offer estate and trust services. Each Bank offers its services primarily to consumers and small and medium size businesses in its respective geographical market. None of the Banks are engaged in lending outside the continental United States. None of the Banks are dependent upon any one significant customer or a specific industry.

        Peoples Federal Savings Bank and Peoples Savings Bank operate as savings associations in their geographical markets. As savings associations, their business includes the acceptance of demand, savings and time deposit accounts and the granting of consumer and commercial loans primarily secured by real property. Peoples Federal Savings Bank and Peoples Savings Bank offer their services principally to consumers and small businesses located in their geographical markets. They are not engaged in lending outside the continental United States and are not dependent upon any one significant customer or a specific industry. Bancorporation has filed applications with the necessary regulatory agencies to convert both Peoples Federal Savings Bank and Peoples Savings Bank from federal and state savings associations, respectively, to national banks. Bancorporation believes the necessary approvals will be received in early 1994.

        Bancorp Trust Company, N.A. is engaged in providing personal trust services in its geographical markets. These services include acting as trustee in personal trusts, custodial and investment agency services, guardianships and service as personal representative in decedent estates.

COMPETITION

        The market for banking and bank-related services is highly competitive. Bancorporation and its Subsidiaries compete with other providers of financial services such as other bank holding companies, commercial banks, savings and loan associations, consumer and commercial financing companies, equipment leasing companies, credit unions, money market funds, insurance companies and a growing list of other local, regional, and national institutions that offer financial services. Mergers between financial institutions within Ohio and in neighboring states have added competitive pressure. Bancorporation competes by offering quality and innovative services at competitive prices.

OTHER ACQUISITIONS

        Bancorporation is engaged on a regular basis in discussions concerning possible acquisitions of other financial institutions.

                           BUSINESS OF GREAT NORTHERN

        Incorporated under Ohio law in 1984, Great Northern is registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended. The principal subsidiary of Great Northern is Great Northern Savings Co., a savings and loan association incorporated under Ohio law in 1916 ("Great Northern Savings"). The business activity of Great Northern is limited primarily to the ownership of all of the outstanding shares of Great Northern Savings.

        The only other subsidiary of Great Northern is GN Financial Services Agency, Inc. ("GN Financial"), an Ohio corporation which is an insurance agency licensed by the Ohio Department of Insurance. GN Financial is authorized to sell life, accident and variable insurance products. In order to meet the regulatory requirements of the Ohio Department of Insurance, one voting share of GN Financial is held by Emil A. Voelz, Jr., the Chairman and President of Great Northern. All of the remaining outstanding shares of GN Financial are owned by Great Northern.

        Great Northern Savings principally is engaged in the business of making permanent first mortgage loans secured by residential or other real property. Loan funds are obtained primarily from savings deposits, loan repayments and borrowings from the Federal Home Loan Bank ("FHLB") of Cincinnati. The deposit accounts at Great Northern Savings are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC. Great Northern Savings is subject to regulation, examination and oversight by the FDIC, as well as by the Division and OTS.

        Great Northern Savings conducts business from eleven full service offices located in northeast Ohio. As of September 30, 1993, Great Northern Savings and its subsidiary employed approximately 125 full and part-time employees.

LENDING

        The revenue of Great Northern Savings consists primarily of interest income generated by lending activities, including the origination of conventional fixed-rate and variable-rate mortgage loans for the construction or acquisition of single-family homes located in the primary market area of Great Northern Savings. Construction and permanent mortgage loans on condominiums and on multi-unit and commercial properties are also offered by Great Northern Savings. In addition to mortgage lending, Great Northern Savings makes consumer loans, including loans secured by deposit accounts, automobiles and mobile homes as well as home equity and home improvement loans.


        The following table presents certain information on the composition of Great Northern Savings' loan and mortgage-backed securities portfolio at the dates indicated:

                                          AT SEPTEMBER 30,                        AT DECEMBER 31,
                              -----------------------------------------  -----------------------------------
                                  1993                     1992               1992                1991
                              --------------------   ------------------  ---------------   -----------------
                                        PERCENT              PERCENT             PERCENT             PERCENT
                                        OF TOTAL             OF TOTAL            OF TOTAL            OF TOTAL
                                AMOUNT   LOANS       AMOUNT   LOANS      AMOUNT   LOANS     AMOUNT    LOANS
                                                             (DOLLARS IN THOUSANDS)
Type of loan:
  Residential real estate loans:
    Interim construction loans  $ 13,445   3.68%      5,704     1.67%    8,161     2.24%     5,804    1.80%
    Permanent loans              189,215  51.77     177,601    52.02   173,826    47.70    194,070   60.21
  Nonresidential real estate
   loans                          30,431   8.33      22,177     6.49    24,147     6.62     20,218    6.27
  Mortgage-backed securities     134,164  36.71     130,576    38.24   155,729    42.73     94,134   29.21
  Consumer loans                  10,974   3.00      10,930     3.20    10,293     2.82     12,251    3.80

Less:
  Loans in process                12,193   3.34       5,059     1.48     6,993     1.92      3,706    1.15
  Deferred loan origination
              fees                   (25)  (.01)         74      .02       174      .05         30     .01
  Allowance for loan losses          576    .16         402      .12       502      .14        432     .13
                               --------- --------   -------- --------  -------- --------   -------- --------
  Total loans and mortgage-
  backed securities             $365,485 100.00%    341,453   100.00%  364,487%   00.00    322,309  100.00%
Type of security:              ========= ========   ======== ========  ======== ========   ======== ========
  Residential real estate:
    1-4 family                  $321,187  87.88%    298,698    87.47%  322,659    88.54%   278,361   86.37%
    Other dwelling units          15,637   4.28      15,183     4.45    15,057     4.13     15,647    4.85
    Nonresidential real estate    30,431   8.33      22,177     6.49    24,147     6.62     20,218    6.27
    Deposit accounts                 344    .09         395      .12       372      .10        617     .19
    Other                         10,630   2.91      10,535     3.09     9,921     2.72     11,634    3.61

Less:
  Loans in process                12,193   3.34       5,059     1.48     6,993     1.92      3,706    1.15
  Deferred loan origination
    fees                             (25)  (.01)         74      .02       174      .05         30     .01
  Allowance for loan losses          576    .16         402      .12       502      .14        432     .13
                               --------- --------   -------- --------  -------- --------   -------- --------
    Total loans and mortgage-
       backed securities        $365,485 100.00%    341,453   100.00%  364,487   100.00%    322,309  100.00%
                               ========= ========   ======== ========  ======== ========   ======== ========

        The loan portfolio of Great Northern Savings is comprised primarily of first mortgage loans secured by one- to four-family residences. To a limited extent, Great Northern Savings also originates loans on two- to four-family residences and multifamily housing (over four) units. Each of the residential loans is secured by a mortgage on the underlying real estate and improvements thereon.

        In accordance with OTS regulations, Great Northern Savings makes residential loans in an amount up to 95% of the value of the real estate and improvements (the "Loan-to-Value Ratio" or "LTV"). Although permitted by OTS regulations, Great Northern Savings generally does not originate residential loans in an amount over an 80% LTV. For those occasions when loans with LTVs in excess of 80% are originated, the borrower must obtain private mortgage insurance.

        In addition to fixed rate mortgage loans for terms up to 30 years, Great Northern Savings offers adjustable-rate residential loans ("ARMs") for terms up to 30 years. The interest rate adjustment periods on the ARMs are generally one or three years. The maximum adjustment at each adjustment date is usually 2%, with a maximum adjustment of 6% over the term of the loan. The interest rate adjustments on ARMs presently originated by Great Northern Savings are tied to changes in various indices acceptable to the OTS. Of the total residential loans of Great Northern Savings outstanding at September 30, 1993, approximately $114.3 million, or 56.1%, were ARMs and approximately $89.3 million, or 43.9%, were fixed-rate loans.

        Great Northern Savings also offers construction loans to individuals for financing the construction of single-family residences to be occupied by the borrower and to professional home builders who intend to sell the dwellings upon completion of construction. Each of such construction loans is secured by a mortgage on the real estate on which the dwelling is to be constructed, as well as on the dwelling under construction. The total construction loan portfolio of Great Northern Savings at September 30, 1993, equalled approximately $23.7 million and represented approximately 10.1% of total outstanding loans.


        Construction loans are offered for a term which corresponds to the
proposed construction period.   Such period usually spans nine to 12 months.
Interest rates on construction loans are both adjustable and fixed. Of the total construction loans of Great Northern Savings at September 30, 1993, approximately $11.2 million, or 47%, were ARMs, and approximately $12.5 million, or 53%, were fixed rate loans.


        Great Northern Savings also makes loans secured by nonresidential real estate. Such loans are secured by developed building lots on which the borrowers intend to construct residences or by commercial properties. The total nonresidential real estate loans of Great Northern Savings equalled $30.4 million at September 30, 1993, and represented approximately 13.01% of total outstanding loans. Of such total nonresidential real estate loans, approximately $7.3 million, or 23.94%, consisted of developed building lot loans and the remainder were loans secured by commercial real estate. Of the total nonresidential real estate loans at September 30, 1993, approximately $28.7 million, or 94.2%, were adjustable-rate loans and $1.8 million, or 5.8%, were fixed rate loans.

         A savings association's investment in nonresidential real estate loans is limited to 400% of the association's capital. At September 30, 1993, the total nonresidential real estate loans of Great Northern Savings were well below the 400% limit.

        Great Northern Savings makes various types of consumer loans, including loans made to depositors on the security of their savings deposits, loans made for the purchase of automobiles and boats and home improvement and unsecured loans. Ohio law limits the total investments by a savings association in consumer and certain other types of loans to 20% of the association's assets. At September 30, 1993, the total consumer loans of Great Northern Savings equalled approximately $11 million, or 4.75% of total outstanding loans and 2.87% of Great Northern Savings' total assets. Consumer loans are made with fixed rates of interest for terms of up to fifteen years.

        The aggregate amount of loans which Great Northern Savings may make to any one borrower (including related entities), with certain exceptions, is limited in general to 15% of the unimpaired capital and unimpaired surplus (collectively, "Unimpaired Capital") of Great Northern Savings and an additional 10% of Unimpaired Capital if the additional amount is secured by certain forms of "readily marketable collateral." Real estate is not "readily marketable collateral." The largest amount which Great Northern Savings could have loaned to one borrower under this formula based on its unimpaired capital at September 30, 1993, was $6,367,000. The largest amount which Great Northern Savings had outstanding to one borrower at such date was approximately $3,500,000.

ORIGINATIONS AND SALES

        Great Northern Savings sells some of the mortgage loans which it originates. The loans are either sold in their entirety ("Whole Loans") or in part ("Participations"), without recourse, to one or more purchasers for the purpose of providing additional funds for lending and reducing the risk resulting from concentration. When Whole Loans or Participations are sold, Great Northern Savings generally continues to service the loans by collecting periodic payments of principal, interest, taxes and insurance from mortgagors and by remitting appropriate amounts to the loan purchaser. As a fee for its loan servicing activities, Great Northern Savings retains a certain portion of the interest paid on each Whole Loan or Participation which has been sold.

        The sale of Whole Loans and Participations has enabled Great Northern Savings to reduce its dependence on savings deposits as a source of funds for mortgage lending. Accordingly, Great Northern Savings has, to a limited extent, decreased its exposure to the adverse affect of the rapid change in short-term deposit interest rates on its average cost of funds. In addition, the retention of a servicing fee in connection with the sale of Whole Loans and Participations increases Great Northern Savings' income without a corresponding commitment of assets.

        The following table presents Great Northern Savings mortgage loan origination, purchase and sale activity for the periods indicated:

                                                       NINE MONTHS
                                                   ENDED SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                   -------------------         ---------------------------
                                                          1993                   1992                1991
                                                          ----                   ----                ----
                                                                         (DOLLARS IN THOUSANDS)
 Loans originated:
   Construction                                       $16,487                   16,151             8,182
   1- to 4-family                                      42,301                   26,061            10,094
   5 or more units                                        142                    1,645               868
   Nonresidential real estate                           6,111                    1,821             3,908
   Consumer loans                                       3,644                    2,706             5,816
     Total loans originated                           -------                  -------           -------

                                                      $68,685                   48,384            28,868
                                                      =======                  =======           =======
 Loans and mortgage-backed
   securities purchased:                              $ 2,268                    8,229             7,399
 Loans insured, guaranteed or
   collateralized mortgage-backed
   securities                                          48,932                  112,899            74,522
                                                      -------                  -------           -------
     Total loans and mortgage-
     backed securities purchased                      $51,200                  121,128            81,921
                                                      =======                  =======           =======

 Loans and mortgage-backed securities
  sold:
   Residential real estate loans                      $    -                     3,071             4,592
   Mortgage-backed securities                              -                         -            11,053
                                                      -------                  -------           -------
     Total loans and mortgage-
      backed securities sold                          $    -                     3,071            15,645
                                                      =======                  =======           =======

DELINQUENT LOANS, NON-PERFORMING ASSETS AND CLASSIFIED ASSETS

        When a borrower fails to make a required payment on a loan, Great Northern Savings attempts to cause the deficiency to be cured by contacting the borrower. In most cases, deficiencies are cured promptly.

        For mortgage loans, a notice is mailed to the borrower after a payment is 15 days past due. A late penalty or default interest is assessed either 15 or 30 days after the due date depending upon the provisions of the specific promissory note. After a payment is 20 days past due, the Loan Service Department of Great Northern Savings will contact the borrower by telephone and letter. After payment is 60 days past due, Great Northern Savings sends the borrower a demand letter, if required by the promissory note. When a loan becomes delinquent more than 60 days, a field call and inspection of the security is performed. If the inspection indicates that the value of the collateral is less than the book value of the loan, a valuation allowance is established for such loan.

        When deemed appropriate by management, Great Northern Savings institutes action to foreclose on the real estate. A decision as to whether and when to initiate foreclosure proceedings is based on such factors as the amount of the outstanding loan in relation to the original indebtedness, the extent of the delinquency and the borrower's ability and willingness to cooperate in curing delinquencies. If a foreclosure occurs, the real estate is sold at public sale and may be purchased by Great Northern Savings.

        Real estate acquired, or deemed acquired, by Great Northern Savings as a result of foreclosure proceedings is classified as real estate owned ("REO") until it is sold. When property is so acquired, or deemed to have been acquired, it is recorded by Great Northern Savings at the lower of the book value of the related loan or the estimated fair value of the real estate at the date of acquisition, and any write-down resulting therefrom is charged to the book balance of the property. Interest accrual ceases the earlier of the date the loan becomes 90 days past due or upon the acquisition of the real estate, and all costs incurred from such date in maintaining the property, are expensed. Costs relating to the development and improvement of the property are capitalized to the extent of net realizable value.

        In the case of delinquencies on consumer loans, the borrower is contacted after a payment is ten days past due and a late penalty is assessed. When a consumer loan secured by an automobile or other collateral becomes more than 60 days past due, an estimate is made of the value of the collateral. If the estimate of value indicates that the value of the collateral is less than the book value of the loan, a specific allowance for loss is established.

        The following table reflects the amount of loans in a delinquent status as of the dates indicated:

                                                    SEPTEMBER 30, 1993                         DECEMBER 31, 1992
                                            ---------------------------------          -----------------------------------
                                                                        PERCENT                                PERCENT
                                                                        OF TOTAL                               OF TOTAL
                                            NUMBER      AMOUNT            LOANS            NUMBER    AMOUNT      LOANS
                                            ------      ------          --------           ------    ------    ---------
                                                               (DOLLARS IN THOUSANDS)
Loans delinquent for (1):
  30 - 59 days                               39           $1,117        .48%                  60      1,784        .84%
  60 - 89 days                                7              272        .12                    8        572        .27
  90 days and over                           22              976        .42                   32      1,988        .94
                                             --            ------       ----                -----    -------     ------
    Total delinquent loans                   68            $2,365       1.02%                 100     4,344       2.05%
                                             ==            ======       ====                =====    =======      ======

______________________
  (1) The number of days a loan is delinquent is measured from the day the payment was due under the terms of the loan agreement.

        When any loan is delinquent 90 days or more, Great Northern Savings ceases to accrue interest on the loan. Unsecured consumer loans are charged off when they have been delinquent 120 days.

        The following table sets forth information with respect to the accrual and non-accrual status of Great Northern Savings' loans which are 90 days or more past due and other non-performing assets at the dates indicated:

                                                 AT SEPTEMBER 30,              AT DECEMBER 31,
                                                 ----------------      -------------------------------
                                                     1993                   1992              1991
                                                   --------               --------          --------
                                                              (DOLLARS IN THOUSANDS)
Loans accounted for on a
  non-accrual basis:
 Residential real estate                            $  879                1,918               451
 Consumer                                               81                   61                14
                                                    ------                -----             -----
   Total non-accrual loans                             960                1,979               465

Other non-performing assets (1)                      3,997                3,859             6,005
                                                    ------                -----             -----
   Total non-performing assets                      $4,957                5,838             6,470
                                                    ======                =====             =====

   Total non-performing assets
    as a percentage of total assets                   1.29%                1.51%             1.84%

Specific loan loss allowance                        $   -                     2                88
General loan loss allowance (unallocated
 as to any specific loan type)                         576                  500               345
                                                    ------                  ---               ---
   Total loan loss allowance                        $  576                  502               433
                                                    ======                  ===               ===
 Loan loss allowance as a percent
  of non-accrual loans                               60.00%               25.37%            93.12%

 Loan loss allowance as a percent
  of non-performing assets                           11.62%                8.60%             6.69%

_________________
(1) Other non-performing assets represent real estate acquired by Great Northern Savings through foreclosure, which is carried at the lower of the fair value of the real estate or the unpaid principal balance of the loan at the date of foreclosure, not to exceed net realizable value. Loans which have been restructured are also included.

        During the nine-month period ended September 30, 1993, approximately $303,000 of interest income would have been recorded on non-accruing loans had such loans been accruing. There are no loans which are not currently classified as non-accrual, 90 days past due or restructured that management believes may be so classified in the near future because of concerns as to the ability of the borrowers to comply with repayment terms.

        OTS regulations require that each savings association classify its own assets on a regular basis. Problem assets are classified as "substandard," "doubtful" or "loss." "Substandard" assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured association will sustain some loss if the deficiencies are not corrected. "Doubtful" assets have the same weaknesses as "substandard" assets, with the additional characteristics that (i) the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable and (ii) there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that its continuance as an asset of the association is not warranted. The regulations also contain a "special mention" category, consisting of assets which do not currently expose an association to a sufficient degree of risk to warrant classification but which possess credit deficiencies or potential weaknesses deserving management's close attention.

        Generally, Great Northern Savings classifies, at least as "substandard," all loans that are delinquent more than 60 days, unless management believes the delinquency status is short-term due to unusual circumstances. Loans delinquent fewer than 60 days may also be classified if the loans have the characteristics described above rendering classification appropriate. Most loans classified as substandard solely because they are delinquent more than 60 days do not become 90 days past due and therefore are not included as non-accruing loans.

        The aggregate amounts of the classified assets of Great Northern
Savings at the dates indicated were as follows:
                                             AT SEPTEMBER 30,                       AT DECEMBER 31,
                                             ----------------              -------------------------------
                                                  1993                      1992                    1991
                                                --------                  --------                --------
                                                                  (DOLLARS IN THOUSANDS)
 Classified assets
   Substandard                                   $4,948                     6,344                  7,810
   Doubtful                                         -                          -                     -
   Loss                                             462                       439                  1,695
                                                -------                     -----                  -----
        Total classified assets                  $5,410                     6,783                  9,505
                                                 ======                     =====                  =====

        Federal examiners are authorized to classify a savings association's assets. If a savings association does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS. Great Northern Savings had no disagreements with the examiners regarding the classification of assets at the time of the last examination.

        OTS regulations require that Great Northern Savings establish prudent general allowances for loan losses inherent in its portfolio. If an asset, or portion thereof, is classified as loss, the association must either establish specific allowances for losses in the amount of 100% of the portion of the asset classified loss, or charge off such amount.

ALLOWANCE FOR LOAN LOSSES

        Senior management, with oversight provided by the Board of Directors, reviews on a monthly basis the allowance for loan losses as it relates to a number of relevant factors, including but not limited to, trends in the level of non-performing assets and classified loans, current and anticipated economic conditions in the primary lending area, past loss experience and possible losses arising from specific problem assets. To a lesser extent, management also considers loan concentrations to single borrowers and changes in the composition of the loan portfolio. While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments, and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. At September 30, 1993, the allowance for loan losses totalled $575,842.

        The following table sets forth an analysis of Great Northern Savings' allowance for losses on loans for the periods indicated.

                                                     NINE MONTHS
                                                 ENDED SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                                                 -------------------       -------------------------
                                                        1993                  1992            1991
                                                        ----                 ------           -----
                                                                    (DOLLARS IN THOUSANDS)
 Balance at beginning of period:                       $502                  433               755

 Loans charged-off:
   Residential real estate                              (29)                (223)             (753)
   Consumer                                              -                    (2)              (23)
                                                      -----                ------             -----

      Total charge-offs                                 (29)                (225)             (776)

 Recoveries                                              -                    -                 -
 Provision for possible loan losses                     103                  294               454
                                                       ----                  ---               ---
 Balance at end of period                              $576                  502               433
                                                       ====                  ===               ===
 Ratio of net charge-offs to average
   loans outstanding during the period                  .01%                 .10%              .32%

INVESTMENTS

        OTS regulations require that Great Northern Savings maintain a minimum amount of liquid assets, which may be invested in U.S. Treasury obligations, securities of various federal agencies, certificates of deposit at insured banks, bankers' acceptances and federal funds. Great Northern Savings is also permitted to make investments in certain commercial paper, corporate debt securities rated in one of the four highest rating categories by one or more nationally recognized statistical rating organizations, and mutual funds, as well as other investments permitted by federal regulations.

        The following table sets forth the composition of Great Northern Savings' interest-bearing deposits and investment portfolio at the dates indicated:

                                            AT SEPTEMBER 30, 1993                AT DECEMBER 31, 1992
                                       -------------------------------        -------------------------
                                           BOOK               PERCENT           BOOK             PERCENT
                                           VALUE              OF TOTAL          VALUE            OF TOTAL
                                           -----              --------          -----            --------
                                                             (DOLLARS IN THOUSANDS)
Interest-bearing deposits with
 other financial institutions                $ 600                7.3%           900                8.0%

Municipal Bonds                               -                  -                60                0.5
U.S. Government and agency
 obligations                                  5,304              64.2           7,224              64.1

FHLB stock                                    2,359              28.5           3,092              27.4
                                              -----              ----           -----            ------
  Total interest-bearing
   deposits, investment securities
   and FHLB stock                             $8,263            100.0%         11,276             100.0%
                                              ======            ======         ======            ======

DEPOSITS AND BORROWINGS

        Deposits have traditionally been the primary source of Great Northern Savings' funds for use in lending and other investment activities. See footnote no. 8 to the Great Northern Financial Corporation Consolidated Financial Statements attached hereto as Appendix E. In addition to deposits, Great Northern Savings derives funds from interest payments and principal repayments on loans and income on earning assets. Loan payments are a relatively stable source of funds, while deposit inflows and outflows fluctuate more in response to general interest rates and money market conditions. Borrowings from other financial institutions have been used on a short-term basis to compensate for reductions in the availability of funds and from other sources or on a longer term basis for general business purposes.

        The FHLB system functions as a central reserve bank providing credit for its member institutions and certain other financial institutions. As a member in good standing of the FHLB of Cincinnati, Great Northern Savings is authorized to apply for advances from the FHLB of Cincinnati, provided certain standards of creditworthiness and certain collateralization requirements have been met. Advances are made pursuant to several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's regulatory capital or on the FHLB's assessment of the institution's creditworthiness. Under current regulations, a savings association must meet certain qualifications to be eligible for FHLB advances.


SUBSIDIARIES

        Great Northern Savings has one subsidiary, G.N.S. Corporation, an Ohio corporation formed as a holding and management company for real estate owned by Great Northern Savings ("GNS"). As of September 30, 1993, GNS did not own or hold any real estate or other property and is currently inactive.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OF GREAT NORTHERN'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

        Through Great Northern Savings, Great Northern is primarily engaged in the business of attracting savings deposits from the general public and investing such funds in permanent mortgage loans secured by one- to four-family residential real estate located primarily in Summit, Medina and Wayne Counties, Ohio. Great Northern also originates loans for the construction of one- to four-family residential real estate and loans secured by multifamily real estate (over four units) and by nonresidential real estate. In addition, Great Northern invests in U.S. Government obligations, interest-bearing deposits, certificates of deposit in other financial institutions, mortgage-backed securities and other investments permitted by applicable law.

        Great Northern's profitability is primarily dependent upon its net interest income, which is the difference between interest income on its loan and investment portfolios and interest paid on deposits and borrowed funds. Net interest income is directly affected by the relative amounts of interest-earning assets and interest-bearing liabilities of Great Northern and the interest rates earned or paid on such amounts. Great Northern's profitability is also affected by the provision for loan losses and the level of other income and operating and other expenses. Income other than interest consists primarily of service charges, loan fees and commissions on annuity sales. Operating and other expenses primarily include salaries and employees benefits, occupancy of premises, federal deposit insurance premiums and state franchise taxes.

        The operating results of Great Northern are also affected by general economic conditions, the monetary and fiscal policies of federal agencies and the policies of the agencies which regulate financial institutions. Great Northern's interest expense is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which is in turn affected by the interest rates at which such loans are made, general economic conditions affecting loan demand and the availability of funds for lending activities.

CHANGES IN FINANCIAL CONDITION

        SEPTEMBER 30, 1993, COMPARED TO DECEMBER 31, 1992

        At September 30, 1993, the total assets of Great Northern equalled $385.2 million, a $2.2 million, or .56%, decrease from the $387.4 million in total assets at December 31, 1992.


        Net first mortgage loans were $220.3 million at September 30, 1993, a $21.9 million, or 11.03%, increase from the $198.5 million in net first mortgage loans at December 31, 1992. Such increase was offset during the nine month period by a decrease of $21.6 million in mortgage- backed securities. Management utilized unusually high mortgage-backed securities repayments during the period to fund record loan demand. In addition, due to a low dividend yield, a block of FHLB stock in excess of the minimum investment required was sold, causing a decrease of $732 thousand in the amount of FHLB stock held.

         At September 30, 1993, Great Northern's allowance for loan losses totaled $576 thousand, an increase of $74 thousand from such allowance at December 31, 1992. The September 30, 1993, allowance for loan losses was .25% of total loans and 10.65% of the $5.4 million in internally classified assets at September 30, 1993. Classified assets at December 31, 1992, were $6.8 million.

         Deposits decreased by $5.5 million, or 1.74%, from $317.8 million to $312.3 million, during the nine months ended September 30, 1993, as depositors sought alternative investments to replace maturing certificates of deposit which would otherwise have been renewed at much lower prevailing interest rates. The deposit mix also changed, with savings accounts increasing $2.4 million, or 2.82%, while demand accounts and certificates of deposit decreased $2.1 million, or 5.49%, and $5.7 million, or 2.91%, respectively, during the nine month period. Accrued expenses and other liabilities increased $1.6 million, or 63.42%, from $2.6 million to $4.2 million, primarily due to accrued interest on deposits which were only credited semiannually.

         DECEMBER 31, 1992, COMPARED TO DECEMBER 31, 1991

         At December 31, 1992, the total assets of Great Northern equalled $387.4 million, a $36.6 million, or 10.43%, increase from the $350.8 million in total assets at December 31, 1991. Generally, the increase in assets was attributable to the purchase of two branch offices.

         Net first mortgage loans decreased $17.5 million, or 8.09%, from $215.9 million to $198.5 million during the year ended December 31, 1992, while mortgage-backed securities increased $61.6 million, or 65.43%, during the period. The decrease in net first mortgage loans was primarily due to management's decision during the first eight months of 1992 to sell the majority of fixed rate residential loans originated during the period to avoid undue exposure to rising interest rates. Cash inflows in excess of the amounts needed to fund loan originations were invested primarily in collateralized mortgage obligations with the expectation that repayments on such securities would be used to fund future loan demand. For the balance of 1992, management decided that the sale of additional fixed rate residential mortgage loans originated was unnecessary to manage Great Northern's interest rate risk.

         During the year ended December 31, 1992, Great Northern sold two real estate owned properties. As a result of such sales, real estate owned decreased from $5.5 million to $3 million, or 44.63%.

         Deposits increased $29.9 million, or 10.39%, from $287.9 million to $317.8 million during the year ended December 31, 1992. Of such increase, $16.1 million, or 5.59%, was attributable to the purchase of the two branch offices. In addition, the deposit mix changed, with savings and demand accounts increasing $38.3 million, or 45.93%, from $83.5 million to $121.6 million and with certificates of deposit decreasing $8.4 million, or 4.12%, from $204.6 million to $196.2 million. The change in such mix was partially attributable to the branch purchases and to depositor reluctance to invest for longer terms at the low prevailing interest rates. Borrowings from the FHLB increased $5.2 million, or 15.01%, during the year ended December 31, 1992. The additional borrowings were invested in mortgage-backed securities.

         At December 30, 1992, Great Northern's allowance for loan losses totaled $502 thousand, which represented an increase of $69 thousand from such allowance at December 31, 1991. Additions to the allowance during 1992 reflect the level of internally classified assets as well as management's assessment of current and anticipated economic conditions, such as increasing unemployment and declining consumer confidence indicators, both of which generally mirror the economic trends in the Great Northern market area. Because the loan loss allowance is based on estimates, it is monitored regularly on an ongoing basis and adjusted as necessary to provide an adequate allowance. At December 31, 1992, Great Northern's allowance for loan losses consisted entirely of general valuation allowances, as defined by OTS regulations, and represented .24% of the total amount of loans outstanding and 7.40% of internally classified assets. General valuation allowances, as defined by OTS regulations, are added as a component of regulatory risk-based capital.

COMPARISON OF RESULTS OF OPERATIONS

         NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

         General. Net income for the nine months ended September 30, 1993, equalled $2.4 million, an increase of $313 thousand, or 15.34%, from the $2.0 million in net income for the nine months ended September 30, 1992. The increase in net income was partially attributable to the adoption of Statement of Financial Standards No. 109, which favorably impacted net income by $193 thousand.

         Net Interest Income. Total interest income decreased from $21.9 million at September 30, 1992, to $20.0 million at September 30, 1993, an 8.72% decrease, as existing adjustable rate mortgages and mortgage-backed securities adjusted to lower market rates and as new loans and mortgage-backed securities were added to the portfolio at interest rates below those being repaid. Similarly, total interest expense decreased $2.1 million, or 14.23%, from $14.6 million at September 30, 1992, to $12.6 million at September 30, 1993 as maturing certificates of deposits were renewed at lower rates or transferred to savings or demand accounts whose interest rates were declining.

         Net interest income, after the provision for loan losses, increased $337 thousand, or 4.8%, from $7.0 million to $7.3 million during the nine month period.

         Non-Interest Income. The $46 thousand decrease in non-interest income from $962 thousand at September 30, 1992, to $915 thousand at September 30, 1993, was primarily the result of three items. Loan fees and service charges increased $143 thousand due to higher loan volume and increased checking account service charges. Commissions on annuity or security sales decreased $137 thousand as a result of lower annuity sales attributed to less attractive interest rates and sales volume dropping to sustainable levels. Other non-operating income decreased $81 thousand, or 76.06%, from $107 thousand to $26 thousand for the nine months ended September 30, 1993, compared to the nine months ended September 30, 1992, because 1992 includes the reversal of an $85 thousand specific allowance for loss on a loan.

         Operating and Other Expenses. Operating and other expenses increased $320 thousand, or 6.60%, from $4.8 million at September 30, 1992, to $5.2 million at September 30, 1993. The largest contributor to the increase in non-interest expense was the increase of $241 thousand in compensation and related expenses. Such increase was primarily a consequence of staffing for record high loan volume in addition to normal salary increases.

         YEARS ENDED DECEMBER 31, 1992 AND 1991

         General. Net income for the year ended December 31, 1992, was $2.6 million, an amount equal to net income for the year ended December 31, 1991.


         Net Interest Income. Total interest income for 1992 was $28.7 million, a decrease of $3.1 million, or 9.75%, from the $31.8 million in total interest income in 1991. The decrease was a result of existing adjustable rate loans and mortgage-backed securities adjusting to lower market rates and the origination and purchase of new loans and mortgage-backed securities at interest rates lower than those being repaid, causing a $3.3 million decrease due to the lower rates which was partially offset by a $146 thousand increase due to volume. Total interest expense decreased $3.4 million, or 14.95%, from $22.6 million at December 31, 1991, to $19.2 million at December 31, 1992, primarily due to the substantially lower interest rates paid on renewed certificates of deposit. The lower rates caused $4.1 million of the decrease, partially offset by a $746 thousand increase due to volume.


         Provision for losses on loans decreased from $454 thousand in 1991 to $294 thousand in 1992 as total non-performing assets decreased from $6.5 million in 1991 to $5.8 million in 1992 after having increased in 1991 from $4.4 million in 1990.

         Net interest income, after the provision for loan losses, increased 4.93% from $8.8 million at December 31, 1991, to $9.2 million at December 31, 1992.

         Operating and Other Expense. Non-interest expense increased $483 thousand, or 8.05%, from $6.0 million to $6.5 million during 1992. The increase in compensation and related expenses of $279 thousand was a major component of such increase. Several of the compensation items causing the increase were an $85 thousand increase in pension expense and a $34 thousand increase in performance based compensation. The balance of the increase was the result of staff additions required by the purchase of the two branch offices and normal salary increases. The increase in other non-interest expense was made up of a number of items, the most significant of which were a $91 thousand increase in legal and professional fees and a $32 thousand increase in franchise tax.

         YEARS ENDED DECEMBER 31, 1991 AND 1990

         General. Net income increased from $2.1 million in 1990 to $2.6 million in 1991, an increase of $464 thousand, or 22.07%. The most significant factor for such increase was the increase in Great Northern's interest rate spread.

         Net Interest Income. Total interest income for the year ended December 31, 1991, increased $467 thousand, or 1.50%, from $31.3 million at December 31, 1990, to $31.8 million at December 31, 1991. Included in such increase was an increase of $1.5 million due to volume and an offsetting decrease of $1.1 million attributable to lower interest rates. Total interest expense of $22.6 million for the year ended December 31, 1991, represented a $130 thousand decrease from the $22.7 million in total interest expense in 1990. The decrease was attributable to lower interest rates on liabilities, offset by an increase due to higher average interest bearing liabilities in 1991.

         Net interest income, after provision for losses on loans, increased $466 thousand, or 5.60%, from $8.3 million at December 31, 1990, to $8.8 million at December 31, 1991.

         Non-Interest Income. Non-interest income increased $473 thousand, or 73.06%, during the year ended December 31, 1991. Commissions on annuity sales increased $432 thousand, accounting for a substantial portion of such increase as 1991 was the first full year of annuity sales. Also contributing to the non-interest income increase was a $96 thousand gain on sale of mortgage-backed securities for 1991. No mortgage- backed securities sales occurred in 1990.

         Non-Interest Expense. Non-interest expense increased $307 thousand, or 5.39%, from $5.7 million at December 31, 1990, to $6.0 million at December 31, 1991. Compensation and related expenses contributed $213 thousand of the increase, with an increase of $105 thousand for payroll costs related to the first full year of annuity sales, a $44 thousand increase in performance based compensation and a $69 thousand increase in the cost of employee health care coverage. Also affecting non-interest expense was a $93 thousand increase in the cost of the federal premium for insurance of deposits which resulted primarily from an increase in the premium rate.

         Federal Income Taxes. The increase from the year ended December 31, 1990, of $168 thousand, or 14.33%, is essentially the result of a 19.30% increase in income before federal income tax.

YIELDS EARNED AND RATES PAID

         The following table sets forth certain information in relation to Great Northern's average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances, which include nonaccruing loans in the loan portfolio, net of the allowance for loss.

AVERAGE CONSOLIDATED BALANCE SHEETS, FULLY-TAX
EQUIVALENT INTEREST RATES AND INTEREST DIFFERENTIAL

(DOLLARS IN THOUSANDS)
                                                                   YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------------
                                             1992                            1991                           1990
                              -------------------------------- ------------------------------- ------------------------------
                                AVERAGE               AVERAGE    AVERAGE              AVERAGE    AVERAGE              AVERAGE
                                BALANCE    INTEREST     RATE     BALANCE   INTEREST     RATE     BALANCE   INTEREST     RATE
                                -------    --------   --------   -------   --------    ------    -------   --------    ------
Interest earning assets:
Investment securities and
 mortgage-backed securities    $133,191      8,182     6.14%      89,423     7,245      8.10%    57,061      5,077      8.90%
Federal funds sold                8,668        283     3.26        7,365       395      5.36      7,627        600      7.87
Loans, net of unearned
 income                         216,251     20,252     9.37      243,862    24,181      9.92    254,845     25,677     10.08
Less allowance for possible
 loan losses                        467                              757                            585
                             ---------- ----------             --------- ---------            ---------  ---------

  Net loans                     215,784     20,252     9.39      243,105    24,181      9.95    254,260     25,677     10.10
Cash and due from banks           1,946        -     -             1,530       -       -          1,246        -        -
Other assets                      8,268        -     -             5,801       -       -          5,431        -        -
                              ---------                        ---------                       --------

  Total assets                 $367,857     28,717   -           347,224    31,821     -        325,625     31,354      -
                               ========    =======              ========   =======             ========    =======

Interest bearing liabilities
Deposits:
 Demand-
  interest bearing             $ 33,889      1,152     3.40       25,952     1,241      4.78     24,854      1,238      4.98
 Savings                         66,992      2,776     4.14       50,094     2,719      5.43     46,864      2,580      5.51
 Certificates and other
  time deposits                 195,692     12,123     6.19      205,625    15,521      7.55    199,315     16,372      8.21
                               --------    -------              --------   -------             --------    -------

 Total deposits                $296,573     16,051     5.41      281,671    19,481      6.92    271,033     20,190      7.45

Federal funds purchased,
 securities sold under
 agreements to repurchase
 and other borrowings            39,573      3,155     7.97       34,671     3,100      8.94     27,000      2,521      9.34
Other liabilities                 6,728        -       -           7,053       -        -         5,913        -        -
Shareholders' equity             24,983        -       -          23,829       -        -        21,679        -        -
                              --------- ----------              ------------------            --------- ----------
  Total liabilities and
  shareholders' equity         $367,857     19,206     -         347,224    22,581      -       325,625     22,711      -
                               ========    =======              ========   =======             ========    =======

Total earnings assets          $357,643     28,717     8.03      339,893    31,821      9.36    318,948     31,354      9.83
                               ========    =======              ========   =======             ========    =======

Total interest bearing         $336,146     19,206     5.71      316,342    22,581      7.14    298,033     22,711      7.62
                               ========    =======              ========   =======             ========    =======
liabilities

Net yield on earnings assets                 9,511     2.66                  9,240      2.72                 8,643      2.71
                                          ========     ====               ========      ====              ========      ====

Interest rate spread                                   2.32                             2.22                            2.21
                                                       ====                             ====                            ====

__________________________
(1)  Interest income on tax-exempt securities has been adjusted to a fully-taxable equivalent basis.
(2)  Non-accrual loans have been included in the average balances.

         The following table describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Great Northern's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by current year rate),
(ii) changes in rate (change in rate multiplied by prior year volume) and
(iii) total changes in rate and volume. The combined effects of changes in both volume and rate, which cannot be separately identified, have been allocated to the change due to volume:


                                                                       YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------

                                                     1992 AND 1991                        1991 AND 1990
                                          ---------------------------------- ---------------------------------------

                                                        YIELD/                                YIELD/
                                             VOLUME      RATE        TOTAL       VOLUME        RATE        TOTAL
                                             ------     ------       -----       ------       ------       -----
                                                                    (DOLLARS IN THOUSANDS)
Interest Income
Investments and mortgage-backed
 securities                                $ 2,689      (1,752)        937        2,621         (453)       2,168
Loans                                       (2,586)     (1,343)     (3,929)      (1,089)        (407)      (1,496)
Federal funds sold                              43        (155)       (112)         (14)        (191)        (205)
                                          --------     -------     -------      -------     ---------     -------

Total interest income                          146      (3,250)     (3,104)       1,518       (1,051)         467
                                          --------      -------    --------      ------       -------      ------

Interest Expense
Demand-interest bearing                         270       (359)        (89)          52          (49)           3
Savings                                         700       (643)         57          175          (36)         139
Certificates and other time deposits           (615)    (2,783)     (3,398)         476       (1,327)        (851)
Federal funds purchased, securities sold
 under agreement to repurchase
 and other borrowings                          391        (336)         55          686         (107)         579
                                          --------     -------     -------      -------      -------      -------

Total interest expense                         746      (4,121)     (3,375)       1,389       (1,519)        (130)
                                          --------     --------    --------      ------       -------      -------

Net interest income                       $   (600)        871         271          129          468          597
                                          ========    ========     =======      =======      =======      =======

LIQUIDITY AND CAPITAL RESOURCES

         Great Northern's principal sources of funds are deposits, repayments on loans and mortgage-backed securities, maturities of investment securities and funds provided by operations. While scheduled loan and mortgage-backed securities amortization and maturing interest-bearing deposits and investment securities are relatively reliable sources of funds, deposit flows and loan and mortgage-backed securities prepayments are greatly influenced by economic conditions, the general level of interest rates and competition. The particular sources of funds utilized by Great Northern from time to time are selected based on comparative costs and availability.

         Great Northern's liquidity is a product of its operating, investing and financing activities.  These activities for the periods presented are summarized below:


                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,                YEAR ENDED DECEMBER 31
                                                          -------------------          -----------------------------
                                                             1993        1992         1992          1991         1990
                                                             ----        ----         ----          ----         ----
                                                                              (DOLLARS IN THOUSANDS)
Net income                                                   $2,352      2,039          2,573         2,568        2,104
 Adjustments to reconcile net earnings
 to net cash provided by operating activities                 2,476        728          1,286           393          684
                                                             ------      -----         ------        ------       ------
Net cash provided by operating activities                     4,828      2,767          3,860         2,961        2,788
Net cash provided by (used in)
 investment activities                                        1,224    (21,293)       (36,679)      (19,696)     (15,716)
Net cash provided by (used in) financing
 activities                                                  (6,157)    18,158         34,212        16,389       12,632
                                                             -------    ------         ------        ------       ------

Net increase (decrease) in cash                                (105)      (369)         1,394          (346)        (296)

Cash at beginning of year                                     3,637      2,243          2,243         2,589        2,885
                                                             ------     ------         ------        ------       ------

Cash at end of year                                          $3,532      1,874          3,637         2,243        2,589
                                                             ======     ======         ======        ======       ======

         The OTS requires savings associations to maintain a minimum level of investments in specified types of liquid assets. OTS regulations presently require Great Northern Savings to maintain an average daily balance of investments in United States Treasury, federal agency obligations and other investments having maturities of five years or less. Such minimum requirement is an amount equal to 5% of the sum of Great Northern Savings' average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds upon which Great Northern Savings may rely if necessary to fund deposit withdrawals and other short-term funding needs. Great Northern Savings' regulatory liquidity at September 30, 1993, was 7.03%, or approximately $6.6 million in excess of the minimum requirement.

CAPITAL REQUIREMENTS

         Great Northern Savings is required by applicable law and regulations to meet certain minimum capital standards. Such capital standards include a tangible capital requirement, a core capital requirement or leverage ratio and a risk-based capital requirement. See "REGULATORY MATTERS." Great Northern Savings exceeded all of its capital requirements at September 30, 1993.

         The tangible capital requirement requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. "Tangible capital" is defined in OTS regulations as core capital, minus any "intangible assets."

         "Core capital" is defined by OTS as being comprised of common shareholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits of mutual associations and "intangible assets," primarily certain purchased mortgage servicing rights and qualifying supervisory goodwill, which may be included in "core capital" until January 1, 1995, in accordance with a phase-out schedule. OTS regulations require savings associations to maintain a leverage ratio, or
"core capital," of at least 3% of the association's total assets.   The OTS has
proposed to increase such requirement to 4% to 5%, except for those associations with the highest examination ratings and acceptable levels of risk. See "REGULATORY MATTERS."

         OTS regulations require that savings associations maintain "risk-based capital" in an amount not less than 8% of risk-weighted assets. "Risk-based capital" is defined as "core capital," plus certain additional items of capital, which in the case of Great Northern Savings includes a general loan loss allowance of $576 thousand as of September 30, 1993.

        The following table sets forth the regulatory capital of Great Northern Savings at September 30, 1993 and December 31, 1992:

                                                                             EXCESS OF ACTUAL
                                                       CURRENT             CAPITAL OVER CURRENT      APPLICABLE
                           ACTUAL CAPITAL             REQUIREMENT               REQUIREMENT         ASSET TOTAL
                       ----------------------   ----------------------     ---------------------    -----------
                         AMOUNT     PERCENT      AMOUNT      PERCENT        AMOUNT       PERCENT
                         ------     -------      ------      -------        ------       -------
                                                        (DOLLARS IN THOUSANDS)
SEPTEMBER 30, 1993:

Tangible capital         $25,298       6.57%      5,776         1.50%       19,522          5.07%      385,047
Core capital              25,298       6.57      11,551         3.00        13,747          3.57       385,047
Risk-based capital        25,874      14.78      14,000         8.00        11,874          6.78       175,002

DECEMBER 31, 1992:

Tangible capital         $23,466       6.06%      5,807         1.50%       17,659          4.56%      387,156
Core capital              23,466       6.06      11,615         3.00        11,851          3.06       387,156
Risk-based capital        23,966      14.32      13,391         8.00        10,575          6.32       167,389

         For information concerning regulatory capital on a pro forma basis after the sale of the Conversion Stock, see
"REGULATORY MATTERS."

ASSET AND LIABILITY MANAGEMENT

         Great Northern's interest rate spread is the principal determinant of income. The interest rate spread and, therefore, net interest income, can vary considerably over time because asset and liability repricing do not coincide. Moreover, the long-term or cumulative effect of interest rate changes can be substantial. Interest rate risk is defined as the sensitivity of an institution's earnings and net asset values to changes in interest rates.
Great Northern manages exposure to interest rate risk to maintain the projected four-quarter percentage change in net interest income and the projected change in the market value of portfolio equity within the limits established by the Board of Directors, assuming a permanent and instantaneous parallel shift in interest rates. Great Northern is currently attempting to manage its interest rate risk by offering an interest rate higher than the prevailing market rate on three-year certificates of deposit and originating loans with terms shorter than 30 years as well as adjustable rate loans.

         One of the principal methods utilized by Great Northern to monitor its interest rate risk has been the analytical review of interest rate risk reports provided by the OTS. Such reports analyze Great Northern's interest rate sensitivity gap, which is the difference between interest-bearing liabilities and interest-earning assets subject to repricing within a given time frame. A positive gap occurs when interest- earning assets exceed interest-bearing liabilities repricing during a designated time frame. Conversely, a negative gap occurs when interest- bearing liabilities exceed interest-earning assets repricing within a designated time frame. At December 31, 1992, Great Northern had a positive cumulative one-year gap of 17.26%. A positive gap may leave Great Northern's earnings vulnerable to declining interest rates because when interest rates are declining, the interest income earned on assets may decline more rapidly than the interest expense paid on Great Northern liabilities as interest-earning assets reprice at a faster pace than interest-bearing liabilities. An increase in interest rates would be expected to cause interest income to increase more rapidly than interest expense. Notwithstanding Great Northern's positive gap, it is possible that an increase in interest rates will adversely affect income due to other economic effects of rising interest rates.

      The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1992, which are scheduled to reprice or mature in each of the time periods shown. The OTS incorporates national prepayment assumptions for loans and decay rates for deposits when preparing this report in an effort to more accurately reflect interest rate risk.The impact of general interest rate movements on Great Northern's net interest income may not necessarily be as the table indicates because other factors may cause assets and liabilities to mature or reprice at different times. It has been Great Northern's recent experience that a majority of loans repay prior to scheduled maturity, although there is no assurance that such prepayment experience will continue.


                                           INTEREST RATE SENSITIVITY
                                               DECEMBER 31, 1992
                                               -----------------
                                                 OVER          OVER                       NON-
                                 ONE DAY TO  3 MONTHS TO   6 MONTHS TO      AFTER      SENSITIVE
                                  3 MONTHS     6 MONTHS       1 YEAR       1 YEAR        FUNDS        TOTAL
                                 ----------  ------------   ----------     ------      ---------      -----
                                                            (DOLLARS IN THOUSANDS)
Assets
Loans and mortgage-backed
 securities                       $144,022      32,878         54,414      132,688          485       364,487
Investment securities and
 interest-bearing deposits           6,000         -               60        1,224          -           7,284
Federal funds sold                     900         -              -            -            -             900
FHLB stock                           3,092         -              -            -            -           3,092
Other assets                           -           -              -            -         11,626        11,626
                                ----------   ---------      ---------   ----------      -------      --------
  Total                            154,014      32,878         54,474      133,912       12,111       387,389
                                  --------     -------        -------      -------      -------       -------

Liabilities and Shareholders'
  Equity
Interest bearing deposits           68,696      46,232         51,749      148,968        2,165       317,810
FHLB borrowings                         77       6,077          1,654       31,836          -          39,644
Other liabilities                      -           -              -            -          4,324         4,324
Shareholders' equity                   -           -              -            -         25,611        25,611
                               -----------  ----------      ---------  -----------     --------     ---------

  Total                             68,773      52,309         53,403      180,804       32,100       387,389
                                  --------    --------        -------     --------     --------      --------

Gap                               $ 85,241     (19,431)         1,071      (46,892)     (19,989)
                                  ========    =========       =======     =========    =========

Cumulative gap                    $ 85,241      65,810         66,881       19,989
                                  ========    ========        =======     ========

Cumulative gap as a percent
  of total assets                    22.00%      16.99%         17.26%        5.16%
                                     ======      ======         ======        =====

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related data presented herein have been prepared in accordance with GAAP, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of Great Northern are monetary in nature. As a result, interest rates have a more significant impact on Great Northern's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In December 1990, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which is effective for fiscal years beginning after December 15, 1992. The Statement establishes accounting standards for all employers' postretirement benefits other than pensions, focusing primarily on postretirement health care benefits. SFAS No. 106 changes the prevailing practice of accounting for postretirement benefits on a "pay-as-you- go" basis to the practice of accruing the expected cost of such benefits during the years that the employee or director renders the related service. Great Northern has no benefits covered by SFAS No. 106.

         In addition to SFAS No. 106, the FASB has issued SFAS No. 112, "Employers Accounting for Postemployment Benefits." The Statement, which is effective for years beginning after December 15, 1993, establishes standards of financial accounting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement (postemployment benefits). Postemployment benefits include, but are not limited to, salary continuation, supplemental unemployment benefits, severance benefits or continuation of health care benefits and life insurance coverage. Management does not believe the adoption of SFAS No. 112 will have a material effect on Great Northern's financial condition or results of operations.

         In June 1993, the FASB adopted SFAS No. 114, "Accounting by Creditors For Impairment of a Loan." It is applicable to all creditors and to all loans that are individually and specifically evaluated for impairment, uncollateralized as well as collateralized, except those loans that are accounted for at fair value or at the lower of cost or fair value. It would require that impaired loans be measured at the present value of expected future cash flows by discounting those cash flows at the loan's effective interest rate. The provisions of this proposed Statement would apply to financial statements issued for fiscal years beginning after December 15, 1994. Management does not believe the adoption of the Statement will have a material effect on Great Northern's financial condition or results of operations.

         In June 1993, the FASB also adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Such investments should be classified in three categories and accounted for as follows: (i) debt securities that the entity has the positive intent and ability to hold to maturity are to be classified as held to maturity and reported at amortized cost; (ii) debt and equity securities that are held for current resale are to be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; and (iii) debt and equity securities not classified as either securities held to maturity or trading securities are to be classified as securities available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993. Management does not believe that adoption of SFAS No. 115 will have a material effect on Great Northern's financial condition or results of operations.

GREAT NORTHERN FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                                           YEARS ENDED DECEMBER 31,

                                              ----------------------------------------------------------------------------------
                                               1992         1991          1990           1989          1988

                                           -----------    ---------     ---------      --------      -------
RESULTS OF OPERATIONS
    Interest income                         $ 28,713        31,815         31,346        29,992        28,565
    Conversion to fully-tax equivalent             4             6              8             9            11
                                         -----------      --------        -------      --------      --------
    Interest income*                          28,717        31,821         31,354        30,001        28,576
    Interest expense                          19,206        22,581         22,711        21,989        20,884
                                           ---------       -------        -------       -------       -------

    Net interest income*                       9,511         9,240          8,643         8,012         7,692

    Provision for possible loan losses           294           454            320            99           258
    Other income                               1,159         1,121            648           426           485
    Other expense                              6,476         5,993          5,687         5,496         5,055
                                           ---------       -------        -------       -------       -------

    Income before Federal
       income taxes*                           3,900         3,914          3,284         2,843         2,864
    Federal income taxes                       1,323         1,340          1,172           929           973
    Fully-tax equivalent adjustment                4             6              8             9            11
                                          ----------      --------       --------      --------      --------

    Federal income taxes*                      1,327         1,346          1,180           938           984
                                           ---------       -------        -------       -------       -------

    Net income                             $   2,573         2,568          2,104         1,905         1,880
                                           =========       =======        =======       =======       =======

    Per Share:
    Net income                             $    5.74          5.88           5.02          4.54          4.48
    Cash dividends                              1.82          1.52           1.16          0.76           .41
    Dividend payout ratio                      31.71%        25.85%         23.11%        16.74%         9.15%

AVERAGE RATIOS
    Return on total assets                      0.70%         0.74%          0.65%         0.61%         0.60%
    Return on shareholders' equity             10.30%        10.78%          9.71%         9.34%        10.20%
    Shareholders' equity to total
                    assets                      6.79%         6.86%          6.66%         6.54%         5.92%


BALANCE SHEET DATA
    Total assets (at December 31)          $ 387,389       350,801        332,000       316,797       312,798
    Daily averages:
      Total assets                           367,857       347,224        325,625       311,932       311,103
      Earning assets                         357,643       339,893        318,948       305,650       301,910
      Deposits and other funds               336,146       316,342        298,033       285,931       285,215
      Shareholders' equity                    24,983        23,829         21,679        20,396        18,427

* Fully-tax equivalent basis

GREAT NORTHERN FINANCIAL CORPORATION
INVESTMENT SECURITIES
(DOLLARS IN THOUSANDS)
                                                                                   BOOK VALUE OF INVESTMENT SECURITIES
                                                                                   -----------------------------------
                                                                                               DECEMBER 31,

                                                                              -----------------------------------------------
                                                                                    1992          1991       1990

- -----------------------------------------------------------------------------------------------------------------------------------

U.S. Government agency
    obligations                                                                   $   7,224      5,125      5,166
Obligations of states and
    political subdivisions                                                               60        115        165
Mortgage-backed securities                                                          155,729     94,134     48,327
Other securities                                                                        -        3,546      4,322
                                                                                -----------    -------    -------

                                                                                  $ 163,013    102,920     57,980
                                                                                  =========    =======     ======


                                          MATURITIES OF THE INVESTMENT SECURITIES AT DECEMBER 31, 1992
                                ------------------------------------------------------------------------------------
                                                      OVER ONE YEAR     OVER FIVE YEARS
                                ONE YEAR OR LESS   THROUGH FIVE YEARS   THROUGH TEN YEARS     OVER TEN YEARS

                              -------------------  -------------------  -----------------   -----------------
                                         WEIGHTED           WEIGHTED              WEIGHTED           WEIGHTED
                                          AVERAGE            AVERAGE               AVERAGE            AVERAGE
                               AMOUNT     YIELDS   AMOUNT     YIELDS     AMOUNT    YIELDS    AMOUNT   YIELDS
                              --------  --------- --------  ---------   -------- ---------  -------- --------
U.S. Government agency
  obligations                 $ 2,000       3.95%     5,224       5.47%       -         -          -        -
Obligations of states and
  political subdivisions           60      10.70%       -          -          -         -          -        -
Mortgage-backed securities      4,005       7.77%    10,491       7.41%     2,530     7.33%  138,703     5.73%
Other securities                  -          -          -          -          -         -          -        -
                            ---------    ------- ----------    ------    --------   ------- ---------  -------
                              $ 6,065       6.54%    15,715       6.77%     2,530     7.33%  138,703     5.73%
                              =======     ======    =======     ======     ======   ======  ========    ======

GREAT NORTHERN FINANCIAL CORPORATION
LOAN PORTFOLIO
(DOLLARS IN THOUSANDS)


                                                                                    DECEMBER 31,

                                        -----------------------------------------------------------------------
                                            1992             1991         1990          1989           1988

- ---------------------------------------------------------------------------------------------------------------
Commercial, financial and
    agricultural                        $     -               -             -              -              -
Installment to individuals,
    net of unearned income                    10,343         12,301        10,138          9,236          8,913
Real estate                                  198,917        216,308       244,306        245,672        240,956
Lease financing                               -               -             -              -              -
                                        ------------     ----------    ----------     ----------     ----------

    Total loans                              209,260        228,609       254,444        254,908        249,869

Less allowance for possible
    loan losses                                  502            433           755            506            499
                                          ----------       --------      --------       --------       --------

    Net loans                               $208,758        228,176       253,689        254,402        249,370
                                            ========        =======       =======        =======        =======




GREAT NORTHERN FINANCIAL CORPORATION
NON-PERFORMING ASSETS
(DOLLARS IN THOUSANDS)


                                                                         DECEMBER 31,

                                              -------------------------------------------------------------------
                                                1992           1991         1990           1989          1988

- -----------------------------------------------------------------------------------------------------------------


Non-accrual loans                             $1,979            465         2,044          1,813          1,119
Restructured loans                               826            527           677             36           -
                                              ------         ------        ------        -------        -------
    Total non-performing loans                 2,805            992         2,721          1,849          1,119

Other real estate owned                        3,033          5,478         1,703          1,751          2,039
                                              ------         ------        ------         ------         ------


    Total non-performing assets               $5,838          6,470         4,424          3,600          3,158
                                              ======         ======        ======         ======         ======


Loans past due 90 days or more
 accruing interest                           $    10             35            11           -                69
                                             =======        =======       =======        =======        =======

Total non-performing assets as a
 percent of total loans and other real
 estate owned at year end                       2.75%          2.76%         1.73%          1.40%         1.25%
                                              ======        =======       =======         ======         ======

GREAT NORTHERN FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES
(DOLLARS IN THOUSANDS)


                                                                         DECEMBER 31,

- -------------------------------------------------------------------------------------------------------------------
                                             1992            1991            1990          1989           1988
                                             ----            ----            ----          ----           ----
Allowance for possible loan losses
    at beginning of period                $      433            755           506            499            672

Loans Charged off:
    Commercial, financial and agricultural         -             -              -              -              -
    Installment to individuals                     2             23            60             40             43
    Real estate                                  223            753            11             52            388
    Lease financing                                -              -             -              -              -
                                         -----------     ----------     ---------     ----------     ----------

    Total                                        225            776            71             92            431
                                          ----------       --------      --------      ---------       --------

Recoveries:
    Commercial, financial and agricultural         -              -             -              -              -
    Installment to individuals                     -              -             -              -              -
    Real estate                                    -              -             -              -              -
    Lease financing                                -              -             -              -              -
                                         -----------      ---------     ---------     ----------     ----------

    Total                                          -              -             -              -              -
                                         -----------      ---------     ---------     ----------     ----------

Net charge-offs                                  225            776            71             92            431
                                          ----------       --------      --------      ---------      ---------

Provision for possible loan losses
    charged to operating expense                 294            454           320             99            258
                                          ----------       --------      --------      ---------      ---------

Allowance for possible loan losses
    at end of period                       $     502            433           755            506            499
                                           =========       ========      ========       ========       ========

Average loans outstanding
    net of unearned income                  $216,251        243,862       254,845        253,877        260,584
                                            ========        =======       =======        =======        =======

Ratio to average loans:
    Net charge-offs                             0.10%          0.32%         0.03%          0.04%          0.17%
    Provision for possible loan losses
      charged to operating expense              0.14%          0.19%         0.13%          0.04%          0.10%
    Allowance for possible loan losses
      at end of period                          0.23%          0.18%         0.30%          0.20%          0.19%
                                           ==========       ========      ========       ========       ========

Loans outstanding at end of period          $209,260        228,609       254,444        254,908         249,869
                                            ========        =======       =======        =======         =======

Allowance for possible loan losses:
    As a percent of loans outstanding
      at end of period                          0.24%          0.19%         0.30%          0.20%          0.20%

    As a multiple of net charge-offs            2.23x          0.56x           10x          5.50x          1.16x
                                           ==========      =========       =======     ==========      =========

                               REGULATORY MATTERS

GENERAL

  Bank holding companies, savings and loan holding companies, banks and savings associations are regulated extensively under federal and state law. To the extent the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions.

  The operations of financial institutions are significantly affected by general economic conditions, the monetary and fiscal policies of the federal government and the policies of federal and state regulatory authorities. Great Northern Savings is a savings association organized under the laws of the State of Ohio and, as a member of SAIF, its deposits are insured by the FDIC. As such, Great Northern Savings is subject to regulation, examination and oversight by the Division, OTS and the FDIC. Great Northern Savings must file periodic reports with these governmental agencies concerning its activities and financial condition. Joint examinations are conducted periodically by the Division and OTS to determine whether Great Northern Savings is in compliance with various regulatory requirements. Great Northern Savings is also subject to certain reserve requirements under regulations of the Federal Reserve. After the Merger, Great Northern Savings will cease to exist as a chartered institution and therefore will not be subject to separate regulation.

  Bancorporation's financial institution subsidiaries are First National Bank of Ohio, The Old Phoenix National Bank of Medina, Elyria Savings & Trust National Bank, The First National Bank in Massillon (collectively, the "Banks"), Peoples Federal Savings Bank ("Peoples Federal"), Peoples Savings Bank ("Peoples") and Bancorp Trust Company, N.A. ("Bancorp Trust").

  The Banks, as national banks and members of the Federal Reserve System, are subject to the supervision of and regular examination by OCC and the Federal Reserve. As insured banks under the Federal Deposit Insurance Act, they are all members of the Bank Insurance Fund ("BIF") and are regulated by the FDIC. OCC representatives regularly conduct examinations of the affairs and records of the subsidiary banks and all national banks must furnish quarterly and annual reports to OCC.

  Peoples Federal is a federally-chartered savings association the deposits of which are insured as a member of SAIF by the FDIC. Peoples Federal is subject to regulation and supervision by OTS and the FDIC. Peoples Federal is obligated to make periodic reports to OTS.

  Peoples, like Great Northern Savings, is a savings association organized under the laws of the State of Ohio, the deposits of which are insured as a member of SAIF by the FDIC. Peoples is likewise subject to regulation, examination and oversight by and reporting to the Division, OTS and the FDIC. Peoples is also subject to certain reserve requirements of the Federal Reserve.

  Bancorporation has filed application with OTS and OCC for approval to convert Peoples and Peoples Federal into national banks. Bancorporation intends to file applications with the Federal Reserve with regard to each association upon receiving OTS and OCC approval. To date, Bancorporation has received OTS approval to convert Peoples. Assuming Bancorporation receives all necessary approvals and converts Peoples and Peoples Federal into national banks, Bancorporation will not control any savings association.

  Bancorp Trust is a federally-chartered national trust company subject to the supervision of and regular examination by OCC. Its activities, which consist primarily of making trust services available in the State of Florida, are also subject to regulation by the laws of the State of Florida. As a condition of receiving its charter from OCC, Bancorp Trust was required to become a member of the Federal Reserve System and purchase stock in the Federal Reserve Bank of Atlanta.

  The periodic examinations by the regulatory agencies are intended to test institutions' compliance with various regulatory requirements and to determine if operations are conducted in a safe and sound manner. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of nonperforming and other assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by OTS, OCC, the FDIC, the Division, the Federal Reserve or Congress, could materially and adversely impact the operations of Bancorporation, Great Northern or any of their respective subsidiary financial institutions.

REGULATION OF BANK HOLDING COMPANIES

  Bancorporation is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Bank holding companies are subject to regulation by the Federal Reserve. Under Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary banks.

  The BHCA requires the prior approval of the Federal Reserve in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, or to merge or consolidate with any other bank holding company. The BHCA prohibits the Federal Reserve from approving an application from a bank holding company to acquire shares of a bank located outside the state in which the operations of the holding company's banking subsidiaries are principally conducted, unless such an acquisition is specifically authorized by statute of the state in which the bank whose shares are to be acquired is located. At present, many states, including Ohio, have adopted legislation permitting such acquisitions by bank holding companies and such legislation is pending in the legislatures of other states.

  The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. Under the BHCA, the Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. The Federal Reserve has by regulation determined that certain activities are closely related to banking within the meaning of the BHCA. These activities include: operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing investment and financial advice; and acting as an insurance agent for certain types of credit-related insurance.

  Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities of the bank holding company or its subsidiaries and on the taking of such stock or securities as collateral for loans to any borrower. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of any services.

  Bancorporation is also under the jurisdiction of the Commission and certain state securities commissions for matters relating to the offering and sale of its securities. Bancorporation is subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act, as administered by the Commission.

REGULATION OF SAVINGS AND LOAN HOLDING COMPANIES

  Bancorporation and Great Northern are registered as savings and loan holding companies under HOLA, due to their control of savings associations. The regulation of savings and loan holding companies is the province of OTS.

  With certain exceptions, a savings and loan holding company must obtain prior written approval of OTS before acquiring control of an insured institution or savings and loan holding company through the acquisition of stock or through a merger or some other business combination. HOLA prohibits OTS from approving an acquisition by a savings and loan holding company which would result in the holding company controlling savings associations in more than one state, subject to certain exceptions, including where the statutes of the state in which the savings association to be acquired is located specifically permit a savings association chartered by such state to be acquired by an out-of-state savings association or savings and loan holding company. Ohio presently has legislation permitting such an interstate acquisition by a savings and loan association or savings and loan holding company. HOLA also prohibits savings and loan holding companies and their subsidiaries which are not savings associations from engaging in unrelated business activities other than those specifically exempted by statute or regulation.

REGULATION OF NATIONAL BANKS

  As national banks and members of the Federal Reserve System, the Banks are subject to the supervision of and regular examination by OCC and the Federal Reserve. As insured banks under the Federal Deposit Insurance Act, all of the Banks are regulated by the FDIC and are members of BIF. Areas of operation subject to regulation by federal laws, regulations and regulatory agencies include reserves on deposits, interest rates and other terms of deposits, investments, loans, fiduciary activities, mergers and acquisitions, issuance of securities, payment of dividends, establishment of branches, transactions with officers and principal shareholders, and other aspects of bank operations. Representatives of OCC regularly conduct examinations of the affairs and records of national banks, and all national banks must furnish quarterly and annual reports to OCC.

STATE REGULATION OF SAVINGS ASSOCIATIONS

  Regulation by the Division affects the internal organization of Great Northern Savings and Peoples as well as their savings, mortgage lending and other investment activities. Ohio law prescribes the permissible investments and activities of Ohio savings associations, including the types of lending that such associations may engage in and the investments in real estate, subsidiaries and corporate or government securities that such associations may make. The ability of Ohio savings associations to engage in these state-authorized investments is subject to oversight and approval by the FDIC, if such investments or activities are not permissible for a federally chartered savings association.

  The Division must approve any mergers involving or acquisitions of control of Ohio savings associations. The Division may initiate certain supervisory measures or formal enforcement actions against Ohio savings associations. Ultimately, if the grounds provided by law exist, the Division may place an Ohio savings association in conservatorship or receivership.

  In addition to being governed by the laws of Ohio specifically governing savings associations, Great Northern Savings and Peoples are governed by Ohio General Corporation Law, to the extent such law does not conflict with the laws specifically governing savings associations.

FEDERAL REGULATION OF SAVINGS ASSOCIATIONS

  OTS. OTS is an office in the Department of Treasury and is subject to the general oversight of the Secretary of the Treasury. The Director of OTS is responsible for the regulation and supervision of all savings associations, the deposits of which are insured by the FDIC. Among other functions, OTS issues and enforces regulations affecting federally-insured savings associations and regularly examines such institutions. OTS imposes assessments on associations based on asset size to defray the costs of general supervision and examination.

  QUALIFIED THRIFT LENDER TEST. Savings associations are required to maintain a specified level of investments in assets that are designated as qualifying thrift investments ("QTL Test"). Such investments are generally related to residential real estate and manufactured housing. To meet the QTL Test, the qualified thrift investments of an association must equal or exceed 65% of the association's portfolio assets.

  If a savings association fails to meet the QTL Test, the association may be subject to certain regulatory restrictions. A savings association which fails to meet the QTL Test will not be eligible for FHLB advances to the fullest possible extent and its holding company will become subject to bank holding company limits. At September 30, 1993, Great Northern Savings, Peoples Federal and Peoples had qualified thrift investments adequate to satisfy the QTL test.

FEDERAL HOME LOAN BANKS

  The FHLBs, now under the jurisdiction of the Federal Housing Finance Board, serve as credit sources for their members. As members of the FHLB of Cincinnati, Great Northern Savings, Peoples Federal and Peoples are each required to maintain an investment in the capital stock of the FHLB of Cincinnati in an amount equal to the greater of 1.0% of the aggregate outstanding principal amount of their respective residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5.0% of advances from the FHLB of Cincinnati. Great Northern Savings, Peoples Federal and Peoples are in compliance with this requirement at September 30, 1993. While Peoples Federal is a party to a credit agreement with the FHLB of Cincinnati whereby it can obtain advances, it has no advances outstanding from the FHLB of Cincinnati; at September 30, 1993, Peoples had $1.6 million in outstanding one-day advances, and Great Northern Savings had $40.2 million in outstanding advances. After the Merger, Great Northern Savings will not be a member of the FHLB of Cincinnati; Peoples and Peoples Federal or one of them may remain a member of the FHLB of Cincinnati after their respective anticipated conversions to national banks.

FEDERAL DEPOSIT INSURANCE CORPORATION

  The FDIC is an independent federal agency which insures the deposits, up to prescribed statutory limits, of federally-insured banks and savings associations and safeguards the safety and soundness of the financial institution industry. Two separate insurance funds are maintained and administered by the FDIC. In general, banking institutions are members of BIF and savings associations are SAIF members. A depository institution generally is prohibited from converting from one insurance fund to the other until August 9, 1994, except with the prior approval of the FDIC in certain limited cases. The insurance fund conversion provisions do not prohibit a SAIF member from either converting to a bank charter, as long as the resulting bank remains a SAIF member, or merging with a bank, as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. Exit and entrance fees must be paid to the FDIC in full conversions.

  For each semi-annual assessment period beginning January 1, 1993, a transitional risk-based insurance system was implemented by the FDIC for all SAIF and BIF members. Under the rule implementing the transitional system, the FDIC assigns an institution to one of three capital categories: (1) well capitalized, (2) adequately capitalized or (3) undercapitalized. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which differing assessment rates are applied. Assessment rates range from 0.23% of deposits for an institution in the highest category (i.e., well capitalized and "financially sound") to 0.31% of deposits for an institution in the lowest category (i.e., undercapitalized and "substantial probability of loss"). The assessment rates for Great Northern Savings and the financial institution subsidiaries of Bancorporation generally remained at the same level imposed in 1992 under the transition rule.

  On June 17, 1993, the FDIC adopted a final rule establishing the permanent risk-based premium system that will be implemented with semiannual assessment periods commencing on January 1, 1994. Except for limited changes, the structure of the permanent system is substantially the same as the transitional system now in effect. The FDIC is authorized to raise insurance premiums for SAIF members in certain circumstances. If the FDIC determines to increase the assessment rate for all SAIF institutions, institutions in all risk categories could be affected. Any increase in premiums could adversely affect earnings of Peoples, Peoples Federal and Great Northern Savings.

  Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or OTS.

CAPITAL

  The Federal Reserve has adopted risk-based capital guidelines for bank holding companies. The guidelines became fully phased in at the end of 1992. Capital levels as measured by these standards also are used to categorize financial institutions for purposes of the new prompt corrective action provisions. See "REGULATORY MATTERS." The minimum guideline for the ratio of total capital ("Total Capital") to risk- weighted assets (including certain off-balance sheet items such as standby letters of credit) is 8% ("Total Risk-Based Capital"). The Total Risk-Based Capital ratio must be at least 10% to be considered well capitalized. See "REGULATORY MATTERS."

  At least half of the minimum Total Risk-Based Capital ratio (4%) must be composed of common stockholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangibles ("Tier 1 Risk-Based Capital"). To be considered well capitalized, the Tier 1 Risk-Based Capital ratio must be at least 6%. See "REGULATORY MATTERS -- Prompt Corrective Regulatory Action." The remainder of Total Risk-Based Capital may consist of subordinated debt, other preferred stock and a limited amount of loan and lease loss allowance.

  The Federal Reserve also has established minimum leverage ratio guidelines for bank holding companies. The guidelines provide for a minimum ratio of Tier 1 Risk-Based Capital to average assets (excluding the loan and lease loss allowance, goodwill and certain other intangibles) ("Leverage Ratio") of 3% for bank holding companies that meet certain criteria, including having the highest regulatory rating. To be considered well capitalized, the Leverage Ratio must be at least 5%. The guidelines further provide that bank holding companies making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels. OTS has not imposed capital requirements on savings and loan holding companies.

  The following tables set forth the Total Risk-Based Capital, Tier 1 Risk-Based Capital, and Leverage Ratios for Bancorporation and Great Northern, individually and on a pro forma combined basis, as of September 30, 1993:


                           Total      Tier 1
                        Risk-Based Risk-Based  Leverage Ratio
                        ---------- ----------  --------------
  Bancorporation         16.26%     15.01%       9.45%
  Great Northern         15.95%     15.62%       7.11%
  Pro Forma Combined     16.24%     15.05%       9.24%

  Each of the subsidiary financial institutions of Bancorporation and Great Northern is subject to similar capital requirements adopted by OCC or OTS, as the case may be. OTS also imposes a tangible capital requirement, which requires savings associations to maintain "tangible capital" of not less than 1.5% of the association's adjusted total assets. "Tangible capital" is defined as core capital minus any "intangible assets," such as goodwill. At September 30, 1993, each financial institution subsidiary of Bancorporation and Great Northern satisfied the minimum capital ratio requirements under the capital ratio guidelines. Failure by any financial institution subsidiary of Bancorporation or Great Northern to comply in the future with applicable capital standards may be subject to sanctions and limitations upon operations.





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
LIMITS ON DIVIDENDS AND OTHER PAYMENTS

  Bancorporation and Great Northern are legal entities separate and distinct from their respective subsidiary financial institutions. There are various legal limitations on the extent to which such subsidiary banks and savings associations may finance or otherwise supply funds to their parent holding companies. Under federal law, subsidiary banks may not, subject to certain limited exceptions, make loans or extensions of credit to, or investments in the securities of, their bank holding companies. Subsidiary banks are also subject to collateral security requirements for any loans or extension of credit permitted by such exceptions.

  Each national bank subsidiary of Bancorporation is required by federal law to obtain the prior approval of OCC for the declaration and payment of dividends if the total of all dividends declared by the board of directors of the bank in any year will exceed the total of (i) the bank's net profits for that year, plus (ii) the retained net profits for the preceding two years, less any required transfers to surplus. In addition, these banks may only pay dividends to the extent that retained net profits (including any portion transferred to surplus) exceed bad debts. Similar limitations are imposed upon capital distributions, including cash dividends, by Great Northern Savings, Peoples and Peoples Federal as savings associations. As of September 30, 1993, the financial institution subsidiaries of Bancorporation, without obtaining governmental approvals, could declare aggregate dividends of approximately $13.4 million. As of September 30, 1993, Great Northern Savings, without obtaining governmental approval, could declare dividends of approximately $7.6 million.

PROMPT CORRECTIVE REGULATORY ACTION

  On December 19, 1992, a major banking bill entitled the Federal Deposit Insurance Corporation Improvement Act of 1991 was enacted. FDICIA substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and revised several other federal banking statutes.

  Among other things, FDICIA established a system of prompt corrective action to resolve the problems of undercapitalized institutions, which became effective on December 19, 1992. The federal banking agencies have established five capital levels for insured depository institutions -- "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." FDICIA requires or permits such agencies to take certain supervisory actions depending upon an insured institution's capital level. FDICIA requires the banking agencies to appoint a receiver or conservator for an institution within 90 days after it becomes "critically undercapitalized" unless the institution's primary regulator determines, with the concurrence of the FDIC, that other action would better achieve FDICIA's purposes.

  Under the final rules implementing the prompt corrective action provisions, a financial institution that has a Total Risk-Based Capital of 10% or greater, a Tier 1 Risk-Based Capital ratio of 6% or greater and a Leverage Ratio of 5% or greater is deemed to be "well capitalized." An institution with a Total Risk-Based Capital ratio of 8% or greater, a Tier 1 Risk-Based Capital ratio of 4% or greater and a Leverage Ratio of 4% or greater (or a Leverage Ratio of 3% or greater and a CAMEL 1 rating), is considered to be "adequately capitalized." An institution that has a Total Risk-Based Capital of less than 8%, a Tier 1 Risk-Based Capital ratio of less than 4%, and a Leverage Ratio that is less than 4% (or a Leverage Ratio of less than 3% and a CAMEL 1 rating), is considered "undercapitalized." An institution that has a Total Risk-Based Capital less than 6%, a Tier 1 Risk-Based Capital ratio of less than 3% or a Leverage Ratio that is less than 3% is considered to be "significantly undercapitalized." An institution that has tangible equity (core capital minus intangible assets other than qualifying supervisory goodwill and purchased mortgage servicing rights) to total assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." At September 30, 1993, the financial institution subsidiaries of Bancorporation and Great Northern were considered either "well capitalized" or "adequately capitalized" under the prompt corrective action rules.

  An institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. Also, "pass through" insurance coverage may not be available for certain employee benefit accounts. FDICIA requires the holding company of any undercapitalized depository institution to guarantee, in part, certain aspects of such depository institution's capital plan for such plan to be acceptable.

  An undercapitalized institution is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. The plan must specify (i) the steps the institution will take to become adequately capitalized, (ii) the capital levels to be attained each year, (iii) how the institution will comply with any regulatory sanctions then in effect against the institution and (iv) the types and levels of activities in which the institution will engage. The banking agency may not accept a capital restoration plan unless the agency determines, among other things, that the plan "is based on realistic assumptions, and is likely to succeed in restoring the institution's capital" and "would not appreciably increase the risk ... to which the institution is exposed."

  FDICIA also authorizes the appropriate federal banking agency, after notice and an opportunity for a hearing, to treat a well capitalized, adequately capitalized or undercapitalized insured depository institution as if it had a lower capital-based classification, if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Thus, an adequately capitalized institution can be subjected to the restrictions of undercapitalized institutions (provided that a capital restoration plan cannot be required of the institution) and an undercapitalized institution can be subjected to the restrictions applicable to significantly undercapitalized institutions.

  FDICIA contains numerous other provisions and operational restrictions, including accounting, audit and reporting requirements, termination of the "too big to fail" doctrine beginning in 1995 (except in special cases), limitations on the FDIC's payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings, capital distributions and compensation, and revised regulatory standards for, among other things, power of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days' prior notice of the closing of any branch.

  The FDIC is required, by regulation or order, to "restrict the activities" of critically undercapitalized institutions. The restrictions must include prohibitions on the institution's doing any of the following without prior FDIC approval: entering into any material transactions not in the usual course of business, extending credit for any highly leveraged transaction, engaging in any covered transaction (as defined in Section 23A of the Federal Reserve Act) with an affiliate, paying excessive compensation or bonuses, and paying interest on new or renewed liabilities that would increase the institution's average cost of funds to a level significantly exceeding prevailing rates in the market.

TRANSACTIONS WITH AFFILIATES

  Sections 23A and 23B of the Federal Reserve Act (the "FRA") restrict transactions by insured depository institutions and their subsidiaries with their affiliates. An affiliate of an institution is any company or entity which controls, is controlled by or is under common control with the institution. Generally, Sections 23A and 23B (i) limit the extent to which an institution or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital stock and surplus (i.e., tangible capital) and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions. Certain additional restrictions apply to savings associations.

  A financial institution's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the FRA and Regulation O promulgated thereunder by the Federal Reserve. Among other things, such loans must be made on terms substantially similar to those offered to unaffiliated individuals, the amount of loans an institution may make to such persons are based, in part, on the institution's capital position, and certain approval procedures must be followed in making such loans.

STANDARDS FOR SAFETY AND SOUNDNESS

  FDICIA requires the federal bank regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The compensation standards would prohibit employment contracts, compensation or benefit arrangements, stock option plans, fee arrangements or other compensatory arrangements that would provide excessive compensation, fees or benefits or could lead to material financial loss. In addition, the federal banking regulatory agencies would be required to prescribe by regulation standards specifying: (i) maximum classified assets to capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; and
(iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions and depository institution holding companies. Final regulations implementing these standards were supposed to have been promulgated by August 1, 1993 and are to be effective by December 1, 1993. The agencies proposed regulations to establish these standards in November 1993. The impact, if any, of these standards on the operations of depository insured institutions cannot be determined until the standards are issued in final form.

UNIFORM LENDING STANDARDS

   Pursuant to FDICIA, the federal banking agencies have adopted uniform regulations and guidelines prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate, which became effective March 19, 1993. Under those regulations and guidelines, financial institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards (including loan-to-value limits) that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements.

COMMUNITY REINVESTMENT

  Under the Community Reinvestment Act ("CRA"), a financial institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with CRA. CRA requires the appropriate federal banking agencies, in connection with their examination of financial institutions, to assess the institutions' records of meeting the credit needs of their communities and to take such record into account in its evaluation of certain applications by each such institution. Effective July 1, 1990, the CRA requires public disclosure of an institution's CRA rating and requires that the appropriate federal banking agency provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system.

ENFORCEMENT

  Under FDICIA, OTS has primary enforcement responsibility over savings associations and savings and loan holding companies, OCC has primary enforcement responsibility over national banks, the Federal Reserve has primary enforcement responsibility over state member banks and bank holding companies, and the FDIC has primary enforcement responsibility over state nonmember banks. The FDIC has the authority to recommend that enforcement action be taken with respect to institutions over which it does not have primary enforcement authority. If action is not taken, the FDIC has authority to take such action under certain circumstances. These agencies have the authority to bring enforcement actions against those institutions and certain "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Such enforcement actions can take the form of capital directives, cease-and-desist orders, removal and prohibition orders and civil penalties, which can range from $25,000 per day to as high as $1 million per day, if a finding of reckless disregard is made. Federal criminal penalties for most financial institution crimes, which are enforced by the Department of Justice, include fines of up to $1 million and imprisonment for up to 30 years. In addition to the prompt corrective action system, any financial institution that fails to satisfy any of its capital requirements is subject to possible enforcement actions by its appropriate federal banking agency. In this regard, the appropriate federal banking agency could require one or more of the following corrective actions: (i) increasing the amount of the institution's regulatory capital to a specified level or levels; (ii) convening a meeting or meetings with the agency's supervision staff; (iii) reducing the rate of earnings that may be paid on accounts; (iv) limiting the receipt of deposits to those made to existing accounts; (v) ceasing or limiting the issuance of new accounts of any or all classes or categories; except in exchange for existing accounts; (vi) ceasing or limiting lending or the making of a particular type or category of loan; (vii) ceasing or limiting the purchase of loans or the making of specified other investments; (viii) limiting operational expenditures to specified levels; (ix) increasing liquid assets and maintaining such increased liquidity at specified levels; or (x) taking such other action or actions as the agency may deem necessary or appropriate for the safety and soundness of the institution, or depositors or investors in the institution. The agency also could impose harsher measures such as the appointment of a receiver or conservator or a forced merger into another institution.

  FDICIA amends the grounds for the appointment of a conservator or receiver for an insured depository institution to include the following events: (i) consent by the board of directors of the institution; (ii) cessation of the institution's status as an insured depository institution; (iii) the institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized when required to do so, fails to submit an acceptable capital plan or materially fails to implement an acceptable capital plan; or
(iv) the institution is critically undercapitalized or otherwise has substantially insufficient capital. FDICIA provides that an institution's directors shall not be liable to its shareholders or creditors for acquiescing in or consenting to the appointment of the FDIC or RTC as receiver or conservator or to a supervisory acquisition of the institution.

  The imposition of any of these measures on Bancorporation, Great Northern or any of their financial institution subsidiaries could have a substantial adverse effect on operations and profitability. The appropriate federal banking agency may also require the institution to raise additional capital through the issuance of stock or other capital instruments.


                  DESCRIPTION OF BANCORPORATION CAPITAL STOCK

BANCORPORATION COMMON SHARES


  Bancorporation's Amended and Restated Articles ("Articles") have authorized 40,000,000 shares of Common Stock, no par value, of which 25,227,467 were outstanding as of December 21, 1993. Of the authorized shares of Common Stock, 1,008,970 shares are unreserved and available for issuance. These shares may be issued and sold without further stockholder action provided that the issuance and sale is made in compliance with the corporate governance documents of Bancorporation and Ohio law. Each share of Bancorporation Common Stock is accompanied by one Right pursuant to the Bancorporation Rights Agreement. On December 31, 1993, Bancorporation had 6,673 stockholders of record.


  Each share of Bancorporation Common Stock is entitled to (a) dividends when and as declared by the directors, but after payment of dividends to any Preferred Stock that may hereafter be issued, (b) to one vote per share on each matter properly submitted to stockholders for their vote, and (c) to participate ratably in the net assets of Bancorporation in the event of liquidation, after any Preferred Stock of Bancorporation that may hereafter be issued. Holders of Bancorporation Common Stock have no preemptive rights for the purchase of additional shares of any class of Bancorporation, nor do they have the right to cumulate their voting power.

BANCORPORATION PREFERRED STOCK

  Bancorporation has authorized 3,500,000 shares of Preferred Stock, no par value, of which no shares were outstanding as of December 21, 1993. Of the authorized shares of Preferred Stock, 3,200,00 shares are unreserved and available for issuance. These shares may be issued and sold without further shareholder action provided that the issuance and sale is made in compliance with the corporate governance documents of Bancorporation and Ohio law.

  The holders of Preferred Stock are entitled to one vote per share on matters on which they are entitled to vote, and the other terms thereof may be fixed by Bancorporation's Board of Directors, including dividend rate, liquidation price, redemption price, sinking fund provisions, conversion rights, and restrictions on issuance of shares of the same series or any other class or series as may be determined by the directors. As to dividend, redemption, and liquidation rights, each series of Preferred Stock of Bancorporation will be senior to Bancorporation Common Stock. Bancorporation has created a class of Preferred Stock entitled the "Series A Preferred Stock," and has reserved 300,000 shares for issuance thereunder. The Series A Preferred Stock was created pursuant to the Bancorporation's Rights Agreement. See "COMPARISON OF BANCORPORATION AND GREAT NORTHERN CAPITAL STOCK."

         COMPARISON OF BANCORPORATION AND GREAT NORTHERN CAPITAL STOCK

BANCORPORATION COMMON STOCK AND GREAT NORTHERN COMMON STOCK

  If the Merger is consummated, all stockholders of Great Northern (except holders of Great Northern Common Stock who perfect their dissenter rights) will become stockholders of Bancorporation. Bancorporation is a corporation organized under, and governed by, Ohio law, Bancorporation's Articles, and its Amended Code of Regulations ("Regulations"). Great Northern is also a corporation organized under, and governed by, Ohio law, and is governed by its Articles of Incorporation, as amended, and its Code of Regulations. The rights of a holder of Great Northern Common Stock are similar in most respects and different in other respects from the rights of a holder of Bancorporation Common Stock. Certain of these similarities and differences are summarized below.

THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OHIO GENERAL CORPORATION LAW, BANCORPORATION'S ARTICLES AND REGULATIONS, AND GREAT NORTHERN'S ARTICLES OF INCORPORATION, AS AMENDED, AND ITS CODE OF REGULATIONS.

VOTING RIGHTS

  CUMULATIVE VOTING AND PREEMPTIVE RIGHTS. Each stockholder of Bancorporation and Great Northern has the right to cast one vote for each share owned on all matters submitted to a vote of stockholders. No holder of shares of any class of capital stock of Bancorporation or Great Northern is entitled to the right of cumulative voting or to preemptive rights.

  NOMINATIONS. Any stockholder of Bancorporation who determines to nominate a person for election as a director must deliver written notice to the Secretary of Bancorporation not later than (a) with respect to an election to be held at an Annual Meeting of Stockholders for the election of directors, 90 days in advance of such meeting, and (b) with respect to such an election to be held at a Special Meeting of Stockholders, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice must set forth specific information regarding the nominating stockholder and nominee. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure. Great Northern's nomination provisions are similar except that nominations for the Annual Meeting must be made by February 1st or the sixtieth day before the anniversary of the most recent Annual Meeting, or in certain circumstances within a reasonable period after such anniversary.

  SPECIAL MEETINGS. A special meeting of the stockholders of Bancorporation can be called by the President, by the Board of Directors acting at a meeting, by a majority of the Board when not in a meeting, or by stockholder(s) owning one-half or more of the outstanding shares of Common Stock. The provisions for calling a special meeting of the stockholders of Great Northern do not differ significantly from those of Bancorporation.

  MERGERS, CONSOLIDATIONS, DISSOLUTIONS, COMBINATIONS, AND OTHER TRANSACTIONS. Subject to the provisions discussed in "State Takeover Statutes" below, Ohio law requires adoption of a merger, consolidation, dissolution, disposition of all or substantially all of the corporation's assets, and a "majority share acquisition" or "combination" involving issuance of shares with one-sixth or more of the voting power of the corporation by the affirmative vote of the holders of shares entitled to exercise at least two-thirds of the voting power of the corporation on such proposal, unless the articles of incorporation specify a different proportion (but not less than a majority). Adoption by the affirmative vote of the holders of two-thirds of any class of shares, unless otherwise provided in the articles, may also be required if the rights of holders of that class are affected in certain respects by the merger or consolidation. Except for the "Fair Price and Supermajority Vote Provisions" discussed below, Bancorporation's Articles, as well as Great Northern's Articles of Incorporation, as amended, require adoption by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Bancorporation or Great Northern, on any such proposal, and by the affirmative vote of the majority of any class if a class vote is required.

  FAIR PRICE AND SUPERMAJORITY VOTE PROVISIONS.   Article Seventh of
Bancorporation's Articles require that a merger or consolidation of Bancorporation into or with a corporation, person, or entity that is the beneficial owner of 10% or more of the issued and outstanding shares of a class of Bancorporation capital stock ("Interested Party"), or the sale, lease or other disposition of all or substantially all of the assets of Bancorporation to an Interested Party, requires the approval of 80% of the outstanding voting shares of each class of Bancorporation stock entitled to vote as a class. This supermajority vote requirement is waived in the event the transaction has been approved (i) by the Board of Directors prior to the time the Interested Party beneficially owns 10% or more of the outstanding capital stock of Bancorporation, or (ii) at any time before its consummation by two-thirds vote of the total members of the Bancorporation Board of Directors and a majority of the directors who either were appointed prior to the time the party beneficially owned 4% or more of an outstanding class of capital stock or were recommended to succeed such a director by a majority of such directors; provided, that the transaction is structured in such a manner that the price to be paid by the Interested Party is fair to all stockholders of Bancorporation. A Bancorporation stockholder must receive a price equal to the highest price per share previously paid to a stockholder by the Interested Party for a share of Bancorporation capital stock of the same class. If that supermajority vote requirement is waived, the transaction may be approved by the holders of at least two-thirds of the outstanding capital stock.

  Article Eight of Great Northern's Articles of Incorporation, as amended, requires a supermajority vote of 75% on certain matters, including the adoption of an agreement of merger, if the Great Northern Board of Directors recommends against approval. Article Twelve contains protective provisions requiring supermajority approvals of certain "business combinations" involving a "control person," who is defined as someone who has obtained 20% or more of the voting power of Great Northern.

SHAREHOLDER RIGHTS PLAN

  Pursuant to the terms of the First Bancorporation of Ohio Shareholder Rights Agreement dated October 21, 1993 ("Rights Agreement"), between Bancorporation and First National Bank of Ohio, as rights agent, a dividend of one preferred share purchase right (a "Right") for each outstanding share of Bancorporation Common Stock (sometimes hereinafter "Common Stock") was declared by the Bancorporation Board of Directors. Each Right entitles the registered holder to purchase from the Bancorporation one 1/100th of a share of the Series A Preferred Stock at a price of $90 ("Purchase Price"), subject to adjustment.





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
  Until the earlier to occur of (i) ten days following a public announcement that a person or group (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Stock or (ii) ten business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement or announcement of a tender offer or exchange offer by a person or group for 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be distributed.

  The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date the shares of Common Stock will contain a notation incorporating the Rights Agreement by reference. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock. The Rights are not exercisable until the Distribution Date. The Rights will expire on October 20, 2003 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Bancorporation.

  Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

         In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding Common Stock (except pursuant to a tender offer for all of the Common Stock at a price and on terms determined by a majority of the Continuing Directors to be fair to and otherwise in the best interests of Bancorporation and its stockholders) proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock (or cash, other securities or property) having a market value of two times the Purchase Price of the Right.

  In the event that, after the Rights become exercisable, Bancorporation is acquired in a merger or other business combination transaction with an Acquiring Person or an affiliate thereof, or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person or an affiliate thereof, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Purchase Price of the Right.

  At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Stock and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of Bancorporation may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or a fraction of a share of Preferred Stock having equivalent market value) per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional share of Preferred Stocks will be issued (other than fractions which are interest multiples of one-hundredth of a share of Preferred Stock, which may, at the election of Bancorporation, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

  At any time within ten days after a person or group of affiliated or associated persons acquire beneficial ownership of 15% or more of the outstanding Common Stock (unless the Board of Directors extends such ten-day period), the Board of Directors of Bancorporation may redeem the rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), upon the approval of a majority of the Continuing Directors. The redemption of the rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The Rights are also redeemable under other circumstances as specified in the Rights Agreement.

  The terms of the Rights may be amended by the Board of Directors of Bancorporation without the consent of the holders of the Rights upon the approval of a majority of the Continuing Directors, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the outstanding shares of Common Stock then known to Bancorporation to be beneficially owned by any person or group of affiliated or associated persons and (ii) 10%, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Bancorporation, including, without limitation, the right to vote or to receive dividends.

  A copy of the Shareholder Rights Agreement is included as an exhibit to the Form 8-A filed by Bancorporation with the Commission on November 4, 1993. The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

  Great Northern has not adopted a shareholder rights or similar plan.

OHIO ANTI-TAKEOVER STATUTES

  The statutes described below apply to both Bancorporation and Great Northern.

  OHIO CONTROL SHARE ACQUISITION ACT. The Ohio Control Share Acquisition Act provides that certain notice and informational filings and special stockholder meeting and voting procedures must be followed prior to consummation of a proposed "control share acquisition," which is defined as any acquisition of an issuer's shares which would entitle the acquiror, immediately after such acquisition, directly or indirectly, to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges of such voting power: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or
(c) a majority or more of such voting power. Assuming compliance with the notice and information filings prescribed by statute, the proposed control share acquisition may be made only if, at a duly convened special meeting of stockholders, the acquisition is approved by both a majority of the voting power of the issuer represented at the meeting and a majority of the voting power remaining after excluding the combined voting power of the intended acquiror and the directors and officers of the issuer. The Control Share Acquisition Act may be made inapplicable to a company by its corporate governance documents, but those of Bancorporation and Great Northern do not so provide.

  OHIO MERGER MORATORIUM STATUTE. The Ohio Merger Moratorium provisions prohibit certain business combinations and transactions between an "issuing public corporation" and a beneficial owner of 10% or more of the shares of the corporation (an "interested shareholder") for at least three years after the interested shareholder attains 10% ownership, unless the board of directors of the issuing public corporation approves the transaction before the interested shareholder attains 10% ownership. An "issuing public corporation" is defined as an Ohio corporation with 50 or more stockholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. Examples of transactions regulated by the Merger Moratorium provisions include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares ("Moratorium Transactions").

  Subsequent to the three-year period, a Moratorium Transaction may take place provided that certain conditions are satisfied, including (a) the board of directors approves the transaction, (b) the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the interested shareholder, or (c) the business combination results in stockholders, other than the interested shareholder, receiving a fair price plus interest for their shares. The Merger Moratorium provisions are applicable to all corporations formed under Ohio law, but a corporation may elect not to be covered by the Merger Moratorium provisions, or subsequently elect to be covered, with an appropriate amendment to its articles of incorporation. Bancorporation has not taken any such corporate action to opt out of the Ohio Merger Moratorium statute and the statute does not apply to Great Northern.



AMENDMENT TO CHARTER DOCUMENTS

  The Articles of Bancorporation presently require that two-thirds of the voting power of Bancorporation approve any amendment to the Articles, except that with regard to Article Seventh dealing with certain business combinations requires a vote of 80% of the voting power of Bancorporation, unless the amendment is approved by 75% of the Board and by a majority of the Continuing Directors, then by two-thirds of the voting power. The Articles of Incorporation of Great Northern, as amended, require a majority of the voting power of Great Northern approve any amendment, unless the Board recommends against such amendment, then by 75% of the voting power. See "COMPARISON OF BANCORPORATION AND GREAT NORTHERN CAPITAL STOCK."

  Directors may not amend the code of regulations of an Ohio corporation. The Regulations of Bancorporation provide for amendment by stockholders holding a majority of the voting power at a meeting, but require that all amendments by written action of the stockholders without a meeting must be approved unanimously by the stockholders entitled to vote thereon. In addition, any amendments regarding the calling of special meetings of stockholders, classification of directors, nomination of or removal of directors, or amendment to the Regulations, must be approved by stockholders holding at least two-thirds of the voting power of Bancorporation at a meeting. The Code of Regulations of Great Northern requires a majority of the voting power of Great Northern to approve any amendment.

DIRECTORS

  NUMBER; CLASSIFICATION. The Regulations of Bancorporation presently provide that the number of directors shall not be greater than 24, divided into three classes. The stockholders of Bancorporation at the 1988 Annual Meeting of Shareholders fixed the number of Directors at 22. The respective terms of the three classes of directors are staggered so that at any time the term of a class will expire at the next annual meeting of stockholders. After the expiration date for each class, members of that class will be elected to three-year terms.

  Great Northern's Articles of Incorporation, as amended, provide that the number of directors is fixed at nine, divided into three classes. The respective terms of the classes are staggered so that the term of one class expires each year. After the expiration date for each class, members of that class will be elected to three-year terms.

  REMOVAL. Bancorporation's Regulations provide that Bancorporation's stockholders may remove a director for good cause by a vote of two-thirds of the capital stock entitled to vote for directors. Directors of Great Northern may be removed with or without cause by stockholders holding not less than a majority of the voting power of the corporation to elect directors.

  INDEMNIFICATION. Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. It provides, however, that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

  Ohio law does not authorize payment of expenses or judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

  Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

  Bancorporation's Articles provide that Bancorporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit, or proceeding by reason of the fact that he is or was a director, officer, employee or agent of Bancorporation, or of any other corporation or organization for which he was serving as a director, officer, employee or agent at the request of Bancorporation. The indemnification provisions contained in Great Northern's Code of Regulations are substantially the same as Bancorporation's provisions. Great Northern has also entered into separate indemnification agreements with each of its executive officers and directors. See "TERMS OF MERGER - Interests of Great Northern Executive Officers and Directors." Both Bancorporation and Great Northern have acquired insurance for their obligations to provide indemnification to their officers and directors.

DIVIDENDS

  An Ohio corporation may pay dividends out of surplus, however created, but must notify its stockholders if a dividend is paid out of capital surplus. The ability of Bancorporation and Great Northern to pay cash dividends to their respective stockholders is largely dependent on the amount of dividends which may be declared and paid to each of them by their respective subsidiaries. There are a number of statutory and regulatory requirements applicable to the payment of dividends by banks, savings associations and bank holding companies. See "REGULATORY MATTERS."

  The Board of Directors of Bancorporation reviews the declaration and payment of dividends on a quarterly basis in light of cash needs, general business conditions, availability of dividends from subsidiaries and regulatory policies. There can, of course, be no assurance as to declaration or the amount of future dividends on shares of Bancorporation Common Stock. The Board of Directors of Great Northern reviews the declaration and payment of dividends by Great Northern quarterly in light of financial requirements and regulatory guidelines at the time. There can, of course, be no assurance as to declaration or the amount of future dividends on Great Northern's Common Stock. See "BACKGROUND OF AND REASONS FOR MERGER - Background of Merger."

REPURCHASES

  Under Ohio law, a corporation may by action of its board of directors purchase or redeem its own shares if authorized to do so by its articles of incorporation or under certain other circumstances, but may not do so if immediately thereafter its assets would be less than its liabilities plus its stated capital, if any, or if the corporation is insolvent or would be rendered insolvent by such a purchase or redemption. Bancorporation's and Great Northern's articles permit their respective boards of directors to authorize the repurchase or redemption of shares to the extent permitted by law.

BANCORPORATION PREFERRED STOCK AND GREAT NORTHERN PREFERRED STOCK; TRANSFER
AGENT

  The terms and provisions of Bancorporation's Preferred Stock are delineated above under "DESCRIPTION OF BANCORPORATION CAPITAL - Bancorporation Preferred
Stock."   Great Northern does not have any form of preferred stock authorized.
Bancorporation's transfer agent is First National Bank of Ohio and Great Northern's transfer agent is Great Northern.

ANTI-TAKEOVER EFFECT

  Bancorporation has adopted certain corporate governance provisions which may have anti-takeover effects. These provisions may discourage or delay takeover attempts or a change of control of Bancorporation. In addition, they may tend to insulate current directors and management against the possibility of removal, and may give holders of a minority of Bancorporation Common Stock the power to veto a business combination which the holders of a majority of the stock may believe to be desirable and beneficial. These provisions include those listed above under COMPARISON OF BANCORPORATION AND GREAT NORTHERN CAPITAL STOCK, as follows: (i) all subparagraphs under "Voting Rights;" (ii) "- Shareholder Rights Plan;" (iii) "- Amendment to Charter Documents;" (iv) "- Directors," "- Classification," "- Removal," and "- Indemnification."

                                 LEGAL OPINION

  The validity of the shares of Bancorporation Common Stock to be issued by Bancorporation under the Merger Agreement and certain tax matters relating to the Merger will be passed upon for Bancorporation by its counsel, Brouse & McDowell, 500 First National Tower, Akron, Ohio 44308. Philip A. Lloyd II, a Brouse & McDowell partner, is a director of Bancorporation and beneficially owns 116,406 shares of Bancorporation Common Stock.

                                    EXPERTS

  The consolidated financial statements of Bancorporation incorporated in this Proxy Statement and Prospectus by reference, in Bancorporation's Annual Report on Form 10-K for the year ended December 31, 1992, have been so incorporated in reliance upon the report of Coopers & Lybrand, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Bancorporation incorporated in this Proxy Statement and Prospectus by reference, in Bancorporation's Annual Report on Form 10-K for the year ended December 31, 1991, have been so incorporated in reliance upon the report of KPMG Peat Marwick, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Great Northern as of December 31, 1992, 1991 and for each of the years in the three-year period ended December 31, 1992 have been included herein in reliance upon the report of KPMG Peat Marwick, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                              APPENDIX A





                               AGREEMENT OF AFFILIATION AND PLAN OF MERGER

                            AGREEMENT OF AFFILIATION
                               AND PLAN OF MERGER



       THIS AGREEMENT OF AFFILIATION AND PLAN OF MERGER, dated as of September 28, 1993 (this "Agreement"), is made by and between First Bancorporation of Ohio, an Ohio corporation ("FBOH"), and Great Northern Financial Corporation, an Ohio corporation ("GNFC").

       WHEREAS, the respective Boards of Directors of FBOH and GNFC have each determined that it is in the best interests of their respective stockholders for GNFC to merge with and into FBOH upon the terms and subject to the conditions set forth herein;

       WHEREAS, the respective Boards of Directors of FBOH and GNFC have each approved the merger of GNFC with and into FBOH, upon the terms and subject to the conditions set forth herein;

       WHEREAS, the Board of Directors of FBOH have determined contemporaneously with the merger of GNFC with and into FBOH, to merge the wholly owned subsidiary of GNFC, Great Northern Savings Co., an Ohio savings and loan association, and its subsidiary, G.N.S. Corporation, an Ohio corporation, with and into a wholly owned subsidiary of FBOH, being First National Bank of Ohio, a national banking association ("FNBO"), and to retain as a separate entity, GN Financial Services Agency, Inc., an Ohio corporation;

       WHEREAS, for Federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

       WHEREAS, for accounting purposes, it is intended that the merger shall be accounted for as a "pooling of interests;"

       NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

                                 1.  THE MERGER

       1.1.  MERGER.

          1.1.1. MERGER. At the Effective Time (as hereinafter defined), GNFC will be merged with and into FBOH (the "Merger") in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law ("OGCL"). FBOH shall be the surviving corporation in the Merger and shall continue after the Merger to be incorporated under the laws of the State of Ohio (the "Surviving Corporation"). The Merger shall have the effects specified in the OGCL. The name of the Surviving Corporation shall be "First Bancorporation of Ohio."

          1.1.2. EFFECTIVE TIME. As soon as practicable following the Closing (as hereinafter defined), FBOH and GNFC (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of Section 1701.81 of the OGCL (the "Ohio Certificate of Merger") to be filed with the Secretary of State of the State of Ohio. The Merger will become effective at the time and date which the Ohio Certificate of Merger is filed with the Secretary of State of the State of Ohio (the "Effective Time").

          1.1.3. CONSUMMATION OF MERGER. The closing of the Merger (the "Closing") will take place (i) at 10:00 a.m. (local time) at the principal executive offices of FBOH as promptly as practicable after the date on which all of the conditions set forth in Article 6 are satisfied or duly waived, or
(ii) at such other time and place and on such other date as FBOH and GNFC may agree.

          1.1.4. ARTICLES OF INCORPORATION AND REGULATIONS. The Amended and Restated Articles of Incorporation and Code of Regulations of FBOH in effect immediately prior to the Effective Time will be the Amended and restated Articles of Incorporation and Regulations of the Surviving Corporation after the Effective Time, until duly amended in accordance with their respective terms and the OGCL.

          1.1.5. DIRECTORS AND OFFICERS. The directors and officers of FBOH immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's Amended and Restated Articles of Incorporation and Code of Regulations and the OGCL.

          1.1.6. SERVICE OF PROCESS. B.&McD., Inc., whose address is 106 S. Main Street, Akron, Summit County, Ohio 44308, is the statutory agent upon whom any process, notice or demand against FBOH, or the Surviving Corporation may be served.


                            2.  CONVERSION OF SHARES

       2.1.  CONVERSION OF SHARES.  At the Effective Time,

       (a) each then-outstanding share of Common Stock, no par value, of GNFC ("Common Stock" or "Share") (other than shares of Common Stock (i) held in the treasury of GNFC, or (ii) owned by FBOH for its own account), will, by virtue of the Merger, automatically be cancelled and extinguished in consideration and exchanged for the right to receive 3.746 (subject to adjustment pursuant to Section 2.1(d) and (e)) (the "Exchange Ratio") Common Shares, no par value, of FBOH ("FBOH Common Stock");

       (b) each Share issued and held in GNFC's treasury will, by virtue of the Merger, automatically be cancelled and retired and all rights in respect thereof will cease to exist;

       (c) each then-outstanding share of FBOH Common Stock shall continue to be an issued and outstanding Common Share, no par value, of the Surviving Corporation and any shares of FBOH Common Stock held in FBOH's treasury immediately prior to the Effective Time shall continue to be held in the treasury of the Surviving Corporation at the Effective Time;

       (d) if the average of the daily closing prices of a share of FBOH Common Stock as reported on the NASDAQ National Market System during the period of 20 trading days ending at the trading day immediately preceding the Effective Time (the "FBOH Average Price") is greater than $28 (the "Cap

Price"), then the Exchange Ratio shall be lowered by multiplying the Cap Price by 3.746 and then dividing the product thereof by the FBOH Average Price. As an example, if the FBOH Average Price is $30, the Exchange Ratio would equal 3.4963; and

       (e) if between the date of this Agreement and the Effective Time, the shares of FBOH Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend or stock split thereon shall be declared with a record date within said period, appropriate adjustment or adjustments shall be made to the Exchange Ratio established by Section 2.1(a) and the adjusted Exchange Ratio established by Section 2.1(d).

       2.2.  EXCHANGE OF CERTIFICATES.

          2.2.1. EXCHANGE AGENT. FNBO shall act as agent of FBOH for purposes of, among other things, mailing and receiving transmittal letters and distributing certificates for FBOH Common Stock and cash in lieu of fractional shares of FBOH Common Stock, to GNFC stockholders (the "Exchange Agent"). Prior to the Effective Time, FBOH and the Exchange Agent shall enter into an exchange agent agreement providing for, among other things, the matters set forth in this Section 2.2.

          Except as set forth herein, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock ("Certificate") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate for the number of shares of FBOH Common Stock (together with cash in lieu of a fractional share of FBOH Common Stock, if any) (the "Common Stock Consideration" or "Merger Consideration"); to which such holder is entitled in accordance with the terms of this Agreement. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the shares of FBOH Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. Within 180 days following the Effective Time, the Exchange Agent shall deliver to FBOH any shares of FBOH Common Stock and funds (including any interest with respect thereto) which FBOH has made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws) with respect to the shares of FBOH Common Stock and cash in lieu of fractional shares deliverable or payable upon due surrender of their Certificates.

       In the event that any holder of GNFC Common Stock cancelled and retired in accordance with this Agreement is unable to deliver the Certificate which represents such shares of the holder, FBOH, in the absence of actual notice that any shares theretofore represented by any such Certificate have been acquired by a bona fide purchaser, shall deliver to such holder the number of shares of Common Stock to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) evidence to the reasonable satisfaction of FBOH that any such Certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as may be reasonably requested by FBOH to indemnify and hold FBOH and the transfer agent harmless; or (iii) evidence satisfactory to FBOH that such person is the owner of the shares theretofore represented by each Certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such Certificate for exchange pursuant to this Agreement.

          2.2.2. NOTICE OF EXCHANGE. Promptly after the Effective Time, FBOH shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate for exchange therefor and specifying that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Exchange Agent, and such other matters as FBOH shall reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested by FBOH or the Exchange Agent, and subject to any withholding of taxes, the Exchange Agent shall promptly deliver to the person entitled thereto the appropriate Merger Consideration, and the surrendered Certificate shall, by virtue of such delivery, automatically be cancelled.

          2.2.3. RIGHT TO MERGER CONSIDERATION. Until surrendered and exchanged in accordance with this Section 2.2, each Certificate shall, from and after the Effective Time, represent solely the right to receive the Common Stock Consideration, as the case may be, together with any dividends or other distributions as provided in Section 2.2.4, and shall have no other rights. Neither GNFC nor FBOH shall be liable to any holder of shares of Common Stock for any Merger Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.2.4. DISTRIBUTION WITH RESPECT TO UNEXCHANGED CERTIFICATES. No dividends (cash or stock) or other distributions with respect to FBOH Common Stock declared or paid by FBOH after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and such holder's other rights as a shareholder of FBOH shall be suspended, until the holder of such Certificate surrenders such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, (i) there shall be paid to the holder of the certificates representing shares of FBOH Common Stock, as the case may be, issued in exchange therefor, without interest, (A) the amount of dividends or other distributions, if any, with a record date after the Effective Time theretofore payable with respect to such shares of FBOH Common Stock, as the case may be, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of FBOH Common Stock, as the case may be, and (ii) all rights of the holder of such Certificate as a shareholder of FBOH shall be restored. The Surviving Corporation shall pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by GNFC (in accordance with its historical practices and record dates) on Shares in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

          2.2.5. FRACTIONAL SHARES. No certificates representing fractional shares of FBOH Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of FBOH shall be payable on or with respect to any fractional share and any such fractional share interest will not entitle the owner thereof to vote or to any rights of stockholders of FBOH. In lieu of any such fractional share, a holder of shares of Common Stock otherwise entitled to a fractional share of FBOH Common Stock shall be entitled to receive promptly from the Exchange Agent a cash payment (without interest) in an amount equal to the fraction of such share of FBOH Common Stock to which such holder would otherwise be entitled multiplied by the average of the high and low sales prices of FBOH Common Stock as reported on the NASDAQ National Market System on the trading day immediately preceding the Exchange Time.

       2.3. DISSENTERS' RIGHTS. To the extent provided by the OGCL, any holder of record of the Common Stock as of the date fixed for the determination of stockholders of GNFC entitled to notice of the GNFC Meeting (as hereinafter defined) and who shall have filed with GNFC, not later than ten (10) days after such meeting, a written demand for payment of the fair cash value of such shares in compliance with Section 1701.85 of the OGCL, and whose shares shall not have been voted in favor of the Merger or adoption of this Agreement, shall cease at the Effective Time to have any of the rights of a stockholder in respect of such shares and shall only have the right to be paid the fair cash value of such shares under Sections 1701.84 and 1701.85 of the OGCL. Any former holder of Common Stock who after the Effective Time (i) surrenders his certificates representing shares of Common Stock for exchange pursuant to
Section 2.3 hereof, or (ii) validly withdraws his written demand for payment of fair cash value of such shares pursuant to Sections 1701.84 and 1702.85 of the OGCL, will thereupon be entitled to receive the Merger Consideration as of the Effective Time pursuant to this Agreement.

       2.4. CLOSING OF GNFC'S TRANSFER BOOKS. At the close of business on the business day immediately preceding the date of the Effective Time, the stock transfer books of GNFC will be closed and no transfer of Shares will thereafter be made. If, after the Effective Time, any Certificates are presented to the Surviving Corporation, they will be cancelled, retired and exchanged as provided in Section 2.1.

       2.5. EMPLOYEE STOCK OPTIONS. GNFC Disclosure Letter (as hereinafter defined) sets forth a list of each employee stock option outstanding on the date of this Agreement, all of which are or will be fully exercisable at the Effective Time pursuant to the terms of the plans (collectively, the "Company Stock Options"), to purchase Common Stock heretofore granted pursuant to the GNFC nonqualified stock option plan(s), in each case as amended and in effect on the date of this Agreement (collectively, the "Company Option Plans"). GNFC Disclosure Letter also sets forth with respect to each Company Stock Option the option exercise price, the number of shares subject to the option, the dates of grant, vesting, exercisability and expiration of the option and that the option is a nonqualified stock option. All rights under GNFC Stock Options shall be treated as provided in this Section 2.5. It is the understanding of FBOH, that holders of the Company Stock Options shall exercise all such options prior to or at the Effective Time or such options shall lapse. Without the written consent of FBOH, no additional options shall, after the date of this Agreement, be granted under the GNFC Option Plans.


                   3.  REPRESENTATIONS AND WARRANTIES OF FBOH

       FBOH hereby represents and warrants to GNFC that:

       3.1. CORPORATE ORGANIZATION. FBOH is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect (as hereinafter defined) on FBOH. FBOH is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). FBOH has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

       3.2. AUTHORITY. FBOH has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of FBOH, including provisions for the resolution of certain issues by management, and no other corporate proceedings on the part of FBOH are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, FBOH, enforceable against FBOH in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought.

       3.3. CAPITALIZATION. The authorized capital stock of FBOH consists of 40,000,000 shares of FBOH Common Stock and 3,500,000 shares of preferred stock. As of August 31, 1993, (i) 12,612,434 shares of FBOH Common Stock (including treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any stockholder of FBOH, and (ii) no shares of preferred stock were issued and outstanding. Since August 31, 1993 and through the date of this Agreement, FBOH has not issued any additional shares of FBOH Common Stock or preferred stock other than pursuant to the exercise of employee stock purchase rights or stock options under FBOH Option Plans (as hereinafter defined) outstanding on August 31, 1993. Except as contemplated by this Agreement or in the FBOH Disclosure Letter (which is a letter attached hereto as Exhibit 3.3, dated the date of this Agreement, from FBOH to GNFC, such letter being identified by GNFC executing a copy thereof), as of the date of this Agreement, there are no shares of capital stock of FBOH authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of FBOH obligating, or which may obligate, FBOH to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of FBOH or obligating, or which may obligate, FBOH to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in the FBOH Disclosure Letter, there are no voting trusts or other similar agreements, arrangements or commitments to which FBOH or any FBOH Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of FBOH. All of the shares of FBOH Common Stock issuable in exchange for the Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. FBOH has reserved for issuance the number of shares of FBOH Common Stock necessary to satisfy FBOH's obligations under Section 2.1.

       3.4. SUBSIDIARIES. The FBOH Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each banking, savings and loan and each other significant subsidiary (as hereinafter defined) of FBOH (collectively, the "FBOH Subsidiaries"). Except as set forth in the FBOH Disclosure Letter, each of the FBOH Subsidiaries is a bank or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on FBOH. Each of the FBOH Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted.

       Except as set forth in the FBOH Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each FBOH Subsidiary are owned by FBOH or another FBOH Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in the FBOH Disclosure Letter, as of the date of this Agreement, neither the FBOH nor any FBOH Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any FBOH Subsidiary obligating, or which may obligate, any FBOH Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any FBOH Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

       3.5.  INFORMATION IN DISCLOSURE DOCUMENTS, REGISTRATION STATEMENT, ETC.

       (a) None of the information with respect to FBOH or any FBOH Subsidiary provided by FBOH for inclusion in the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") by FBOH on Form S-4 (or any other appropriate form) under the Securities Act of 1933, as amended (the "Securities Act") for the purpose of registering the shares of FBOH Common Stock to be issued in the Merger (the "Registration Statement") will, at the time it becomes effective and at the time of GNFC Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to FBOH or any FBOH Subsidiary provided by FBOH for inclusion in any proxy statement or information statement or notice of GNFC, or any amendments or supplements thereto, required to be mailed to GNFC's stockholders in connection with the Merger (the "Proxy" or "Proxy Statement") will, at the time of the mailing of the Proxy Statement, and at the time of GNFC Meeting, contain any statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for GNFC Meeting which has become false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated thereunder.

       (b) All documents that FBOH is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to FBOH or any FBOH Subsidiary provided by FBOH for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

       3.6. CONSENTS AND APPROVALS; NO VIOLATION. Except as set forth in the FBOH Disclosure Letter, neither the execution and delivery of this Agreement by FBOH, nor the consummation by FBOH of the transactions contemplated hereby, nor compliance by FBOH with any of the provisions hereof will (a) conflict with or result in any breach of any provision of its Amended and Restated Articles of Incorporation or Code of Regulations, (b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FBOH or any of the FBOH Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FBOH or any FBOH Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a Material Adverse Effect on FBOH, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FBOH or any FBOH Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on FBOH, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except (i) pursuant to the Exchange Act and the Securities Act, (ii) filing the certificate of merger pursuant to the OGCL, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the Board of Governors of the Federal Reserve System (the "FRB"),
(v) filings with, and approval by, the Office of the Comptroller of the Currency (the "OCC"), (vi) filings with, and approval by, the Office of Thrift Supervision ("OTS"), (vii) filings with, and approval by, the Ohio Division of Savings and Loan Associations ("Division"), (viii) filings and approvals pursuant to any applicable state takeover laws ("State Takeover Approvals"),
(ix) consents, approvals, authorizations, permits, filings or notifications in connection with compliance with applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisors, or stock transfer agents, or (x) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on FBOH nor restrict FBOH's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

       3.7. REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1990, FBOH and each FBOH Subsidiary have filed all reports, registrations and statements, together with any required amendments thereto, that each was required to file with the Commission, including, but not limited to Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (collectively, the "FBOH Reports"). As of their respective dates (but taking into account any amendments filed prior to the date of this Agreement), the FBOH Reports complied, or, with respect to FBOH Reports filed after the date of this Agreement, will comply, in all material respects with all the rules and regulations promulgated by the Commission and did not contain, or, with respect to FBOH Reports filed after the date of this Agreement, will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of FBOH included in the FBOH Reports (the "FBOH Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of FBOH and the FBOH Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

       3.8. TAXES. Except as set forth in the FBOH Disclosure Letter, FBOH and each FBOH Subsidiary have prepared in good faith and duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on FBOH. Except as set forth in the FBOH Disclosure Letter, FBOH and each FBOH Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns or reports. There are no liens for federal, state, local or foreign taxes upon the assets of FBOH or of any FBOH Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. As of the date of this Agreement, except as set forth in the FBOH Disclosure Letter, neither FBOH nor any of the FBOH Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by FBOH or any of the FBOH Subsidiaries in respect of any material deficiencies for any tax, assessment or government charges.

       3.9. EMPLOYEE PLANS. All of the FBOH employee plans ("FBOH Employee Plans") have been maintained, operated and administered in substantial compliance with their terms, and FBOH, all of the FBOH Subsidiaries and all of the FBOH Employee Plans currently comply, and have at all relevant times complied, in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code, and any other applicable laws.

       3.10. MATERIAL CONTRACTS. Except as set forth in the FBOH Disclosure Letter or disclosed in the FBOH Reports, neither FBOH nor any FBOH Subsidiary is, as of the date of this Agreement, a party to, or is bound by,
(a) any material lease not made in the ordinary course of business of FBOH, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of FBOH, (c) any material agreement, indenture or other instrument not specifically disclosed in the FBOH Financial Statements relating to the borrowing of money by FBOH or the guarantee by FBOH of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business), (d) any agreement, arrangement or commitment with or to a labor union, or (e) any other contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FBOH with the Commission as of the date of this Agreement (the "FBOH Contracts"). Neither FBOH nor any FBOH Subsidiary is in default under any FBOH Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FBOH, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

       3.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the FBOH Disclosure Letter or disclosed in FBOH Reports filed by FBOH with the Commission prior to the date of this Agreement, since December 31, 1992 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of FBOH and the FBOH Subsidiaries that either individually or in the aggregate would have a Material Adverse Effect on FBOH.

       3.12. LITIGATION. Except as disclosed in the FBOH Disclosure Letter or in FBOH Reports filed by FBOH with the Commission prior to the date of this Agreement, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of FBOH, threatened against or affecting FBOH or any FBOH Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen, will have, a Material Adverse Effect on FBOH, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against FBOH or any FBOH Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

       3.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in the FBOH Disclosure Letter or in FBOH Reports filed by FBOH with the Commission prior to the date of this Agreement, the businesses of FBOH and the FBOH Subsidiaries are not being conducted, and have not been conducted since December 31, 1990, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on FBOH. Except as set forth in the FBOH Disclosure Letter, no investigation or review by any Governmental Entity with respect to FBOH or any of the FBOH Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of FBOH, threatened, and no Governmental Entity has indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on FBOH.

       3.14. AGREEMENTS WITH BANK REGULATORS. As of the date of this Agreement, except as set forth in the FBOH Disclosure Letter, neither FBOH nor any FBOH Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist or other orders of any bank regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has FBOH been advised by any Governmental Entity that it is contemplating issuing, requiring or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in the FBOH Disclosure Letter, there are no (i) material violations or
(ii) violations with respect to which refunds or restitutions which are material in amount to FBOH and the FBOH Subsidiaries taken as a whole may be required, cited in any compliance report to FBOH or any FBOH Subsidiary as a result of an examination by any bank regulatory authority.

       3.15. FBOH OWNERSHIP OF STOCK. Except as disclosed in the FBOH Disclosure Letter neither FBOH nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, Shares (other than Shares held in a fiduciary, trust, custodial or agency capacity by a bank or trust subsidiary of FBOH) which in the aggregate, represent 1% or more of the outstanding Shares.

       3.16. ACCOUNTING MATTERS. Except as set forth in the FBOH Disclosure Letter, neither FBOH nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent FBOH from accounting for the business combination to be effected by the Merger as a "pooling of interests." FBOH has received from its independent accountants, Coopers & Lybrand, a letter stating that based upon Coopers & Lybrand's review of the letter from FBOH to GNFC regarding the proposed terms and conditions of the transactions contemplated in this Agreement, that such firm is currently unaware of any reason why it would not be able to provide the letter to FBOH required under Section 6.1(d).

       3.17. FEES. Neither FBOH nor any FBOH Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

       3.18. FBOH ACTION. The Board of Directors of FBOH (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of FBOH and its stockholders, and (ii) authorized and approved this Agreement, and the transactions contemplated hereby and thereby, including the Merger.

       3.19. VOTE REQUIRED. No vote of the holders of any class or series of FBOH capital stock are necessary to approve this Agreement and the transactions contemplated hereby.


                   4.  REPRESENTATIONS AND WARRANTIES OF GNFC

       GNFC hereby represents and warrants to FBOH that:

       4.1. CORPORATE ORGANIZATION. GNFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on GNFC. GNFC is registered as a savings and loan holding company with OTS (as defined herein). GNFC has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. GNFC has delivered to FBOH as attachments to the GNFC Disclosure Letter true and complete copies of its Articles of Incorporation, as amended, and its Code of Regulations, as amended (the "Corporate Governance Documents") as currently in effect.

       4.2. AUTHORITY. GNFC has the requisite corporate power and authority to execute and deliver this Agreement and, except for any required approval of GNFC's stockholders and the approval of the applicable Regulatory Authorities, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of GNFC and no other corporate proceedings on the part of GNFC are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to approval by the stockholders of GNFC as provided in Section 6.1(a). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, GNFC, enforceable against GNFC in accordance with its terms, except as enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought, and except as enforceability hereof may be limited by laws relating to the safety and soundness of insured depository institutions as set forth in 12 U.S.C.
Section 1818(b) or to the appointment of a conservator or receiver by the Federal Deposit Insurance Corporation.

       4.3. CAPITALIZATION. The authorized capital stock of GNFC consists of 5,000,000 shares of Common Stock. As of the date of this Agreement 420,000 shares of Common Stock (including 1,480 treasury shares) were validly issued and outstanding, fully paid and nonassessable and not issued in violation of any preemptive right of any Company stockholder. Since the date of this Agreement, GNFC has not issued any additional Shares other than pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement. Except as contemplated by this Agreement or in GNFC Disclosure Letter (which is a letter attached hereto as Exhibit 4.3, dated the date of this Agreement, from GNFC to FBOH, such letter being identified by FBOH executing a copy thereof), there are no shares of capital stock of GNFC authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of GNFC obligating, or which may obligate, GNFC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of GNFC or obligating, or which may obligate, GNFC to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment. Except as set forth in GNFC Disclosure Letter, there are no voting trusts or other similar agreements, arrangements, or commitments to which GNFC or any Company Subsidiary (as hereinafter defined) is a party with respect to the voting of the capital stock of GNFC.

       As of the date of this Agreement, there were outstanding Company Stock Options to purchase 84,000 shares of Common Stock and all of which are either currently exercisable or will become exercisable upon the execution of this Agreement. The total number of shares of Common Stock outstanding immediately prior to the Effective Time shall not exceed 504,000 shares (including all shares of Common Stock which would become outstanding upon exercise of all the unexercised employee stock options).

       4.4. SUBSIDIARIES. GNFC Disclosure Letter sets forth, as of the date of this Agreement, the name and state of incorporation of each subsidiary of GNFC (collectively, the "Company Subsidiaries") and the authorized capital stock of each Company Subsidiary. Except as set forth in GNFC Disclosure Letter, each of GNFC Subsidiaries is a savings association or a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is duly qualified to do business as a foreign corporation in each jurisdiction in which its ownership or lease of property or the nature of the business conducted by it makes such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect on GNFC. Each of GNFC Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. GNFC has delivered to FBOH as attachments to the GNFC Disclosure Letter true and complete copies of its subsidiaries' articles of incorporation and code of regulations, both as currently in effect.

       Except as set forth in GNFC Disclosure Letter, as of the date of this Agreement, all outstanding shares of capital stock of each Company Subsidiary are owned by GNFC or another Company Subsidiary and are validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive right and are owned free and clear of all liens, claims, charges, options, encumbrances or agreements with respect thereto. Except as set forth in GNFC Disclosure Letter, as of the date of this Agreement, neither GNFC nor any Company Subsidiary owns beneficially more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization. There are, as of the date of this Agreement, no outstanding subscriptions, options, warrants, scrip, rights, calls, convertible securities or any other similar agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary obligating, or which may obligate, any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or obligating, or which may obligate, any Company Subsidiary to grant, extend or enter into any subscription, option, warrant, scrip, right, call, convertible security or other similar agreement, arrangement or commitment.

       4.5.  INFORMATION IN DISCLOSURE DOCUMENTS REGISTRATION STATEMENT, ETC.

       (a) None of the information with respect to GNFC or any Company Subsidiary provided in writing by GNFC for inclusion in the Registration Statement will, at the time it becomes effective and at the time of GNFC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information with respect to GNFC or any Company Subsidiary provided in writing by GNFC for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement, and at the time of GNFC Meeting, contain any





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statement which, at the time it is made and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for GNFC Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the rules and regulations promulgated thereunder.

       (b) All documents that GNFC is responsible for filing with any Governmental Entity will comply as to form in all material respects with applicable law. None of the information with respect to GNFC or any Company Subsidiary provided by GNFC for inclusion in any document to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any statement of a material fact which is untrue as of the time that such statement is made.

       4.6. CONSENT AND APPROVALS; NO VIOLATION. Except as set forth in GNFC Disclosure Letter, neither the execution and delivery of this Agreement by GNFC, nor the consummation by GNFC of the transactions contemplated hereby, nor compliance by GNFC with any of the provisions hereof, will (a) conflict with or result in any breach of any provision of its Corporate Governance Documents,
(b) violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of GNFC or any of GNFC Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GNFC or any Company Subsidiary is a party or to which they or any of their respective properties or assets may be subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, that are set forth in GNFC Disclosure Letter or which, individually or in the aggregate, will not have a Material Adverse Effect on GNFC, (c) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to GNFC or any Company Subsidiary or any of their respective properties or assets, except for such violations which, individually or in the aggregate, will not have a Material Adverse Effect on GNFC, or (d) require any consent, approval, authorization or permit of or from, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act, (ii) filing certificates of merger pursuant to the OGCL,
(iii) filings required under the securities or blue sky laws of the various states, (iv) filings with, and approval by, the FRB, (v) filings with, and approval by, the OCC, (vi) filings with, and approval by, the OTS, (vii) filings with, and approval by the Division, (viii) filings and approvals pursuant to any applicable State Takeover Approvals, or (ix) consents, approvals, authorizations, permits, filings or notifications which have either been obtained or made prior to the Closing or which, if not obtained or made, will neither, individually or in the aggregate, have a Material Adverse Effect on GNFC nor restrict GNFC's legal authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

       4.7. FINANCIAL STATEMENTS. Since January l, 1990, the audited consolidated financial statements and unaudited interim financial statements of GNFC (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of GNFC and GNFC Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.





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       4.8.  TAXES.  Except as set forth in GNFC Disclosure Letter, GNFC and each Company Subsidiary have prepared in good faith and duly and timely filed, or caused to be duly and timely filed, all federal, state, local and foreign income, franchise, sales, real and personal property and other tax returns and reports required to be filed by them on or before the date of this Agreement, except where the failure to file would not have a Material Adverse Effect on GNFC. Except as set forth in GNFC Disclosure Letter, GNFC and each Company Subsidiary have paid, or have adequately reserved or have made adequate accruals (in accordance with generally accepted accounting principles) with respect to, all taxes, interest and penalties shown to be owing on all such returns and reports. The GNFC Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to GNFC and each Company
Subsidiary: (i) the most recent tax year through which the IRS has completed its examination of such corporation, (ii) whether there is an examination pending by the IRS with respect to such corporation and, if so, the tax years involved, (iii) whether such corporation has executed or filed with the IRS any agreement which is still in effect extending the period for assessment and collection of any federal tax and, if so, the tax years covered by such agreement and the expiration date of such extension, and (iv) whether there are any existing material disputes as to state, local or foreign taxes. Except as set forth in GNFC Disclosure Letter, there are no liens for federal, state, local or foreign taxes upon the assets of GNFC or of any Company Subsidiary, except for statutory liens for taxes and assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings. Except as set forth in GNFC Disclosure Letter, neither GNFC nor any of GNFC Subsidiaries is a party to any action or proceeding, nor is any such action or proceeding threatened, by any Governmental Entity for the assessment or collection of taxes which are material in amount, and no deficiency notices or reports have been received by GNFC or any of GNFC Subsidiaries in respect of any material deficiencies for any tax, assessment, or government charges.
After the date of this Agreement, GNFC will promptly notify FBOH of (i) the commencement or threat of any such action or proceeding involving an amount of taxes material to GNFC and its subsidiaries taken as a whole, and (ii) the receipt by GNFC or GNFC Subsidiaries of any such deficiency notices or reports in respect of any material deficiencies.

       4.9. EMPLOYEE PLANS. All employee bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, employee stock ownership, stock appreciation rights, savings, consulting, severance, collective bargaining, group insurance, fringe benefit and other employee benefit, incentive and welfare plans, policies, contracts and arrangements, formal or informal, written or oral, and all trust agreements related thereto, now in effect and relating to any present or former directors, officers or employees of GNFC or GNFC Subsidiaries, whether or not described in Section 3(3) of ERISA ("Company Employee Plans"), are identified in GNFC Disclosure Letter. GNFC has previously delivered or made available to FBOH copies of all Company Employee Plans, in each case as in effect on the date of this Agreement. All of GNFC Employee Plans have been maintained, operated and administered in substantial compliance with their terms, and GNFC, all of GNFC Subsidiaries and all of GNFC Employee Plans currently comply, and have at all relevant times complied, in all material respects with ERISA, the Code, and any other applicable laws. With respect to each Company Employee Plan which is a pension plan (as defined in Section 3(2) of ERISA): (a) each pension plan as amended (and any trust relating thereto) intended to be a qualified plan under
Section 401(a) of the Code either has been determined by the Internal Revenue Service ("IRS") to be so qualified or is the subject of a pending application for such determination that was timely filed, (b) except as set forth in GNFC Disclosure Letter, is fully funded for termination purposes and pursuant to all such requirements, and there is no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no waiver of the minimum funding standards of such sections has been requested from the IRS, (c) no reportable event described in Section 4043 of ERISA has occurred, (d) no defined benefit plan has been terminated, nor has the Pension Benefit Guaranty Corporation ("PBGC") instituted proceedings to terminate a defined benefit plan or to appoint a trustee or administrator of a





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defined benefit plan, and no circumstances exist that constitute grounds under
Section 4042 of ERISA entitling the PBGC to institute any such proceedings, and
(e) no pension plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Except as set forth in GNFC Disclosure Letter, no Company Employee Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (i) temporary coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of GNFC or GNFC Subsidiaries, or (iv) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary)).

       4.10. MATERIAL CONTRACTS. Except as set forth in GNFC Disclosure Letter, neither GNFC nor any Company Subsidiary is, as of the date of this Agreement, a party to, or is bound by, (a) any material lease not made in the ordinary course of business of GNFC, (b) any agreement, arrangement, or commitment not made in the ordinary course of business which materially restricts the conduct of any line of business of GNFC, (c) any benefit agreements providing for aggregate payments to any person in any calendar year in excess of $70,000, (d) any material agreement, indenture or other instrument not specifically disclosed in GNFC Financial Statements relating to the borrowing of money by GNFC or the guarantee by GNFC of any such obligation (other than trade payables and instruments relating to transactions entered into in the ordinary course of business) or (e) any agreement, arrangement or commitment with or to a labor union (the agreements and other documents referred to in clauses (a) through (e) of this sentence, collectively, the "Company Contracts"). Neither GNFC nor any Company Subsidiary is in default under any Company Contract, which default is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on GNFC, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

       4.11. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in GNFC Disclosure Letter, since December 31, 1992 to the date of this Agreement, there has not been any change in the financial condition, results of operations or business of GNFC and the subsidiaries of GNFC that either individually or in the aggregate would have a Material Adverse Effect on GNFC, other than as a result of proposals for the acquisition of GNFC and responses thereto and the impact thereof on the operating performance of GNFC.

       4.12. LITIGATION. Except as disclosed in GNFC Disclosure Letter, there is no litigation, action, arbitration or proceeding pending, or, to the best knowledge of GNFC, threatened against or affecting GNFC or any Company Subsidiary which, either individually or in the aggregate, is having, or insofar as reasonably can be foreseen will have, a Material Adverse Effect on GNFC, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, outstanding against GNFC or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

       4.13. COMPLIANCE WITH LAWS AND ORDERS. Except as disclosed in GNFC Disclosure Letter, the businesses of GNFC and GNFC Subsidiaries are not being conducted, and have not been conducted since December 31, 1990, in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity (including, without limitation, zoning ordinances, building codes, and environmental, civil rights, and occupational health and safety laws and regulations and, in the case of Company Subsidiaries that are savings and loans or thrifts, all statutes, rules and regulations pertaining to the conduct of such business), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect





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on GNFC. Except as set forth in GNFC Disclosure Letter, no investigation or review by any Governmental Entity with respect to GNFC or any of GNFC Subsidiaries outside the ordinary course of business and not generally applicable to entities engaged in the same business is pending or, to the knowledge of GNFC, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which will not have a Material Adverse Effect on GNFC.

       4.14. AGREEMENTS WITH REGULATORS. As of the date of this Agreement, except as disclosed in GNFC Disclosure Letter, neither GNFC nor any Company Subsidiary is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity outside the ordinary course of business and not generally applicable to entities engaged in the same business, including, without limitation, cease and desist orders of any regulatory authority, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit policies or its management, nor has GNFC been advised by any Governmental Entity that it is contemplating issuing, requiring, or requesting (or is considering the appropriateness of issuing, requiring or requesting) any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking. Except as set forth in GNFC Disclosure Letter, there are no (i) material violations, or (ii) violations with respect to which refunds or restitutions which are material in amount to GNFC and GNFC Subsidiaries taken as a whole may be required, cited in any compliance report to GNFC or any Company Subsidiary as a result of an examination by any regulatory authority.

       4.15. COMPANY OWNERSHIP OF STOCK. Except as disclosed in GNFC Disclosure Letter, as of the date of this Agreement, neither GNFC nor, to the best of its knowledge, any of its affiliates or associates (i) beneficially owns directly or indirectly, or (ii) are parties to any agreement, arrangement or commitment for the purpose of acquiring, holding, voting or disposing of, in each case, shares of FBOH Common Stock (other than shares of FBOH Common Stock held in a fiduciary, trust, custodial or agency capacity by a subsidiary of
GNFC) which in the aggregate, represent 1% or more of the outstanding shares of FBOH Common Stock.

       4.16. ACCOUNTING MATTERS. Except as set forth in GNFC Disclosure Letter, neither GNFC nor, to the best of its knowledge, any of its affiliates, has taken or agreed to take any action that would prevent FBOH from accounting for the business combination to be effected by the Merger as a "pooling of interests."

       4.17. BROKER FEES. Except for fees paid and payable to Trident Financial Corporation, neither GNFC nor any Company Subsidiary has paid or become obligated to pay any broker fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

       4.18. COMPANY ACTION. The Board of Directors of GNFC (at a meeting duly called and held) has by the requisite vote (i) determined that the Merger is advisable and in the best interests of GNFC and its stockholders, (ii) authorized and approved this Agreement and the transactions contemplated hereby and thereby, including the Merger, and (iii) directed that the Merger be submitted for consideration by GNFC's stockholders entitled to vote thereon at the GNFC Meeting. Trident Financial Corporation, GNFC's financial advisor, has provided the Board of Directors of GNFC with its opinion that, as of the date of such duly called meeting of the Board, the Merger Consideration is fair, from a financial point of view, to the stockholders of GNFC. Trident has also informed the Board on September





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28, 1993, that absent a materially adverse change, it believes it will be able to render its opinion as of the date of the prospectus and Proxy contained in the Registration Statement.

       4.19. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

       4.20. CONDUCT OF GNFC TO DATE. Except as disclosed in GNFC Disclosure Letter, from and after December 31, 1992 to the date of this
Agreement: (a) GNFC and GNFC Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their current practices, (b) GNFC has not issued or sold any of its capital stock (except shares of Common Stock issued upon exercise of employee stock options outstanding on or before December 31, 1992), or any corporate debt securities which would be classified as long-term debt on the balance sheets of GNFC, (c) GNFC has not granted any option for the purchase of its capital stock, effected any stock split, or otherwise changed its authorized capitalization, (d) GNFC has not declared, set aside, or paid any dividend or other distribution in respect of its capital stock, or, directly or indirectly, redeemed or otherwise acquired any of its capital stock, except regular quarterly cash dividends in an amount not to exceed 48 cents per share of Common Stock, (e) GNFC has neither incurred nor prepaid any corporate debt securities or instruments which are or would be classified as long-term debt on the balance sheet of GNFC, (f) neither GNFC nor any Company Subsidiary has sold, assigned, transferred, or otherwise disposed of to a third party (i) equity securities in or issued by any Company Subsidiary, (ii) branch offices of any Company Subsidiary, (iii) assets constituting any other line of business, or (iv) any of its other material properties or assets other than for a fair consideration in the ordinary course of business, (g) neither GNFC nor any Company Subsidiary has purchased or otherwise acquired from a third party equity securities in or issued by such third party other than in the ordinary course of business, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business, (h) neither GNFC nor any Company Subsidiary has: increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except as required under existing plans and policies, entered into any new, or amended or supplemented any existing, or secured, collateralized, or funded any, employment, management, consulting, deferred compensation, severance, or other similar contract, entered into, terminated, or substantially modified any Company Employee Plan in respect of any of its present or former directors, officers, or other employees, or agreed to do any of the foregoing, (i) neither GNFC nor any Company Subsidiary, has entered into any transaction, contract, lease, agreement or commitment requiring the approval of the Board of Directors of GNFC or any Company Subsidiary, or amended, modified or terminated any contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of GNFC or any Company Subsidiary, and
(j) no Company Subsidiary has entered into any material transaction, contract, lease, agreement or commitment outside the ordinary course of business requiring the approval of the Board of Directors of such Subsidiary or amended, modified or terminated outside the ordinary course of business any material contract, lease or other agreement to which it is a party in a manner requiring the approval of the Board of Directors of such Subsidiary.

       4.21. ENVIRONMENTAL MATTERS. For purposes of this Agreement, the following terms shall have the indicated meanings:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, ground water,





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       drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes, without limitation; the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, as amended, 125 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C.
       Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include, without limitation, petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

          "Loan Portfolio Properties and Other Properties Owned" means those properties owned, operated or managed (including those held in trust) by GNFC, as the case may be, or any of their subsidiaries.

Except as set forth in GNFC Disclosure Letter, to the best of GNFC's knowledge, neither GNFC nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on GNFC. To the best of GNFC's knowledge, none of the Loan Portfolio Properties and Other Properties Owned by GNFC or any of its subsidiaries has been since such properties have been owned, operated or managed by GNFC or any of its subsidiaries, or is in violation of or liable under any Environmental Law, except for any such violations or liabilities which, individually or in the aggregate, would not have a Material Adverse Effect on GNFC. To the best of GNFC's knowledge, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by GNFC or its subsidiaries under any Environmental Law, including, without limitation, any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such as would not, individually or in the aggregate, have a Material Adverse Effect on GNFC.


                                  5. COVENANTS

       5.1. ACQUISITION PROPOSALS. Each of GNFC and GNFC Subsidiaries shall not, directly or indirectly, and shall instruct and otherwise use its diligent efforts to cause their respective officers, directors, employees, agents and advisors not to, directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity securities of, or any merger, consolidation or business combination with, GNFC or any of GNFC Subsidiaries (such transactions are referred to herein as "Acquisition Transactions"), provided,





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however, that nothing contained in this Section 5.1 shall restrict or prohibit any disclosure by GNFC that is upon the written advice of its legal counsel determined to be required under applicable law.

       5.2. INTERIM OPERATIONS OF GNFC. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, as set forth in GNFC Disclosure Letter, or as otherwise approved in writing by FBOH (which shall not be unreasonably withheld):

          5.2.1. CONDUCT OF BUSINESS. GNFC shall, and shall cause each of GNFC Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary course of business substantially consistent with current practices (which practices include any workout arrangements for troubled loans). GNFC shall use all diligent efforts to (i) maintain and preserve intact the business organization of GNFC and each of GNFC Subsidiaries, keep available the services of its and their present officers and employees, and keep the branch operations fully staffed with competent employees, (ii) preserve the goodwill of those having business relationships with GNFC or GNFC Subsidiaries, (iii) maintain and keep its properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear, (iv) attempt to resolve such loans which FBOH has identified in writing to GNFC as "troubled," in a workout arrangement which conditions and terms shall be satisfactory to FBOH, (v) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, provided however, in the event that any such insurance (including, without limitation, directors' and officers' liability insurance) is cancelled or not renewable at its expiration at current or standard rates, GNFC shall consult with FBOH in order to determine whether to exercise its right to extend the discovery period and in evaluating available alternatives to replace the current insurance, (vi) perform in all material respects all obligations required to be performed by each of GNFC and each of GNFC Subsidiaries under all material contracts, leases and documents relating to or affecting its assets, properties, and business, and (vii) comply with and perform in all material respects all obligations and duties imposed upon it by all federal, state, municipal, and local laws, and all rules, regulations and orders imposed by federal, state, municipal or local governmental agencies.

          5.2.2. NEGATIVE COVENANTS. GNFC shall not and shall not permit any of GNFC Subsidiaries to make any change or amendment to, or to repeal, their respective articles of incorporation or codes of regulations (or comparable governing instruments). Neither GNFC nor any Company Subsidiary shall after the date of this Agreement enter into or increase any loan or credit commitment (including standby letters of credit) to, or invest (as a venture capital or similar investment) or agree to invest (as a venture capital or similar investment) in, any person or entity if, after giving effect to such new or increased loan, commitment or investment, the aggregate loans, commitments and/or investments, on a consolidated basis, to such person or entity would exceed $250,000, without first consulting with FBOH, and in the case of persons or entities to which GNFC and GNFC Subsidiaries on a consolidated basis have outstanding aggregate loans, commitments and/or investments exceeding $250,000, neither GNFC nor any Company Subsidiary shall increase or agree to increase the loan or credit commitment to, or invest (as a venture capital or similar investment) or agree to invest (as a venture capital or similar investment) in, such person without first consulting with FBOH; provided, however, that nothing in this paragraph shall prohibit GNFC or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement (a list of such obligations in excess of $250,000, and the terms of each, is attached hereto as Exhibit 5.2.2).

          Neither GNFC nor any Company Subsidiary shall sell, assign, transfer or otherwise dispose of to a third party, (i) branch offices of any Company Subsidiary, or (ii) any of its material properties or assets. Neither GNFC nor any Company Subsidiary shall purchase or otherwise acquire from a third party, branch offices of such third party, assets constituting any other line of business, or any other material properties or assets outside the ordinary course of its business. Neither GNFC nor any Company Subsidiary shall enter into any transaction, contract, lease, agreement or commitment (or any amendment to any transaction, contract, lease, agreement or commitment) outside of the ordinary course of business which is material to GNFC and GNFC Subsidiaries taken as a whole.

          5.2.3. CAPITAL STOCK. GNFC shall not, and shall not permit any of GNFC Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Company Stock Options outstanding on the date of this Agreement) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or enter into any arrangement, contract or commitment with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures. Neither GNFC nor any Company Subsidiary shall acquire beneficial ownership of more than 5% of any class of equity securities or any similar interests of any corporation, bank, business, trust, association or similar organization.

          5.2.4. DIVIDENDS. GNFC shall not and shall not permit any of GNFC Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them other than (a) GNFC's regular quarterly cash dividends (to the extent legally permitted) in an amount not to exceed 48 cents per share of Common Stock, and
(b) dividends paid (to the extent legally permitted) by any Company Subsidiary to another Company Subsidiary or GNFC with respect to such Company Subsidiary's capital stock. From the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, GNFC shall not, without the prior written consent of FBOH, make any changes in its practice of setting dividend record or dividend payment dates.

          5.2.5. EMPLOYEE PLANS, COMPENSATION, ETC. GNFC shall not, and shall not permit any of GNFC Subsidiaries to, adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any present or former director, officer or employee of GNFC or any Company Subsidiary or increase the compensation or fringe benefits of any present or former director, officer or employee (except in the case of employees who are not Senior Officers (as defined below), individual merit increases in accordance with past practices may be granted up to five percent of the total compensation of all employees, excluding from such total the compensation for the Senior Officers, or pay any bonus, compensation or benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that notwithstanding the foregoing, GNFC shall, upon FBOH's request, take all steps necessary for purposes of maintaining in effect the GNFC 401(k) savings plan ("GNFC 401K Plan") or other Company Employee Plan.

          5.2.6. CONFORMING ACCOUNTING AND RESERVE POLICIES; RESTRUCTURING EXPENSES.

             (a) Notwithstanding that GNFC believes that it has established all reserves and taken all provisions for possible loan losses required by generally accepted accounting principles and applicable laws, rules and regulations, GNFC recognizes that FBOH has adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time, GNFC and FBOH shall consult and cooperate with each other with respect to conforming, as specified in a notice from FBOH to GNFC, based upon such consultation, GNFC's loan, accrual and reserve policies to those policies of FBOH.

             (b) In addition, from and after the date of this Agreement to the Effective Time, GNFC and FBOH shall consult and cooperate with each other with respect to determining, as specified in a notice from FBOH to GNFC, based upon such consultation, appropriate accruals, reserves and charges to establish and take in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments taking into account the Surviving Corporation's business plan following the Merger.

             (c) GNFC and FBOH shall consult and cooperate with each other with respect to determining, as specified in a notice from FBOH to GNFC, based upon such consultation, the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger.

             (d) At the request of FBOH, and in an amount and on a basis satisfactory to GNFC, GNFC shall promptly establish and take such reserves and accruals as FBOH shall request to conform, on a mutually satisfactory basis, GNFC's loan, accrual and reserve policies to FBOH's policies, shall establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses of the Merger and restructuring charges related to or to be incurred in connection with the Merger; provided, however, that it is the objective of FBOH and GNFC that such reserves, accruals and charges be taken as of or prior to December 31, 1993, but in no event later than immediately prior to the Closing; and provided, further, that GNFC shall not be obligated to take any such action pursuant to this Section 5.2.6 unless and until (i) FBOH specifies its request in a writing delivered by FBOH to GNFC, (ii) all conditions to the obligations of GNFC and FBOH to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (iii) GNFC shall not be required to take any such action that it believes is not consistent with generally accepted accounting principles. In addition, at the request of FBOH, GNFC agrees to request the OTS to grant GNFC a thirty day extension so that GNFC can close its books as of April 30, 1994 rather than as of March 31, 1994.

       5.3. INTERIM OPERATIONS OF FBOH. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, as required by law, or as otherwise approved in writing by GNFC (which shall not be unreasonably withheld) FBOH shall, and shall cause each of the FBOH Subsidiaries to, conduct their respective businesses in such a manner so as not to materially interfere with the ability to consummate the Merger, delay the Effective Time or have a Material Adverse Effect upon the transactions contemplated by the Agreement.

       5.4.  EMPLOYEE MATTERS.

       (a) As of the Effective Time, FBOH will assume the obligations of the currently existing GNFC employment contracts for Emil A. Voelz, Jr., Frank D. Heckel, Gerald F. Hawkins, A. Edward Wilcox and Robert M. Critchfield ("Senior Officers"), to the extent such obligations can be assumed or benefits thereunder provided as a matter of law, provided however, that the total cost and expense to FBOH for the assumption of the severance obligations thereunder shall not exceed $1,527,585. On or prior to the Effective Time each of the Senior Officers shall enter into agreements with FBOH acknowledging the effectiveness of the non-competition and confidentiality provisions of such employment contracts and providing a standard release to FBOH regarding matters related to employment and termination. Notwithstanding any provision to the contrary contained therein, FBOH agrees that the non-competition provisions in the employment contracts shall be limited to a term of one year which term shall commence as of the Effective Time. GNFC represents that there are no other employment contracts, consulting or like agreements, with any person or party, either written or oral, express or implied.

       (b) FBOH is not required to hire any employees of GNFC or its subsidiaries, but may if it so desires. GNFC represents that other than the Senior Officers, all other employees are "at will." FBOH agrees to pay the separation monies in consideration for a standard release to FBOH regarding matters related to employment and termination listed in this Section to employees of GNFC and its subsidiaries at Closing who do not become employees of FBOH or its subsidiaries after the Effective Time, and persons who are hired by FBOH but whose employment is terminated during the 150-day period thereafter (except if such termination is for cause). The separation monies will be calculated as follows: (i) all such employees shall receive a minimum of four weeks salary (net of required taxes), (ii) employees with more than two years of service will receive two weeks of salary (net of required taxes) for each full year of service up to a maximum severance benefit equal to 26 weeks of salary, provided however, that the total cost and expense to FBOH for the severance benefits provided hereunder shall not exceed $650,000. Such employees shall also be entitled to any other benefits, if any, required by law. All persons employed by FBOH will remain "at will" employees meaning that their employment can be terminated for any or no reason.

       (c) Following the Effective Time, the employee benefit programs to be available and applicable to the persons who were employees of GNFC and its subsidiaries and who become employees of FBOH and/or its subsidiaries, are as follows:

          (i) Defined Benefit Retirement and Pension Plans. At such time on or after the Effective Time as FBOH shall deem appropriate, FBOH will either
(a) merge the GNFC pension plan into the FBOH defined benefit plan, in which case the GNFC employees will be credited with their service with GNFC and its Subsidiaries for the purpose of calculating the amount of their accrued benefit under the FBOH defined benefit plan and their vested accrued benefit under the FBOH defined benefit plan shall not be less than the vested accrued benefit under the GNFC pension plan on the date of the merger of the GNFC pension plan into the FBOH pension plan; or (b) terminate the GNFC pension plan and permit the GNFC employees who meet the eligibility requirements to become participants in the FBOH defined benefit plan as of the effective date of the termination of the GNFC pension plan, in which case the GNFC employees will not be credited with their service with GNFC and its Subsidiaries for the purpose of calculating the amount of their accrued benefit under the FBOH defined benefit plan and the GNFC employees will receive a paid-up annuity with respect to the benefit accrued under the GNFC pension plan as of the date of its termination. In either event an GNFC employee will be credited with his service with GNFC and its Subsidiaries for purposes of determining his eligibility to participate in the FBOH defined benefit plan and the vested portion of his accrued benefit under such plan.

          (ii)  Savings Plans.   At such time on or after the Effective Time as
FBOH shall deem appropriate, FBOH will either (a) merge the GNFC and Subsidiaries GNFC 401K Plan under the First Bancorporation of Ohio and Subsidiaries Employees' Salary Savings Retirement Plan ("FBOH 401K Plan") or
(b) terminate the GNFC 401K Plan. At the Effective Time, FBOH will credit employees of GNFC or any of its Subsidiaries under the FBOH 401K Plan with all service with GNFC or any of its Subsidiaries for purposes of determining their eligibility to participate in such Plan and their vested interest in benefits accruing under such Plan.

          (iii) Health Care Plans. At such time on or after the Effective Time as FBOH shall deem appropriate, FBOH and its subsidiaries will provide such coverage as they then provide their employees, with all service with GNFC or any of its Subsidiaries credited for purposes of eligibility to participate in such plan. No benefits currently provided GNFC or the Subsidiaries employees which exceed those provided by FBOH and its subsidiaries will be grandfathered or provided, except if required by law.

          (iv) Other Benefit Plans. At such time on or after the Effective Time as FBOH shall deem appropriate, FBOH and its subsidiaries will provide such coverage as they then provide their employees with all service with GNFC or any of its Subsidiaries credited for purposes of eligibility to participate in such plan. No benefits currently provided GNFC or the Subsidiaries employees which exceed those provided by FBOH and its subsidiaries will be grandfathered or provided, except if required by law.

       5.5. ACCESS, INFORMATION AND CONFIDENTIALITY. Upon reasonable notice, GNFC and each of GNFC Subsidiaries shall afford to FBOH and its representatives (including, without limitation, directors, officers and employees of FBOH, its counsel, accountants and other professionals retained by FBOH) full access during normal business hours throughout the period prior to the Effective Time to the books, contracts, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and such other information and documents of GNFC and each of GNFC Subsidiaries. GNFC shall not be required to provide access to any such information if the providing of such access (i) would be reasonably likely to result in the loss or impairment of any privilege with respect to such information, or (ii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity.

       All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby which is regarded by such furnishing party as confidential will be kept confidential by such other party and its representatives (including, without limitation, directors, officers and employees, its counsel, accountants and other professionals retained by such party) and will be used only in connection with this Agreement and the transactions contemplated hereby, and not in such party's business or by its directors, officers and employees, its counsel, accountants and other professionals retained by such party if the Merger is not consummated. Nothing contained in this confidentiality provision shall restrict or prohibit GNFC or FBOH from disclosing information in any document filed with the Commission, FRB, OCC, OTS, the Division and other governmental authorities and bodies, and so long as this Agreement has not been terminated pursuant to Article 7 hereof, FBOH may, notwithstanding this confidentiality provision, disclose such information as it deems necessary or advisable in connection with explaining or providing background information to security analysts and others concerning the transactions contemplated by this Agreement, except that any such information dealing with the areas of individual employees, their future employment, reserves established for specific loans, matters related to litigation and GNFC's business strategies, may only be disclosed with the prior approval of GNFC, which approval shall not be unreasonably withheld. It is the parties' intent to provide such analysts with accurate information regarding the transaction in a light favorable to completion of the transactions contemplated by this Agreement.

       5.6.  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.  FBOH and GNFC shall
(a) promptly file all reports and applications required to be filed with the Commission, the FRB and such other regulatory authorities as may have jurisdiction for such approvals as may be required to be obtained from such regulatory authorities in order to carry out the transactions contemplated by this Agreement as soon as practicable between the date of this Agreement and the Effective Time and each FBOH Subsidiary or Company Subsidiary that is a bank shall also file all reports required to be filed with the FRB, the OCC, the OTS and the Division with respect to the Merger and the other transactions contemplated by this Agreement, (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations, and (c) deliver to the other parties to this Agreement copies of all such applications and reports promptly after they are filed.

       In no event, however, shall either party hereto be liable for any untrue statement of a material fact or omission to state a material fact in any filing made with any Governmental Entity pursuant to this Section 5.6 made in reliance upon, and in conformity with, written information concerning the other party hereto furnished by such other party specifically for use in such filing. Each party hereto shall advise the other party hereto promptly of the occurrence of any event which makes untrue any statement of a material fact contained in any such filing or any amendment or supplement thereto or that requires the making of a change in any such filing or any amendment or supplement thereto in order to make any material statement therein not misleading.

       5.7.  STATE TAKEOVER STATUTES.  GNFC shall take all necessary steps to
(i) exempt GNFC and the Merger from the requirements of any state takeover law (including without limitation statutes relating to business combinations, control share acquisitions and merger moratoriums), by action of GNFC's Board of Directors or otherwise, and (ii) assist in any challenge by FBOH to the applicability to the Merger of any state takeover law.

       5.8. INDEMNIFICATION. FBOH hereby agrees to assume and honor the terms of the Indemnification Agreements by and between GNFC and its directors and officers, true and complete copies of each as currently in effect have been delivered to FBOH as attachments to the GNFC Disclosure Letter.

       In addition, and not by way of limitation, for a period of three years after the Effective Time, FBOH will, to the fullest extent permitted by Ohio law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, officer (whether elected or appointed), trustee, employee or agent of GNFC or any Company Subsidiary or was serving at the request of GNFC as a director, officer (whether elected or appointed), trustee, employee or agent of any other domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, expenses (including, without limitation, reasonable, costs of investigation and fees and disbursements of legal counsel), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of GNFC or any Company Subsidiary (collectively, "Losses"), arising out of, or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against GNFC or any subsidiary of GNFC or their affiliates, or by any present or former stockholder of GNFC (collectively, "Claims"), for any Claim which is based upon, arises out of or relates to the Merger, the Proxy Statement, this Agreement, any of the transactions contemplated by this Agreement (including, without limitation, any schedule or exhibit hereto or GNFC Disclosure Letter), the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing. In enforcing their rights under this Section 5.8 each of the Indemnitees will be entitled to the procedures and have the benefits available pursuant to Article 6 of FBOH's Amended and Restated Articles of Incorporation or Ohio law.

       In the event that both the provisions of the Indemnification Agreements and the provisions under the paragraph immediately preceding this paragraph provide indemnification to any or all of the directors and officers, each such person benefitting therefrom shall have a right to elect, within a reasonable period, the form of indemnification to be applied. GNFC shall notify FBOH prior to purchasing or continuing any insurance to cover the matters contained herein, provided however it is the intent of FBOH that tail coverage will be purchased if such is available at a reasonable cost. To the extent insurance is available under any of the provisions in this Section 5.8 to cover such claims and costs, such insurance shall be the primary source of funding this obligation.

       5.9. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take promptly, or cause to be taken, all actions necessary, proper or advisable under applicable laws to consummate the transactions contemplated by this Agreement. In addition, without limitation, each party shall from time to time execute such certificates as to factual matters necessary, proper or advisable in order to receive the opinions contemplated by Article 6 of this Agreement.

       If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record its right, title or interest in and to any of the rights, properties or assets of GNFC acquired or to be acquired by the Surviving Corporation, GNFC and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to such rights, properties or assets in the Surviving Corporation.

       5.10. COMPLIANCE WITH ANTITRUST AND SAVINGS ASSOCIATION LAWS. Each of FBOH and GNFC shall use its diligent efforts to resolve such objections, if any, which may be asserted with respect to the Merger by the FRB, the Department of Justice, or any other Governmental Entity (including, without limitation, objections under any antitrust laws and any applicable laws or regulations ). In the event a suit is threatened or instituted challenging the Merger as violative of the antitrust laws, each of FBOH and GNFC shall use its diligent efforts to avoid the filing of, resist or resolve such suit. FBOH and GNFC shall use their diligent efforts to take such action as may be required:
(a) by the FRB, the Department of Justice, or any other Governmental Entity in order to resolve such objections as any of them may have to the Merger, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of any antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Merger.

       5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release in a form mutually agreed upon by the parties and thereafter GNFC and FBOH shall consult with each other and provide a written copy to each other prior to issuing any press releases, or otherwise making public statements, with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity.

       5.12.     REGISTRATION STATEMENT.

       (a) FBOH shall as soon as is reasonably practicable prepare and file with the Commission the Registration Statement, including the related Proxy Statement, and any required amendments thereto or supplements to the prospectus contained therein, and shall use all reasonable efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of such Registration Statement. FBOH shall also take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the FBOH Common Stock pursuant to the Merger. GNFC shall promptly furnish FBOH all information concerning GNFC, GNFC Subsidiaries, and the holders of its capital stock and shall promptly take any action as FBOH may reasonably request in connection with any such action.

       (b) Each of FBOH and GNFC will cause its respective independent auditors to issue a letter to FBOH and GNFC stating, among other things, the following: (i) such accountants are independent public accountants within the meaning of the Securities Act and the rules and regulations promulgated thereunder; (ii) in the opinion of such accountants, the financial statements included in the Registration Statement and reported on therein by such accountants comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Rules and Regulations promulgated thereunder; (iii) on the basis of specified limited procedures (which procedures do not constitute an examination in accordance with generally accepted auditing standards), including a reading of the latest available unaudited financial statements, inquiries of officials responsible for financial and accounting matters, nothing came to their attention which caused them to believe that, during the period subsequent to December 31, 1992, to a specified date not more than three (3) business days prior to the effective date of the Registration Statement and to a specified date not more than three
(3) business days prior to Closing, there was any change in the shares of its capital stock or long-term debt, if any, (other than changes due to payments in accordance with the terms of such debt, or in the event of any such change in long-term debt, the amount thereof) or any decrease (increase) in the total or per share amount of its net income (net loss) as compared with the corresponding period in the preceding year, except in all instances for changes or decreases (increases) which the Registration Statement discloses have occurred or may occur; (iv) such accountants have read the other data included in the Registration Statement with respect to the financial condition and operations of their respective clients and they find such data to be correctly computed and in agreement with their respective books and records of their clients.

       (c) FBOH will assume and pay all expenses incident to the obtaining of the requisite regulatory consents and approvals. Without limiting the generality of the foregoing, the expenses to be assumed and paid by FBOH shall include (i) all expenses for its own legal counsel and other expenses and taxes incurred by FBOH incident to the consummation of the Merger contemplated by this Agreement; (ii) all expenses for its own legal counsel and other expenses incurred by FBOH incident to the preparation and filing of applications in its behalf and in behalf of GNFC and other requests for regulatory consents and approvals with the appropriate regulatory agencies as set forth in or contemplated by this Agreement; (iii) all expenses for its own legal counsel and all other expenses incurred in connection with the registration of the Common Stock under the federal and state securities laws. The expenses to be assumed and paid by FBOH shall not include any legal, accounting or other expenses incurred by GNFC, its directors and officers, employees and agents, in the preparation, examination and review of documents for its own benefit, in connection with its own corporate proceedings or other expenses of GNFC incident to the consummation of the Merger.


       5.13.     AFFILIATES COMPLIANCE WITH THE SECURITIES ACT.

       (a) Within 30 days after the date of this Agreement, each of GNFC and FBOH shall identify to the other party all persons whom it reasonably believes are its "affiliates" as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or Accounting Series, Releases 130 and 135, as amended, of the Commission (the "Affiliates"). Thereafter and until the Effective Time, each of GNFC and FBOH shall identify to the other party each additional person whom it reasonably believes to have thereafter become its Affiliate.

       (b) Each of GNFC and FBOH shall use its diligent efforts to cause each person who is identified as an Affiliate pursuant to clause (a) above to deliver to FBOH not later than the date on which the Merger is approved, a written agreement, substantially in the form of Exhibit 5.13(b)-1 (in the case of Affiliates of GNFC) and Exhibit 5.13(b)-2 (in the case of Affiliates of
FBOH). Because the Merger is intended to qualify for pooling of interests accounting treatment, the shares of FBOH Common Stock received by such Affiliates in the Merger shall not be transferable until such time as financial results covering at least 30 days of post-Merger operations have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies, regardless of whether each such Affiliate has provided the written agreement referred to in this Section 5.13, and the certificates representing such shares will bear an appropriate restrictive legend.


       5.14.     STOCKHOLDERS MEETING.

       GNFC shall take all action necessary, in accordance with applicable law and its Corporate Governance Documents to convene a special meeting of the holders of Common Stock (the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement and the transactions contemplated herein. The Board of Directors of GNFC shall recommend that the holders of the Common Stock vote in favor of and approve the Merger and to adopt this Agreement at the GNFC Meeting.

       5.15. POOLING AND TAX-FREE REORGANIZATION TREATMENT. Neither FBOH nor GNFC shall intentionally take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

       5.16. MERGERS OF SUBSIDIARIES. GNFC shall cause such of GNFC Subsidiaries, as FBOH may request, to enter into definitive merger or consolidation agreements, with FBOH Subsidiaries, providing for the merger or consolidation of the GNFC Subsidiaries with or into any such FBOH Subsidiaries; provided, however, that, in all cases, the obligation of GNFC to cause such merger or consolidation shall be subject to the condition that the Merger be simultaneously consummated; and provided further, notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties of GNFC in this Agreement shall not be deemed to be untrue or breached, (ii) GNFC shall not be deemed to have failed to perform any covenant or obligation contained in this Agreement, and (iii) no condition to FBOH's obligation to effect the Merger shall be deemed not to have been satisfied by or as a result of any merger or consolidation consummated pursuant to this Section 5.16. GNFC shall cause GNFC Subsidiaries to fully cooperate with FBOH in consummating these mergers or consolidations, including cooperating in the filing of any necessary regulatory applications.

       5.17. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of GNFC and FBOH will promptly notify the other of (i) any material change in the normal course of its business, (ii) any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or receipt of any memorandum or understanding or cease and desist order from a regulatory authority, or (iii) the institution or the threat of material litigation involving such party and will keep the other party fully informed of such events. GNFC shall provide FBOH with monthly unaudited financial statements. FBOH shall promptly provide GNFC with a copy all Reports filed by it after the date of this Agreement through the Effective Time.

       5.18. INTEGRATION OF OPERATIONS. During the period from the date of this Agreement to the Effective Time, the parties will consult and cooperate fully with each other to do all things advisable to prepare for and facilitate the integration of GNFC's operations into and with FBOH's operations as rapidly and effectively as possible as of the Effective Time, including, without limitation, integration of such branch operations (including, without limitation, the necessary installation of all of FNBO's hardware and software systems), management information systems, financial and accounting operations, employee compensation and benefit matters and similar matters, and employee training, requested by FBOH. It is the intent of the parties that as of the Effective Time such of the GNFC and subsidiaries' branch operations which FBOH determines to integrate or consolidate will be fully operational as FNBO branch operations.

       5.19. NASD LISTING. FBOH will file a Form 10-C with the Commission and the National Association of Securities Dealers, Inc. (the "NASD") at the time prescribed by applicable rules and regulations. In addition, FBOH will use its best efforts to maintain its listing on the NASD Automated Quotation-National Market System.


                                 6. CONDITIONS

       6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the following conditions:

        (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of GNFC's Common Stock as provided in GNFC's Corporate Governance Documents and applicable law.

        (b) All authorizations, consents, orders or approvals, lack of any injunctive actions by the Department of Justice or any state anti- trust agency, of the FRB, OTS, Division and any other Governmental Entity (collectively, "Consents") which are necessary for the consummation of the Merger (other than immaterial Consents, the failure to obtain which would not involve criminal liability, any material civil penalties or fines, or would not have or reasonably be expected to have a Material Adverse Effect on the combined businesses, financial condition, or results of operations of FBOH, GNFC, the FBOH Subsidiaries and GNFC Subsidiaries taken as a whole), shall have been obtained or shall have occurred and shall be in full force and effect, and all applicable waiting periods shall have expired, at the Effective Time.

       A material Consent shall not be deemed to have been obtained if the Consent shall include any conditions or requirements which, in the reasonable opinion of the Board of Directors of FBOH, would have a Material Adverse Effect on the anticipated economic and business benefits to FBOH of the transactions contemplated by this Agreement, taken as a whole.

        (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to a stop order suspending the effectiveness of the Registration Statement.

        (d) FBOH shall have received a letter, dated the date of the Closing, from Coopers & Lybrand to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under generally accepted accounting principles, if consummated in accordance with this Agreement.

        (e) No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court or agency in the United States which enjoins or prohibits the consummation of the Merger shall have been issued and remain in effect.

       (f) FBOH shall have obtained an opinion of its counsel, reasonably satisfactory in form and substance to FBOH, to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) no gain or loss will be recognized by FBOH as a consequence of the transaction contemplated herein, and (iii) no gain or loss will be recognized by the stockholders of GNFC upon the conversion of their shares of Common Stock into shares of FBOH Common Stock pursuant to the terms of the Merger (except for the effect of any cash received in lieu of fractional shares).

       6.2. CONDITIONS TO OBLIGATION OF GNFC TO EFFECT THE MERGER. The obligation of GNFC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

        (a) FBOH shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

        (b) The representations and warranties of FBOH contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Time as if made at and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of FBOH, individually or in the aggregate, shall not have a Material Adverse Effect on FBOH.

       (c) FBOH shall have furnished GNFC a Certificate dated the date of the Closing, signed on behalf of FBOH by the Chief Executive Officer or President, and the Chief Financial Officer of FBOH, that to the best of their knowledge and belief, the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

       (d) GNFC shall have received the opinion of legal counsel for FBOH, dated as of the Effective Time, substantially to the effect set forth in
Exhibit 6.2(d) hereto, and such certificates from the appropriate persons and/or authorities regarding FBOH's board resolutions, form of corporate governance documents and good standing.

       (e) Since the date of this Agreement, there shall have not been any change in the financial condition, results of operations or business of FBOH and the subsidiaries of FBOH that either individually or in the aggregate would have a Material Adverse Effect on FBOH.

       (f) The Board of GNFC shall have received on the date of the Prospectus and Proxy contained in the Registration Statement, an opinion from Trident Financial Corporation dated on such date that the Merger Consideration is fair to the stockholders of GNFC from a financial point of view.

       6.3. CONDITIONS TO OBLIGATION OF FBOH TO EFFECT THE MERGER. The obligation of FBOH to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing of the additional following conditions:

       (a) GNFC shall have performed in all material respects all of its obligations contained in this Agreement required to be performed at or prior to the Closing.

       (b) The representations and warranties of GNFC contained in this Agreement shall be true and correct both: (i) on the date of this Agreement, and (ii) as of the Effective Time as if made on and as of such time, (x) except, both on the date of this Agreement and at the Effective Time, as expressly contemplated or permitted by this Agreement, (y) except, as of the Effective Time, for representations and warranties relating to a time or times other than the Effective Time, and (z) except, both on the date of this Agreement and at the Effective Time, to the extent that the untruthfulness or inaccuracy of the representations or warranties of GNFC, individually or in the aggregate, shall not have a Material Adverse Effect on GNFC.

       (c) Since the date of this Agreement (i) there shall not have been any change in the financial condition, results of operations or business of GNFC and the subsidiaries of GNFC that either individually or in the aggregate would have a Material Adverse Effect on GNFC, other than change as a result of action taken under Section 5.2.6, and responses thereto by GNFC and the impact thereof on the operating performance of GNFC, and (ii) the consolidated net worth of GNFC at the close of business on December 31, 1993 shall not be less than $27,400,000 and as of the Closing shall not be less than that amount plus an additional amount of $450,000 for each quarter in 1994 (or a pro rata amount thereof if less than a full quarter), unless the failure to meet such net worth requirements is as a result of action taken under Section 5.2.6, responses thereto by GNFC, or the impact thereof on the operating performance of GNFC. For the purposes of this Section 6.3(c), "net income" and "net worth" shall be calculated in accordance with generally accepted accounting principals. Notwithstanding anything to the contrary contained in this Section 6.3(c), the legal and accounting costs of GNFC will be deemed as expenses in calculating the net worth requirements under this Section, but the fees payable to Trident, and the proceeds received from the exercise of the Company Stock Options, will not be used in calculating the net worth requirement.

       (d) GNFC shall have furnished FBOH a certificate dated the date of the Closing signed on behalf of GNFC by the Chief Executive Officer or President, and Chief Financial Officer of GNFC, that to the best of their knowledge and belief, the conditions set forth in Sections 6.3(a), (b) and (c) have been satisfied. In addition, GNFC shall have furnished FBOH certificates, one dated the effective date of the

Registration Statement and Proxy, and one as of the Closing, signed on behalf of GNFC by the Chief Executive Officer or President, and Chief Financial Officer of GNFC, that to the best of their knowledge and belief, that GNFC participated in the preparation of the Registration Statement and the Proxy, including review and discussion of the contents thereof, and nothing came to the attention of GNFC that caused it to believe that the Registration Statement or the Proxy at the time such documents became effective, and as of the date of Closing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

       (e) The aggregate of (i) the fractional shares of FBOH Common Stock to be paid in cash pursuant to Section 2.2.5, and (ii) the shares of FBOH Common Stock to which holders of GNFC Common Stock would have been entitled as of the Effective Time but who, as of the Effective Time, have taken steps to perfect their rights as dissenting shareholders pursuant to the provisions of applicable law, shall not be more than 10% of the maximum aggregate number of shares of FBOH Common Stock which could be issued as a result of the Merger.

       (f) FBOH shall have received the opinion of legal counsel for GNFC dated as of the Effective Time, substantially to the effect set forth in
Exhibit 6.3(f) hereto, and such certificates from the appropriate persons and/or authorities regarding GNFC's and its subsidiaries' board resolutions, forms of corporate governance documents and good standing.


                                7. MISCELLANEOUS

       7.1. TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of
GNFC:

       (a) by the vote of a majority of the Board of Directors of each of FBOH and GNFC;

       (b) by the vote of a majority of the Board of Directors of either FBOH or GNFC if the Merger shall not have been consummated on or before the first anniversary of this Agreement;

       (c) by the vote of a majority of the Board of Directors of GNFC if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by GNFC at such time as such condition can no longer be satisfied;

       (d) by the vote of a majority of the Board of Directors of FBOH if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by FBOH at such time as such condition can no longer be satisfied,

       (e) by the vote of a majority of the Board of Directors of either FBOH or GNFC if any regulatory agency has denied approval of the Merger and neither FBOH nor GNFC has timely filed a request for reconsideration or a petition seeking review of such order (regardless of whether GNFC is deemed to be a "party" to an application with respect to the Merger); or

       (f) by GNFC, on the day before the Effective Time, if the FBOH Average Price is less than $20.00.

       If FBOH declares a stock dividend, stock split or effects a reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Effective Time, the prices for the Common Stock shall be appropriately adjusted for the purposes of the definitions above so as to be comparable to the price on the date of this Agreement.

       (g) by the vote of a majority of the Board of Directors of either FBOH or GNFC in the event of a material breach by the other party of any representation, warranty, covenant or agreement, which breach is not cured as soon as reasonably practicable after written notice thereof is given to the party committing such breach.

       7.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES; EFFECT OF TERMINATION. The representations and warranties or covenants in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to Section 7.1, as the case may be: provided however, that if the Merger is consummated, Sections 2.1 through 2.5, 5.4, 5.5, 5.8, 5.9, 5.10, 5.12(c), 5.15, 5.16, and 7.2 will survive the Effective Time to the extent contemplated by such Sections; provided, further in the event of the termination of this Agreement, this Agreement shall become void and of no effect except that the second to last sentence of Section 5.5, and all of Sections 5.12(c) and 7.11, will in all events survive any termination of this Agreement.

       7.3. WAIVER. Either party hereto may, by written notice to the other party hereto, (a) extend the time for the performance of any of the obligations or other actions of such other party under this Agreement, (b) waive any inaccuracies in the representations or warranties of such other party contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of such other party contained in this Agreement, or (d) waive or modify performance of any of the obligations of such other party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

       7.4. AMENDMENT. This Agreement may be amended or supplemented by the parties hereto, by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of this Agreement by the stockholders of GNFC and FBOH, provided however, that any such amendment or supplement to this Agreement made subsequent to the adoption of this Agreement by the stockholders of GNFC shall not (a) alter the amount or change the form of the consideration contemplated by this Agreement, (b) alter or change any term of the Amended Articles of Incorporation of the Surviving Corporation to be affected by the Merger, or (c) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the holders of the Shares or the FBOH Common Stock.

       7.5. ENTIRE AGREEMENT. This Agreement contains the entire agreement among FBOH and GNFC with respect to the Merger and the other transactions contemplated hereby and thereby, and supersede all prior agreements among the parties with respect to such matters.

       7.6. APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

       7.7.  CERTAIN DEFINITIONS.

       (a)   For purposes of this Agreement, the term:

          (i) "affiliate" and "associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof;

          (ii) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (iii) "person" means an individual, corporation, partnership, association, trust or unincorporated organization; and

          (iv) "Material Adverse Effect" on GNFC or FBOH means a material adverse effect (other than as a result of changes (x) in banking laws or regulations of general applicability or interpretations thereof by court or governmental entities, (y) in generally accepted accounting principles, or (z) that should, under the circumstances, reasonably have been anticipated in light of disclosures made in FBOH Reports, as the case may be, filed prior to the date of the Agreement, in GNFC Disclosure Letter or FBOH Disclosure Letter, or in other writings delivered by one party to the other prior to the date of this Agreement) on the respective financial condition, results of operations, or business of GNFC and its subsidiaries or FBOH and its subsidiaries, as the case may be, taken as a whole, or on the ability of GNFC or FBOH, as the case may be, to consummate the transactions contemplated hereby.
       The effect of any action taken by GNFC, at the written request of FBOH, pursuant to Section 5.2.6 shall not be taken into consideration in determining whether any Material Adverse Effect has occurred.

       7.8. NOTICES. All notices and other communications hereunder will be in writing and will be deemed to have been duly given or delivered if delivered personally, mailed by registered or certified mail return receipt requested, or delivered by a recognized commercial courier to the parties at the following addresses:

     TO GNFC:                            TO FBOH:

     Emil A. Voelz, Jr., President and   Howard L. Flood, President and
     Chief Executive Officer             Chief Executive Officer
     524 Park Avenue, W.                 First Bancorporation of Ohio
     Barberton, Ohio 44203               106 South Main Street
                                         Akron, Ohio  44308

     WITH A COPY TO:                     WITH COPIES TO:

     John C. Vorys, Esq.                 Terry E. Patton, Senior Vice President and Secretary
     Vorys, Sater, Seymour and Pease     First Bancorporation of Ohio
     Suite 2100, 221 E. Fourth Street    106 South Main Street
     Cincinnati, Ohio 45201              Akron, Ohio 44308

                                                        Philip A. Lloyd II, Esq.
                                                        Brouse & McDowell
                                                        500 First National Tower
                                                        Akron, Ohio 44308

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 7.8.

       7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

       7.10. PARTIES IN INTEREST. Except for Sections 5.4(a) and 5.8 (which is intended to be for the benefit of the individuals so listed to the extent contemplated thereby), this Agreement is not intended to nor will it confer upon any other person any rights or remedies.

       7.11. EXPENSES. If this Agreement is terminated by GNFC or FBOH pursuant to Section 7.1(g) because of the breach by the other party of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party; provided, however, that if this Agreement is terminated under circumstances other than those described in this Section 7.11, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, except the parties shall share the costs as delineated in Section 5.12(c).

       7.12. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       7.13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced and does not adversely affect the substance of these transactions in a material way, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

       IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.



                                    FIRST BANCORPORATION OF OHIO

Attest:

  Terry E. Patton                   By:  Howard L. Flood
- --------------------------------       ----------------------------------------
Terry E. Patton, Secretary             Howard L. Flood, President and
                                       Chief Executive Officer


                                    GREAT NORTHERN FINANCIAL
                                    CORPORATION

Attest:

  Jim A. Hall                       By:  Emil A. Voelz, Jr.
- --------------------------------       ----------------------------------------
Jim A. Hall, Secretary                 Emil A. Voelz, Jr., President and
                                       Chief Executive Officer





[KCO:30188]

                                ACKNOWLEDGEMENT


STATE OF OHIO             )
                          ) SS:
COUNTY OF SUMMIT          )


         BE IT REMEMBERED that on this 28th day of September, 1993, personally came before me, a Notary Public in and for the State and County aforesaid, Howard L. Flood, Chairman and Chief Executive Officer, and Terry E. Patton, Senior Vice President and Secretary of First Bancorporation of Ohio, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation, that the facts stated therein are true, and that the seal affixed to said Agreement of Affiliation and Plan of Merger and attested to by the Secretary of said corporation is the common or corporate seal of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 28th day of September, 1993.


                                        Kevin C. O'Neil
                                      -----------------------------------------
                                          Notary Public



                                ACKNOWLEDGEMENT

STATE OF OHIO             )
                          ) SS:
COUNTY OF SUMMIT          )


         BE IT REMEMBERED that on this 28th day of September, 1993, personally came before me, a Notary Public in and for the State and County aforesaid, Emil
A. Voelz, Jr., Chairman and Chief Executive Officer, and Jim A. Hall, Secretary of Great Northern Financial Corporation, an Ohio corporation, and they duly executed the Agreement of Affiliation and Plan of Merger before me and acknowledged it to be their act and deed and the act and deed of said Corporation, that the facts stated therein are true, and that the seal affixed to said Agreement of Affiliation and Plan of Merger and attested to by the Secretary of said corporation is the common or corporate seal of said Corporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and seal this 28th day of September, 1993.


                                        Kevin C. O'Neil
                                      -----------------------------------------
                                          Notary Public

                                  EXHIBITS TO

                  AGREEMENT OF AFFILIATION AND PLAN OF MERGER
                        FIRST BANCORPORATION OF OHIO AND
                      GREAT NORTHERN FINANCIAL CORPORATION




FBOH Disclosure Letter                                              Exhibit 3.3
GNFC Disclosure Letter                                              Exhibit 4.3
Form of Affiliates Agreement for GNFC                               Exhibit 5.13(b)-1
Form of Affiliates Agreement for GNFC                               Exhibit 5.13(b)-2
Contractual Obligations                                             Exhibit 5.2.2.
Legal Opinion to GNFC from Legal Counsel for FBOH                   Exhibit 6.2(d)
Legal Opinion to FBOH from Legal Counsel for GNFC                   Exhibit 6.3(f)

                                                                      APPENDIX B





                              FAIRNESS OPINION OF
                         TRIDENT FINANCIAL CORPORATION

                        TRIDENT FINANCIAL CORPORATION
                  Investment Bankers and Financial Advisors

          Telecopier:                       4601 Six Forks Road
        (919) 787-1670               Raleigh, North Carolina 27609
                                          (919) 781-8900


                            January 14, 1994





Board of Directors
Great Northern Financial Corporation
524 West Park Avenue
Barberton, OH  44203

Gentlemen:

         You have requested our preliminary opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, no par value (the "GNFC Common Stock"), of Great Northern Financial Corporation ("GNFC") of the consideration to be received by such stockholders in the proposed merger (the "Proposed Merger") of GNFC with First Bancorporation of Ohio ("FBOH"), pursuant to the proposed Agreement and Plan of Affiliation (the "Agreement") dated September 28, 1993.

         As more specifically set forth in the Agreement, and subject to a number of conditions in the Proposed Merger, each share of GNFC Common Stock that is issued and outstanding immediately prior to the time the Proposed Merger becomes effective, will, by virtue of the Proposed Merger, be converted into a right to receive 3.746 common shares of FBOH (the "Consideration").

         Trident Financial Corporation ("Trident") is a financial consulting and investment banking firm experienced in the valuation of business enterprises with considerable experience in the valuation of thrift institutions. Since 1975, Trident has valued in excess of 300 thrift institutions in connection with mutual-to-stock conversions, mergers and acquisitions, as well as other transactions. Trident is not affiliated with GNFC or FBOH.

         In connection with rendering our preliminary opinion, we have reviewed and analyzed, among other things, the following (i) the Proxy Statement and Prospectus; (ii) the Agreement; (iii) certain publicly available information concerning GNFC, including the audited financial statements of GNFC for each of the years in the five year period ended December 31, 1992 and GNFC's unaudited financial statements for the nine month periods ended September 30, 1992 and 1993; (iv) certain publicly available information concerning FBOH, including the audited financial statements of FBOH for each of the years in the three year period ended December 31, 1992 and FBOH's unaudited financial statements for the nine month periods ended September 30, 1992 and 1993; (iv) certain other internal information, primarily financial in nature,

Board of Directors
Great Northern Financial Corporation
January 14, 1994


Page 2


concerning the business and operations of GNFC and FBOH furnished to us by GNFC and FBOH for purposes of our analysis; (v) certain information supplied by GNFC concerning the limited trading of, and the limited trading market for, GNFC Common Stock; (vi) information with respect to the trading market for FBOH Common Stock; (vii) certain publicly available information with respect to other companies that we believe to be comparable to GNFC and the trading markets for such other companies' securities; and (viii) certain publicly available information concerning the nature and terms of other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of GNFC and FBOH to discuss the foregoing as well as other matters we believe relevant to our inquiry.

         In our review and analysis and in arriving at our preliminary opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by FBOH and GNFC, or that is publicly available, and have not attempted independently to verify any such information. We have not conducted a physical inspection of the properties or facilities of GNFC or FBOH, nor have we made or obtained any independent evaluations or appraisals of any of such properties or facilities. We did not specifically evaluate FBOH's loan portfolio or the adequacy of FBOH's reserve for possible loan losses. We were not given access to all information that we requested from FBOH, including regulatory examinations and corporate minutes.

         In conducting our analysis and arriving at our preliminary opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of GNFC and FBOH, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for possible loan losses; (ii) the business prospects of GNFC and FBOH;
(iii) the economy in GNFC's and FBOH's market areas; (iv) the historical and current market for GNFC Common Stock and FBOH common stock and for the equity securities of certain other companies that we believe to be comparable to GNFC and FBOH; and (v) the nature and terms of certain other acquisition transactions that we believe to be relevant. In addition, we considered the nature and extent of the bidding process employed by GNFC. We have also taken into account our assessment of general economic, market, financial and regulatory conditions and trends, as well as our knowledge of the thrift industry, our experience in connection with similar transactions, and our knowledge of securities valuation generally. Our preliminary opinion necessarily is based upon conditions as they exist and can be evaluated on the date set hereof. Our preliminary opinion is, in any event, limited

Board of Directors
Great Northern Financial Corporation
January 14, 1994
Page 3


to the fairness, from a financial point of view, of the Consideration to be received by the holders of GNFC Common Stock in the Proposed Merger and does not address GNFC's underlying business decision to effect the Proposed Merger.



         Based upon and subject to the foregoing, we are of the preliminary opinion that the Consideration to be received by the holders of GNFC Common Stock in the Proposed Merger is fair, as of the date hereof, from a financial point of view, to such holders.

         This opinion is being delivered to the Board of Directors of GNFC for its exclusive use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of Trident Financial Corporation, except as required by law.




                                         Very truly yours,

                                         TRIDENT  FINANCIAL  CORPORATION
                                         /s/ Trident Financial Corporation

                                                                      APPENDIX C





                            FORM OF VOTING AGREEMENT

                         SHAREHOLDER'S VOTING AGREEMENT

         SHAREHOLDER'S VOTING AGREEMENT, entered into this ___ day of September, 1993, between ___________ ("Shareholder") and First Bancorporation of Ohio ("FBOH").

                                R E C I T A L S:

         A. Shareholder currently owns certain shares of the capital stock ("Stock") of Great Northern Financial Corporation ("Company"), and options to acquire additional shares of Stock.

         B. FBOH and the Company contemporaneously hereto are entering into an Agreement of Affiliation and Plan of Merger ("Affiliation Agreement"), pursuant to which the Company shall merge with and into FBOH, subject to certain terms and conditions ("Merger").

         C. As an inducement for FBOH to enter into the Affiliation Agreement, Shareholder has agreed to vote his shares of Stock in favor of the Merger pursuant to this Agreement.

         IN CONSIDERATION OF THE FOREGOING, the execution of the Affiliation Agreement, and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

         1. Shareholder agrees that, at any meeting of the shareholders of the Company hereafter duly held, he will vote all shares of Stock then owned, held or controlled by him in favor of the Affiliation Agreement, the Merger and any other matters related thereto necessary or desirable to approve the transactions contemplated by the Affiliation Agreement.

         2.      This Agreement shall terminate upon the earlier to occur of
(i) consummation of the Merger, or (ii) termination of the Affiliation Agreement pursuant to Section 7.1 thereof.

         3. This Agreement shall be binding upon and inure to the benefit of Shareholder and FBOH and their respective successors, heirs or representatives. The parties shall not assign their respective rights or obligations under this Agreement without the express written consent of the other party.

         4. This Agreement constitutes the full and complete understanding and agreement of the parties relative to its subject matter and supersedes all other agreements except as specifically incorporated by reference herein. The parties may amend, change or modify this Agreement only by their mutual written consent.

         5. This Agreement shall be construed under and governed by the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto, individually or by their authorized representative, have executed this Agreement as of the day and year first written above.

FIRST BANCORPORATION OF OHIO               SHAREHOLDER


By:
   -----------------------------------     -------------------------------------
         Howard L. Flood, President

                                                                      APPENDIX D


                        RELIEF TO DISSENTING SHAREHOLDER
                            OF DOMESTIC CORPORATION

                           OHIO REVISED CODE  1701.85

         (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals in sections 1701.71, 1701.74, and 1701.84 of the Revised Code, only in compliance with this section.

             (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on such proposal was taken at the meeting of the shareholders, the shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, stating his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

             (3) The dissenting shareholder entitled to relief under division
(C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, the shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

             (4) The case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new corporation, whether served before, on, or after the effective date of the merger or consolidation.

             (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, he, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested, in order that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the shareholder. Failure on the part of the shareholder to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to him within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. Such request by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

         (B) Unless the corporation and the dissenting shareholder shall have come to an agreement on the fair cash value per share of the shares as to which he seeks relief, the shareholder or the corporation, which in case of a merger or consolidation may be the surviving or the new corporation, within three months after the service of the demand by the shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation which issued such shares is located, or was located at the time when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within the period of three months, may join as plaintiffs, or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and
the facts entitling the dissenting shareholder to the relief demanded.   No
answer to such complaint is required.   Upon the filing of the complaint, the
court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint, and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share, and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding, and final orders in it may be vacated, modified, or reversed on appeal pursuant to the rules of appellate procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares as agreed upon by the parties or as fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which such payment is made.

         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to that on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular
subsidiary corporation.   The fair cash value of a share for the purposes of
this section is the amount that a willing seller, under no compulsion to sell, would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event shall the fair cash value of it exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

         (D) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if:

             (1) Such shareholder has not complied with this section, unless
                 the corporation by its directors waives   such failure;

             (2) The corporation abandons, or is finally enjoined or prevented from carrying out, or the shareholders rescind their adoption, of the action involved ;

             (3) The shareholder withdraws his demand, with the consent of the corporation by its directors;

             (4) The corporation and the dissenting shareholder shall not have come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation shall have filed or joined in a complaint under division (B) of this section within the period provided.

         (E) From the time of giving the demand, until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class, or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the
holder of record as a credit upon the fair cash value of the shares.   If the
right to receive fair cash value is terminated otherwise than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                   APPENDIX E





           GREAT NORTHERN FINANCIAL CORPORATION
         CONSOLIDATED FINANCIAL STATEMENTS FOR THE
   NINE MONTH PERIODS ENDED SEPTEMBER 30, 1993 AND 1992,
AND FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors, Great Northern Financial Corporation:



     We have audited the accompanying consolidated balance sheets of Great Northern Financial Corporation and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Great Northern Financial Corporation and subsidiaries as of December 31, 1992 and 1991, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1992, in conformity with generally accepted accounting principles.




KPMG Peat Marwick

Akron, Ohio
February 10, 1993

GREAT NORTHERN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


                                                                           SEPTEMBER 30,               DECEMBER 31,
ASSETS                                                                        1993               1992               1991
                                                                          ----------------   -------------     --------------
                                                                            (UNAUDITED)
First mortgage loans, net   . . . . . . . . . . . . . . . . . .         $220,346,203         198,465,017         215,924,257
Mortgage-backed securities, at carrying value, with market
  values of $136,105,600, $155,755,184 and $95,948,740,
  respectively  . . . . . . . . . . . . . . . . . . . . . . . .          134,164,563         155,728,824          94,133,590
Other loans, net  . . . . . . . . . . . . . . . . . . . . . . .           10,974,561          10,293,448          12,251,344
Investment securities, at amortized cost, with market values
  of $5,366,250, $7,369,052 and $8,841,748, respectively  . . .            5,303,764           7,284,062           8,786,124
Federal funds sold  . . . . . . . . . . . . . . . . . . . . . .              600,000             900,000           3,800,000
Federal Home Loan Bank stock, at cost   . . . . . . . . . . . .            2,359,400           3,091,500           2,956,400
Cash on hand and in banks   . . . . . . . . . . . . . . . . . .            3,532,176           3,636,679           2,243,176
Real estate owned, less allowance for possible losses
  of $462,234, $436,679 and $1,241,466, respectively  . . . . .            3,116,088           3,033,049           5,477,669
Premises and equipment, net   . . . . . . . . . . . . . . . . .            1,525,324           1,669,855           1,865,094
Prepaid expenses and other assets   . . . . . . . . . . . . . .            3,306,702           3,286,071           3,363,329
                                                                       -------------        ------------        ------------
                                                                        $385,228,781         387,388,505         350,800,983
                                                                        ============         ===========         ===========



LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .         $312,270,909         317,810,337       287,900,604
Notes payable to the Federal Home Loan Bank   . . . . . . . . .           40,244,910          39,643,530        34,470,732
Advance payments by borrowers for taxes and insurance   . . . .            1,112,804           1,729,173         1,837,533
Accrued expenses and other liabilities  . . . . . . . . . . . .            4,240,008           2,594,565         2,792,853
                                                                       -------------        ------------       -----------

       Total liabilities  . . . . . . . . . . . . . . . . . . .          357,868,631         361,777,605       327,001,722
                                                                       -------------         -----------       -----------

Shareholders' equity:
  Common stock, without par value, 5,000,000 shares
    authorized: 420,000 shares issued   . . . . . . . . . . . .              700,000             700,000           700,000
  Retained earnings-substantially restricted  . . . . . . . . .           26,693,672          24,944,422        23,132,783
                                                                       -------------        ------------      ------------
                                                                          27,393,672          25,644,422        23,832,783
                                                                          ----------        ------------       -----------



  Common stock in treasury, 1480 shares at cost   . . . . . . .              (33,522)            (33,522)          (33,522)
                                                                      ---------------      --------------    --------------

       Total shareholders' equity   . . . . . . . . . . . . . .           27,360,150          25,610,900        23,799,261
                                                                       -------------         -----------      ------------
                                                                        $385,228,781         387,388,505       350,800,983
                                                                        ============         ===========       ===========

See accompanying notes to consolidated financial statements.

GREAT NORTHERN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
                                                             NINE MONTHS
                                                         ENDED SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                                     --------------------------      ----------------------------------------
                                                          1993            1992          1992           1991           1990
                                                     -------------   ------------   ------------   ------------    -----------
                                                              (UNAUDITED)
Interest income:
  First mortgage loans    . . . . . . . . . . . .     $12,945,925     14,637,030     19,033,725     22,914,106     24,562,869
  Mortgage-backed securities    . . . . . . . . .       5,860,518      5,637,589      7,630,854      6,454,588      3,889,733
  Other loans   . . . . . . . . . . . . . . . . .         815,045        936,671      1,218,764      1,267,109      1,114,225
  Investment securities   . . . . . . . . . . . .         251,615        550,132        694,169        994,988      1,573,183
  Federal Home Loan Bank stock dividends    . . .          83,333        100,697        135,100        184,400        206,063
                                                     ------------     ----------    -----------   ------------   ------------
     Total interest income  . . . . . . . . . . .      19,956,436     21,862,119     28,712,612     31,815,191     31,346,073
                                                      -----------     ----------    -----------    -----------    -----------

Interest expense:
  Interest on deposits    . . . . . . . . . . . .      10,352,029     12,276,042     16,050,912     19,481,942     20,190,131
  Interest on other borrowings    . . . . . . . .       2,206,292      2,365,196      3,155,015      3,099,512      2,521,348
                                                      -----------     ----------    -----------    -----------     ----------
     Total interest expense   . . . . . . . . . .      12,558,321     14,641,238     19,205,927     22,581,454     22,711,479
                                                      -----------     ----------    -----------    -----------    -----------
     Net interest income  . . . . . . . . . . . .       7,398,115      7,220,881      9,506,685      9,233,737      8,634,594
Provision for losses on loans   . . . . . . . . .         102,600        262,224        294,230        453,983        320,412
                                                      -----------     ----------    -----------    -----------    -----------


     Net interest income after provision
       for losses on loans  . . . . . . . . . . .       7,295,515      6,958,657      9,212,455      8,779,754      8,314,182
                                                       ----------     ----------     ----------     ----------     ----------
Loan fees and service charges   . . . . . . . . .         520,589        377,855        524,830        435,512        382,215
Commissions on annuity sales  . . . . . . . . . .         295,739        433,182        521,619        516,304         84,418
Gains on sales of mortgage-backed securities, net           -              -              -             95,755          -
Gains on sales of real estate owned, net  . . . .          40,105         32,298         31,139          2,916         37,993
Other operating income  . . . . . . . . . . . . .          33,197         10,940         58,013         30,892         66,197
Other non-operating income  . . . . . . . . . . .          25,677        107,264         23,873         39,907         77,091
                                                     ------------     ----------   ------------   ------------   ------------
                                                          915,307        961,539      1,159,474      1,121,286        647,914
                                                          -------     ----------    -----------    -----------    -----------
                                                        8,210,822      7,920,196     10,371,929      9,901,040      8,962,096
                                                        ---------     ----------    -----------    -----------     ----------
Operating and other expenses:
  Compensation and related expenses   . . . . . .       2,769,610      2,528,269      3,247,811      2,969,148      2,756,524
  Office occupancy    . . . . . . . . . . . . . .         575,810        613,330        804,580        862,737        835,808
  Ohio franchise tax    . . . . . . . . . . . . .         267,840        249,148        332,240        299,913        276,070
  Federal insurance premium   . . . . . . . . . .         461,010        487,139        658,783        623,391        530,369
  Provision for losses on real estate owned   . .          38,520         74,574         63,164         40,000        162,372
  Other   . . . . . . . . . . . . . . . . . . . .       1,054,072        894,634      1,369,007      1,197,688      1,125,127
                                                     ------------    -----------    -----------    -----------    -----------
                                                        5,166,862      4,847,094      6,475,585      5,992,877      5,686,270
                                                        ---------     ----------    -----------    -----------     ----------
Income before federal income taxes and cumulative
  effect of a change in accounting principle  . .       3,043,960      3,073,102      3,896,344      3,908,163      3,275,826

Federal income tax expense (benefit):
  Current   . . . . . . . . . . . . . . . . . . .         848,000      1,063,000      1,364,000      1,274,000        914,000
  Deferred    . . . . . . . . . . . . . . . . . .          37,000        (29,000)       (41,000)        66,000        258,000
                                                    -------------    -----------    ------------  ------------    -----------
                                                          885,000      1,034,000      1,323,000      1,340,000      1,172,000
                                                          -------     ----------     ----------    -----------     ----------
Income before cumulative effect of a change
  in accounting principle   . . . . . . . . . . .       2,158,960      2,039,102      2,573,344      2,568,163      2,103,826
Cumulative effect of a change
  in accounting principle   . . . . . . . . . . .         192,960          -             -              -              -
                                                      -----------  -------------  ------------- -------------- --------------
Net income  . . . . . . . . . . . . . . . . . . .     $ 2,351,920      2,039,102      2,573,344      2,568,163      2,103,826
                                                      ===========     ==========     ==========    ===========    ===========
Net Income per share before cumulative effect of
  a change in accounting principle    . . . . . .     $      4.67           4.56           5.74           5.88           5.02
Cumulative effect of a change
  in accounting principle   . . . . . . . . . . .             .42          -             -              -              -
                                                    ------------- --------------  ------------- -------------- --------------
Net income per share (Note l.k.)  . . . . . . . .     $      5.09           4.56           5.74           5.88           5.02
                                                    =============     ==========  =============  ============= ==============


See accompanying notes to consolidated financial statements.

GREAT NORTHERN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY





                                                       YEARS ENDED DECEMBER 31 1992, 1991 AND 1990 AND
                                                          THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                                            -------------------------------------------------------------

                                                                                                TOTAL
                                           COMMON           RETAINED          TREASURY       SHAREHOLDERS'
                                             STOCK          EARNINGS             STOCK           EQUITY
                                           ---------        ---------         ----------     --------------
Balance at December 31, 1989  . . . .      $700,000         19,583,101         (13,532)       20,269,569
Net income  . . . . . . . . . . . . .         -              2,103,826            -            2,103,826
Treasury stock acquired,
   820 shares at cost   . . . . . . .         -                 -              (19,990)          (19,990)
Cash dividends ($1.16 per share)  . .         -               (486,156)             -           (486,156)
                                        -----------         -----------       ----------     -----------
Balance at December 31, 1990  . . . .       700,000         21,200,771         (33,522)       21,867,249
Net income  . . . . . . . . . . . . .         -              2,568,163            -            2,568,163
Cash dividends ($1.52 per share)  . .         -               (636,151)           -             (636,151)
                                        -----------         -----------         ---------    -----------
Balance at December 31, 1991  . . . .       700,000         23,132,783         (33,522)       23,799,261
Net income  . . . . . . . . . . . . .         -              2,573,344            -            2,573,344
Cash dividends ($1.82 per share)  . .         -               (761,705)           -             (761,705)
                                        -----------        ------------         ---------     ----------
Balance at December 31, 1992  . . . .       700,000         24,944,422         (33,522)       25,610,900
Net income  . . . . . . . . . . . . .         -              2,351,920            -            2,351,920
Cash dividends ($1.44 per share)  . .         -               (602,670)           -             (602,670)
                                        -----------        ------------         ---------    -----------
Balance at September 30, 1993
  (unaudited)   . . . . . . . . . . .      $700,000         26,693,672         (33,522)       27,360,150
                                           ========         ==========         =======        ==========




See accompanying notes to consolidated financial statements.

GREAT NORTHERN FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                             NINE MONTHS
                                                         ENDED SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                                                     --------------------------    ----------------------------------------
                                                          1993            1992          1992            1991          1990
                                                     -------------    ------------   ------------   ------------   -----------
                                                              (UNAUDITED)
Operating Activities:
  Net income    . . . . . . . . . . . . . . . . .     $ 2,351,920      2,039,102      2,573,344      2,568,163      2,103,826
  Adjustments required to reconcile net income to
   net cash provided by operating activities:
     Decrease (increase) in accrued interest
       income, net  . . . . . . . . . . . . . . .        (109,149)      (320,271)       197,428         49,072       (211,386)
     Provision for losses on loans  . . . . . . .         102,600        262,224        294,230        435,983        304,412
     Provision for losses on real estate owned  .          38,520         74,574         63,164         40,000        162,372
     Depreciation and amortization  . . . . . . .         186,112        209,430        279,240        356,567        363,208
     Amortization/accretion of premiums/discounts         819,226        319,859        426,479        140,473         38,344
     Gains on sales of mortgage-backed securities, net       -              -              -            95,755           -
     Gains on sales of real estate owned, net   .          23,828         32,298         31,053          2,916         37,993
     Federal Home Loan Bank stock dividends   . .         (83,100)      (100,600)      (135,100)      (184,400)      (206,063)
     Increase (decrease) in accrued interest payable    2,009,232      1,883,795        445,071       (134,700)      (195,338)
     Amortization of deferred loan fees   . . . .        (141,818)      (232,955)      (310,606)      (331,937)      (306,619)
     Increase (decrease) in federal income taxes         (327,960)       140,250        187,000        440,000        246,634
     Increase (decrease) in other liabilities   .         (35,831)      (245,791)      (327,722)      (461,302)       415,623
     Other, net   . . . . . . . . . . . . . . . .          (5,406)    (1,295,090)       136,207        (55,173)        34,590
                                                      -----------     ----------     ----------     ----------     ----------
         Net cash provided by operating activities      4,828,174      2,766,825      3,859,788      2,961,417      2,787,596
                                                        ---------     ----------     ----------     ----------      ---------
Investing activities:
  Principal collected on mortgage loans and
    mortgage-backed securities  . . . . . . . . .     114,391,208     71,330,000    119,276,377     66,902,152     48,853,453
  Principal collected on other loans    . . . . .       2,845,500      3,351,000      4,458,709      3,414,086      3,639,453
  Sales of mortgage loans and mortgage-backed
    securities  . . . . . . . . . . . . . . . . .            -         3,070,520      3,070,520     15,645,302      1,144,990
  Proceeds from maturities of investment securities     2,060,000      3,602,535      3,602,535      2,956,152      4,120,325
  Purchases of investment securities    . . . . .            -        (2,000,000)    (2,000,000)    (2,000,000)    (7,520,170)
  Purchase (sale) of Federal Home Loan Bank stock         815,200           -              -              -           (26,000)
  Net increases in Federal funds sold   . . . . .         300,000        800,000      2,900,000      4,300,000        100,000
  Originations and purchases of mortgage loans and
     mortgage-backed securities   . . . . . . . .    (116,240,737)  (100,445,000)  (166,805,821)  (104,973,582)   (61,687,796)
  Other loan originations   . . . . . . . . . . .      (3,644,472)    (2,146,000)    (2,705,997)    (5,815,631)    (4,640,969)
  Sales of real estate owned    . . . . . . . . .         737,417      1,204,821      1,606,428         60,701        421,163
  Premises and equipment additions, net   . . . .         (39,706)       (61,126)       (81,501)      (184,858)      (120,685)
                                                      -----------  -------------  --------------  -------------  -------------
     Net cash provided(used) by investing activities    1,224,410    (21,293,250)    (36,678,750)  (19,695,678)    (15,716,236)
                                                       ----------   ------------     ------------  ------------- -------------
Financing activities:
  Net increase in customer transaction accounts           187,604     20,822,615     38,337,579     10,486,161      2,314,398
  Proceeds from issuance of certificates of deposit                  10,083,254      10,640,405     14,187,207     18,437,646
28,102,444
  Payments for maturing certificates of deposit       (15,810,286)   (17,290,470)   (22,615,053)   (19,182,663)   (17,329,717)
  Borrowings from the Federal Home Loan Bank    .       2,000,000     11,057,000     11,057,000     17,000,000      4,000,000
  Repayments to the Federal Home Loan Bank    . .      (1,398,620)    (5,614,458)    (5,884,202)    (9,529,268)    (4,000,000)
  Increase (decrease) in advance payments by
     borrowers for taxes and insurance  . . . . .        (616,369)      (896,577)      (108,361)      (186,957)        50,881
  Cash dividends    . . . . . . . . . . . . . . .        (602,670)      (560,817)      (761,705)      (636,151)      (486,156)
  Treasury stock acquired   . . . . . . . . . . .            -              -              -              -           (19,990)
                                                   -------------- ------------- -------------- --------------    ------------
   Net cash provided(used) by financing activities     (6,157,087)    18,157,698     34,212,465     16,388,768     12,631,860
                                                       ----------     ----------    -----------    -----------    -----------
Net increase (decrease) in cash . . . . . . . . .        (104,503)      (368,727)     1,393,503       (345,493)      (296,780)
Cash at beginning of period   . . . . . . . . . .       3,636,679      2,243,176      2,243,176      2,588,669      2,885,449
                                                     ------------     ----------    -----------    -----------    -----------
Cash at end of period   . . . . . . . . . . . . .    $  3,532,176      1,874,449      3,636,679      2,243,176      2,588,669
                                                     ============     ==========    ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

GREAT NORTHERN FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of Great Northern Financial Corporation and its subsidiaries (Corporation) conform to general practice within the savings and loan industry. The following is a description of the more significant of those policies which the Corporation follows in preparing and presenting its consolidated financial statements.

     (a) PRINCIPLES OF CONSOLIDATION

         The accompanying consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, Great Northern Savings Co. and GN Financial Services Agency, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

     (b) LOAN FEES

         Direct loan origination costs are deferred, as are fees on loans. Net deferred costs and fees on loans are amortized to interest income using the interest method over the contractual lives of the loans.

     (c) MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities are carried at cost and the related premium or discount is amortized using a method which approximates the interest method over the estimated remaining lives of the underlying loans. These mortgage-backed securities are not carried at the lower of cost or market because of management's intention and the Corporation's ability to hold such securities to maturity. Gains and losses on the sale of mortgage-backed securities are recognized upon realization and are determined by specific identification.

     (d) INVESTMENT SECURITIES

         Investment securities are carried at cost, adjusted for amortization of premium and accretion of discount over the term of the security. These investments are not carried at the lower of cost or market because of management's intention and the Corporation's ability to hold such securities to maturity. Gains and losses on the sale of investment securities are recognized upon realization and are determined by specific identification.

     (e) DEPRECIATION AND AMORTIZATION

         Depreciation and amortization of premises and equipment are calculated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are: land improvements, 20 years; office buildings, 30-40 years; and furniture, fixtures and equipment, 3 to 10 years. Leasehold improvements are amortized over the shorter of the life of the asset or the term of the lease.

     (f) REAL ESTATE OWNED

         Real estate owned represents real estate acquired through foreclosure and loans foreclosed in substance and is initially recorded at the lower of cost or fair market value and subsequently recorded at the lower of cost or net realizable value. Costs relating to development and improvement are capitalized up to net realizable value.

     (g) FEDERAL INCOME TAXES

         Deferred income taxes have been provided for income and expense items which are reported for tax purposes in different years than for financial statement purposes.

         In 1993 the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Statement 109 requires the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     (h) PROVISION FOR LOSSES

         Provisions for losses on loans are charged to income when it is determined that the investment in such assets is greater than estimated net realizable value. Additionally, accrual of interest on potential problem loans is excluded from income (by an offsetting increase in a specific allowance for loss) when, in the opinion of management, such suspension is warranted. In addition to providing for allowances on specific assets, the Corporation records general allowances for losses based upon portfolio composition and general market conditions. While management uses the best available information to make these evaluations, future adjustments to the allowances may be necessary if economic circumstances differ substantially from the information and assumptions used.

     (i) PENSION PLAN

         The Corporation's policy is to fund the pension plan in an amount which is at least the minimum required amount under the Employee Retirement Income Security Act of 1974, but not more than the maximum amount deductible for federal income tax purposes.

     (j) CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash on hand, balances on deposit in correspondent banks and checks in the process of collection.

     (k) NET INCOME PER SHARE

         Net income per share is based upon the weighted average number of shares of common stock and common stock equivalents outstanding during each year. For purposes of this computation, stock options are considered to be common stock equivalents from their respective dates of grant. The weighted average number of common stock and common stock equivalents outstanding during 1992, 1991 and 1990 was 447,937, 436,423 and 419,017, respectively.

     (l) RECLASSIFICATIONS

         Certain reclassifications have been made in the 1991 and 1990 consolidated financial statements to conform to the 1992 presentation.

(2)  FIRST MORTGAGE LOANS

     A summary of first mortgage loans follows:
                                                                                  DECEMBER 31,
                                                                            -----------------------
                                                                            1992               1991
                                                                            ----              -----
Conventional loans:
   Single-family  . . . . . . . . . . . . . . . . . . . . . . . .       $103,284,781        104,534,340
   Multi-family - 2 to 4 units  . . . . . . . . . . . . . . . . .          5,522,010          6,580,624
   Multi-family - over 4 units  . . . . . . . . . . . . . . . . .         11,867,417         12,414,028
   Other improved real estate   . . . . . . . . . . . . . . . . .         18,641,112         16,218,579
   Land acquisition and development   . . . . . . . . . . . . . .          3,816,996          2,617,126
                                                                       -------------      -------------
        Total conventional loans  . . . . . . . . . . . . . . . .        143,132,316        142,364,697
   Purchased and participation loans  . . . . . . . . . . . . . .         63,846,768         78,907,426
                                                                        ------------        -----------
                                                                         206,979,084        221,272,123

   Unearned discount, net   . . . . . . . . . . . . . . . . . . .           (279,087)          (613,556)
   Undisbursed loans in process   . . . . . . . . . . . . . . . .         (6,993,172)        (3,705,731)
   Allowance for possible loan losses   . . . . . . . . . . . . .           (452,000)          (382,623)
   Deferred loan fees, net  . . . . . . . . . . . . . . . . . . .           (789,808)          (645,956)
                                                                            --------            -------
                                                                        $198,465,017        215,924,257
                                                                        ============        ===========



     Activity in the allowance for possible loan losses is summarized as follows:

                                                                                   YEAR ENDED
                                                                                   DECEMBER 31,
                                                                            ----------------------------
                                                                              1992                1991
                                                                              ----                ----
Balance at beginning of year  . . . . . . . . . . . . . . . . . .           $382,623            699,864
Provision for losses on loans   . . . . . . . . . . . . . . . . .            294,230            435,983
Losses charged off, net   . . . . . . . . . . . . . . . . . . . .           (224,853)          (753,224)
                                                                            ---------          ---------

Balance at end of year  . . . . . . . . . . . . . . . . . . . . .           $452,000            382,623
                                                                            ========            =======


     At December 31, 1992, the Corporation had commitments to originate fixed rate and adjustable rate mortgage loans totaling approximately $2,906,000 and $1,593,000, respectively. In management's opinion, these commitments will be funded through normal operations.

     At December 31, 1992 and 1991, the Corporation was servicing loans for others aggregating approximately $6,228,000 and $10,786,000, respectively


     The Corporation grants loans principally to customers located within the state of Ohio.

(3)  MORTGAGE-BACKED SECURITIES

     The amortized cost and estimated market value of mortgage-backed securities are as follows:

                                                                   DECEMBER 31, 1992
                                    -----------------------------------------------------------------------------
                                                          GROSS              GROSS            ESTIMATED
                                    AMORTIZED           UNREALIZED         UNREALIZED          MARKET
                                      COST                GAINS              LOSSES             VALUE
                                    ---------           ----------         ----------         ----------
FNMA participation
     certificates   . . . . .      $ 11,975,373            98,274             21,939         12,051,708
FHLMC participation
     certificates   . . . . .        38,350,101           456,173             17,381         38,788,893
FNMA collateralized mortgage
     obligations  . . . . . .        44,938,438            87,809            265,415         44,760,832
FHLMC collateralized mortgage
     obligations  . . . . . .        42,754,876           270,015            361,201         42,663,690
Other collateralized mortgage
     obligations  . . . . . .        17,710 036             8,609            228,584         17,490,061
                                  -------------          --------            -------        -----------
                                   $155,728,824           920,880            894,520        155,755,184
                                   ============           =======          =========        ===========


                                                                   DECEMBER 31, 1991
                                    --------------------------------------------------------------------------------
                                                          GROSS              GROSS            ESTIMATED
                                    AMORTIZED           UNREALIZED         UNREALIZED          MARKET
                                      COST                GAINS              LOSSES             VALUE
                                    ---------           ----------         ----------         ----------
FNMA participation
     certificates   . . . . .       $18,959,361           489,134                    0       19,448,495
FHLMC participation
     certificates   . . . . .        34,298,461           967,070                  385       35,265,146
Other participation
     certificates   . . . . .         2,827,690             3,044                    0        2,830,734
FNMA collateralized mortgage
     obligations  . . . . . .         9,234,105            99,894               10,908        9,323,091
FHLMC collateralized mortgage
     obligations  . . . . . .        18,431,470           196,227                  389       18,627,308
Other collateralized mortgage
     obligations  . . . . . .        10,382,503            71,463                    0       10,453,966
                                   ------------        ----------           ----------      -----------
                                   $ 94,133,590         1,826,832               11,682       95,948,740
                                   ============         =========           ==========      ===========

     The amortized cost and estimated market value of mortgage-backed securities, at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     MATURITY DURING                                                            ESTIMATED
     THE YEAR ENDING                          AMORTIZED                         MARKET
       DECEMBER 31,                              COST                            VALUE
     ---------------                          ---------                        ---------
1993  . . . . . . . . . . . .               $  4,005,535                        4,010,000
1994-1997 . . . . . . . . . .                 10,491,806                       10,491,806
1998-2002 . . . . . . . . . .                  2,529,900                        2,530,666
Subsequent to 2002  . . . . .                138,701,583                      138,722,712
                                            ------------                      -----------
                                            $155,728,824                      155,755,184
                                            ============                      ===========

     There were no sales of mortgage-backed securities during 1992. Proceeds from sales during 1991 were $11,052,162. Gross gains and losses of $126,758 and $31,003, respectively, were realized on those sales.

(4)  OTHER LOANS

     A summary of other loans follows:
                                                                                    DECEMBER 31,
                                                                        ---------------------------------
                                                                              1992               1991
                                                                              ----               ----
Automobile loans  . . . . . . . . . . . . . . . . . . . . . . . .        $   293,780            434,395
Other consumer loans  . . . . . . . . . . . . . . . . . . . . . .          9,025,502         10,093,887
Property improvement loans  . . . . . . . . . . . . . . . . . . .            652,061          1,156,562
Loans on savings deposits   . . . . . . . . . . . . . . . . . . .            372,105            616,500
                                                                             -------           --------
                                                                          10,343,448         12,301,344
Less allowance for loan losses  . . . . . . . . . . . . . . . . .            (50,000)           (50,000)
                                                                       -------------       ------------
                                                                         $10,293,448         12,251,344
                                                                         ===========       ============

(5)  INVESTMENT SECURITIES

     The amortized cost and estimated market value of investment securities are as follows:

                                                                   DECEMBER 31, 1992
                                    --------------------------------------------------------------------------------
                                                          GROSS              GROSS            ESTIMATED
                                    AMORTIZED           UNREALIZED         UNREALIZED          MARKET
                                      COST                GAINS              LOSSES             VALUE
                                    ---------           ----------         ----------         ----------
United States government
   and agency obligations   .        $7,224,062            84,990               -             7,309,052
Municipal bond  . . . . . . .            60,000               -                 -                60,000
                                     ----------          --------           ----------       ----------
                                     $7,284,062           84,990                -             7,369,052
                                     ==========           ======            ==========       ==========

                                                                   DECEMBER 31, 1991
                                    --------------------------------------------------------------------------------
                                                          GROSS              GROSS            ESTIMATED
                                    AMORTIZED           UNREALIZED         UNREALIZED          MARKET
                                      COST                GAINS              LOSSES             VALUE
                                    ---------           ----------         ----------         ----------
United States government
   and agency obligations   .        $5,125,214            98,286               -             5,223,500
Variable rate corporate
   notes  . . . . . . . . . .         2,998,375               -                50,875         2,947,500
Automobile receivable
   obligation notes   . . . .           547,535             8,213               -               555,748
Municipal bonds . . . . . . .           115,000               -                 -               115,000
                                    -----------        ----------          ----------        ----------
                                     $8,786,124           106,499              50,875         8,841,748
                                     ==========           =======          ==========        ==========


  The amortized cost and estimated market value of investment securities, at December 31, 1992, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     MATURITY DURING                                                           ESTIMATED
     THE YEAR ENDING                          CARRYING                          MARKET
       DECEMBER 31,                             VALUE                            VALUE
     ---------------                          --------                         ---------
1993  . . . . . . . . . . . .                 $2,060,000                        2,060,000
1994-1997   . . . . . . . . .                  5,224,062                        5,309,052
                                              ----------                        ---------
                                              $7,284,062                        7,369,052
                                              ==========                        =========

(6)  REAL ESTATE OWNED

     Transactions in the allowance for losses on real estate owned acquired through foreclosure and loans foreclosed in substance are summarized as follows:
                                                                               YEAR ENDED
                                                                               DECEMBER 31,
                                                          ------------------------------------------------------
                                                                1992              1991           1990
                                                                ----              ----           ----
Balance at beginning of year  . . . . . . . . . . . . .     $1,241,466        1,211,666       1,092,294
Provisions for losses   . . . . . . . . . . . . . . . .         63,164           40,000         162,372
Losses charged off, net   . . . . . . . . . . . . . . .       (867,951)         (10,200)        (43,000)
                                                            -----------      -----------     -----------
Balance at end of year  . . . . . . . . . . . . . . . .     $  436,679        1,241,466       1,211,666
                                                            ==========        =========       =========

(7)  PREMISES AND EQUIPMENT

     A summary of premises and equipment less accumulated depreciation and amortization follows:
                                                                                   DECEMBER 31,
                                                                         -------------------------------
                                                                             1992                 1991
                                                                         ------------          ----------
Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $   386,850            398,978
Office buildings and
     improvements   . . . . . . . . . . . . . . . . . . . . . . .          2,385,960          2,381,850
Furniture, fixtures and
     equipment  . . . . . . . . . . . . . . . . . . . . . . . . .          2,404,394          2,743,269
Leasehold improvements  . . . . . . . . . . . . . . . . . . . . .             93,385             93,385
                                                                         -----------          ---------
     Total cost . . . . . . . . . . . . . . . . . . . . . . . . .          5,270,589          5,617,482
Accumulated depreciation
     and amortization . . . . . . . . . . . . . . . . . . . . . .         (3,600,734)        (3,752,388)
                                                                          -----------       -----------
                                                                          $1,669,855          1,865,094
                                                                          ==========         ==========

(8)  DEPOSITS

     Deposit account balances at December 31, are summarized as follows:

                                                                                        1992
                                                          -------------------------------------------------------------
                                                               AVERAGE
                                                             COMPOUNDED
                                                               INTEREST
     DEPOSIT TYPE                                                RATE                 AMOUNT                  %
     ------------                                         ------------------     ---------------           -------
Negotiable order of withdrawal  . . . . . . . . .                4.02%        $   4,854,435                  1.5%
Regular and money market savings  . . . . . . . .                3.69            83,474,202                  26.3
Money market demand accounts  . . . . . . . . . .                2.93            33,260,170                  10.5
Certificates of deposit   . . . . . . . . . . . .                5.66           196,221,530                  61.7
                                                                               ------------                 -----
                                                                               $317,810,337                 100.0%
                                                                               ============                 =====


                                                                                        1991
                                                          -------------------------------------------------------------
                                                               AVERAGE
                                                             COMPOUNDED
                                                               INTEREST
     DEPOSIT TYPE                                                RATE                 AMOUNT                  %
     ------------                                         ------------------     ---------------           -------
Negotiable order of withdrawal  . . . . . . . . .                4.54%         $  2,262,694                  0.8%
Regular and money market savings  . . . . . . . .                4.99            55,128,342                 19.1
Money market demand accounts  . . . . . . . . . .                4.58            25,860,192                  9.0
Certificates of deposit   . . . . . . . . . . . .                7.07           204,649,376                 71.1
                                                                              -------------                -----
                                                                               $287,900,604                100.0%
                                                                               ============                =====

     The weighted average interest rates on deposits were 4.82 percent and
6.42 percent at December 31, 1992 and 1991, respectively. The remaining maturity periods of certificates of deposit at December 31, 1992 were as follows:


                                                                                AMOUNT                 %
                                                                             -------------          -------
Certificates of deposit
  maturity periods:
   12 months or less  . . . . . . . . . . . . . . . . . . . . . . .           $130,290,635          66.4%
   12 to 24 months  . . . . . . . . . . . . . . . . . . . . . . . .             33,931,579          17.3
   25 to 36 months  . . . . . . . . . . . . . . . . . . . . . . . .             18,294,057           9.3
   37 to 48 months  . . . . . . . . . . . . . . . . . . . . . . . .              3,964,480           2.0
   49 to 60 months  . . . . . . . . . . . . . . . . . . . . . . . .              2,738,275           1.4
   Over 60 months   . . . . . . . . . . . . . . . . . . . . . . . .              7,002,504           3.6
                                                                             -------------         -----
                                                                             $196,221,530          100.0%
                                                                             ============          =====


     The components of interest expense on deposits are summarized as follows:

                                                                                 YEARS ENDED
                                                                                 DECEMBER 31,
                                                                 --------------------------------------------
                                                                     1992              1991            1990
                                                                     ----              ----            ----
NOW's and money market
     demand accounts  . . . . . . . . . . . . . . . . . .        $ 1,152,378         1,241,406      1,238,041
Regular and money market savings  . . . . . . . . . . . .          2,776,077         2,718,774      2,579,586
Certificates of deposit   . . . . . . . . . . . . . . . .         12,122,457        15,521,762     16,372,504
                                                                 -----------        ----------     ----------
                                                                 $16,050,912        19,481,942     20,190,131
                                                                 ===========        ==========     ==========

     The Corporation paid approximately $16,521,000, $19,640,000 and $20,381,000 in interest, including interest credited during 1992, 1991 and 1990, respectively.

     Mortgage-backed securities and investment securities aggregating approximately $12,075,000 were pledged as collateral for local government, public, and private savings deposits at December 31, 1992.

(9)  NOTES PAYABLE TO THE FEDERAL HOME LOAN BANK

     The notes payable to the Federal Home Loan Bank of Cincinnati are payable at various dates through 2007, with interest rates ranging from 4.75 percent to
10.20 percent (weighted average-7.90 percent) and 5.45 percent to 10.20 percent (weighted average-8.60 percent) at December 31, 1992 and 1991, respectively. Certain mortgage loans with principal balances approximating $59,465,000 at December 31, 1992 are pledged to secure these notes.

     Principal maturities for notes payable outstanding at December 31, 1992 are as follows:

                             1993                            $ 7,500,000
                             1994                              7,500,000
                             1995                              7,000,000
                             1996                              3,000,000
                             1997-2007                        14,643,530
                                                             -----------
                                                             $39,643,530
                                                             ===========

     The Corporation paid approximately $3,133,000, $3,068,000 and $2,525,000 in interest on notes payable to the Federal Home Loan Bank of Cincinnati during 1992, 1991 and 1990, respectively.

(10)   FEDERAL INCOME TAXES

     The Corporation qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income an allowance for bad debts based on experience or 8 percent of taxable income before such deductions.

     If the amounts which qualify as deductions for federal income tax purposes are later used for purposes other than to absorb loan losses, including distributions in liquidation, they will be subject to federal income tax at the then-current corporate rate. Retained earnings at December 31, 1992 and 1991 include approximately $9,440,000 for which no provision for federal income taxes has been made.

     Total tax expense differs from the expected amounts computed by applying the applicable statutory federal income tax rate to income before taxes on income. The reasons for this difference are as follows:


                                                                                   YEAR ENDED
                                                                                DECEMBER 31, 1992
                                                                        ------------------------------------
                                                                                                    % OF
                                                                                                   PRETAX
                                                                            AMOUNT                 INCOME
                                                                            ------                 ------
Computed "expected" tax expense   . . . . . . . . . . . . . . . .         $1,324,757               34.0%
Increase (decrease) in expense resulting from:
     Losses on real estate owned and loans, net   . . . . . . . .            111,540                2.9
     Bad debt deduction   . . . . . . . . . . . . . . . . . . . .           (110,726)              (2.8)
     Other, net   . . . . . . . . . . . . . . . . . . . . . . . .             (2,571)               (.1)
                                                                        ------------              ------
                                                                          $1,323,000               34.0%
                                                                          ==========              ======



                                                                                   YEAR ENDED
                                                                                   DECEMBER 31, 1991
                                                                        -----------------------------------
                                                                                                    % OF
                                                                                                   PRETAX
                                                                            AMOUNT                 INCOME
                                                                            ------                 ------
Computed "expected" tax expense   . . . . . . . . . . . . . . . .         $1,328,775               34.0%
Increase (decrease) in expense resulting from:
     Losses on real estate owned and loans, net   . . . . . . . .            168,311                4.3
     Bad debt deduction   . . . . . . . . . . . . . . . . . . . .           (189,219)              (4.8)
     Other, net   . . . . . . . . . . . . . . . . . . . . . . . .             32,133                 .8
                                                                         -----------              -----
                                                                          $1,340,000               34.3%
                                                                          ==========             ======




                                                                                      YEAR ENDED
                                                                                   DECEMBER 31, 1990
                                                                        -----------------------------------
                                                                                                    % OF
                                                                                                   PRETAX
                                                                            AMOUNT                 INCOME
                                                                            ------                 ------
Computed "expected" tax expense   . . . . . . . . . . . . . . . .         $1,113,781               34.0%
Increase (decrease) in expense resulting from:
     Losses on real estate owned and loans, net   . . . . . . . .            304,954                9.3
     Bad debt deduction   . . . . . . . . . . . . . . . . . . . .           (263,083)              (8.0)
     Other, net   . . . . . . . . . . . . . . . . . . . . . . . .             16,348                 .5
                                                                         -----------              -----
                                                                          $1,172,000               35.8%
                                                                          ==========             ======

     Deferred tax expense (benefit) results from timing differences in the recognition of income and expense for tax and financial statement purposes. The sources of these differences and the tax effect of each are as follows:


                                                                               YEARS ENDED
                                                                               DECEMBER 31,
                                                          ------------------------------------------------------
                                                                 1992              1991           1990
                                                                 ----              ----           ----
Deferred premium on sales of loans
   and mortgage-backed securities   . . . . . . . . . .     $    6,049           (5,184)          4,572
Accelerated depreciation for tax purposes   . . . . . .         (8,441)         (10,518)        (23,870)
Federal Home Loan Bank stock dividends  . . . . . . . .         45,934           62,746          73,771
Deferred loan fees, net   . . . . . . . . . . . . . . .        (83,549)          (5,881)         57,163
Provision for losses  . . . . . . . . . . . . . . . . .            -                -           133,593
Other, net  . . . . . . . . . . . . . . . . . . . . . .           (993)          24,837          12,771
                                                            -----------         -------        --------
                                                            $   41,000           66,000         258,000
                                                            ==========          =======         =======

     The Corporation paid approximately $1,510,000, $900,000 and $950,000 in federal income taxes during 1992, 1991 and 1990, respectively.

     As discussed in Note 1 to the consolidated financial statements, in 1993 the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109. The cumulative effect of the change in prior years of $193,000 (unaudited) is reported separately in the Consolidated Statement of Operations for the period ended September 30, 1993.

     Total tax expense for the period ended September 30, 1993 differs from the expected amounts computed by applying the applicable statutory federal income tax rate to income before taxes on income. The reasons for this difference are as follows:

                                                                                   (UNAUDITED)
                                                                        -----------------------------------
                                                                                                    % OF
                                                                                                   PRETAX
                                                                            AMOUNT                 INCOME
                                                                            ------                 ------
Computed "expected" tax expense   . . . . . . . . . . . . . . . .         $1,034,946               34.0%
Increase (decrease) in expense resulting from:
     Losses on real estate owned and loans, net   . . . . . . . .              7,611                 .3
     Bad debt deduction   . . . . . . . . . . . . . . . . . . . .            (82,785)              (2.7)
     Other, net   . . . . . . . . . . . . . . . . . . . . . . . .            (74,772)              (2.5)
                                                                          ----------              -----
                                                                          $  885,000               29.1%
                                                                          ==========              =====

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of September 30, 1993 are presented below:

                                                                           (UNAUDITED)
                                                                          -------------
Deferred tax assets:
  Bad debt reserves   . . . . . . . . . . . . . . . . . . . . . .           $ 89,711
                                                                            --------
Deferred tax liabilities:
  Deferred premium on sales of loans and mortgage-
    backed securities . . . . . . . . . . . . . . . . . . . . . .              9,022
  Deferred loan fees, net . . . . . . . . . . . . . . . . . . . .             23,863
  Pension expense . . . . . . . . . . . . . . . . . . . . . . . .             34,905
  Accelerated depreciation for tax purposes   . . . . . . . . . .             62,339
  Federal Home Loan Bank stock dividends  . . . . . . . . . . . .            432,906
  Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . .             24,001
                                                                           ---------
                                                                             587,036
                                                                            --------
        Net deferred tax liability  . . . . . . . . . . . . . . .           $497,325
                                                                            ========

(11)   EMPLOYEE BENEFIT PLANS

     The Corporation has a defined benefit pension plan covering substantially all of its employees. The benefits under the plan are based on years of service and salary levels. Contributions are intended to provide not only for benefits attributed to service date but also for those expected to be earned in the future.

     The following table sets forth the plan's funded status and amounts recognized in the Corporation's consolidated financial statements at:

                                                                                      YEARS ENDED
                                                                                      DECEMBER 31,
                                                                        ------------------------------------
                                                                               1992                 1991
                                                                        ----------------        -------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including
     vested benefits of $1,136,000 and $744,000
     respectively   . . . . . . . . . . . . . . . . . . . .               $1,158,552               794,529
                                                                         ===========              ========
   Projected benefit obligation . . . . . . . . . . . . . .               $1,831,015             1,196,010
Plan assets at fair value, primarily
   certificates of deposit  . . . . . . . . . . . . . . . .                1,258,715             1,032,448
                                                                         -----------             ---------
Projected benefit obligation in excess of
   plan assets  . . . . . . . . . . . . . . . . . . . . . .                 (572,300)             (163,562)

Unrecognized net loss   . . . . . . . . . . . . . . . . . .                  686,583               293,742
Unrecognized prior service cost   . . . . . . . . . . . . .                  (89,976)             (106,817)

Unrecognized net obligation being recognized over
   employees' average remaining service life  . . . . . . .                   59,042                64,409
                                                                          ----------             ---------
       Prepaid pension expense  . . . . . . . . . . . . . .               $   83,349                87,772
                                                                          ==========             =========

     The components of net pension expense are as follows:

                                                                              YEARS ENDED
                                                                              DECEMBER 31,
                                                          ------------------------------------------------------
                                                                 1992             1991           1990
                                                                 ----             ----           ----
Service cost  . . . . . . . . . . . . . . . . . . . . .      $ 154,315          111,845         116,495
Interest cost on projected benefit obligation   . . . .        101,660           69,909          58,705
Actual return on plan assets  . . . . . . . . . . . . .        (68,188)         (66,851)        (54,117)
Net total of other components   . . . . . . . . . . . .          5,363           (6,407)         (7,600)
                                                            ----------         ---------       ---------
Net pension expense   . . . . . . . . . . . . . . . . .      $ 193,150          108,496         113,483
                                                             =========          =======         =======




     Assumptions used in the actuarial computations are as follows:

                                                                 1992              1991             1990
                                                                 ----              ----             ----
Weighted average discount rate  . . . . . . . . . . . .           6.50%            7.25%           8.00%
Rate of increase in future compensation   . . . . . . .           6.50             6.50            6.50
Expected long-term rate of return on assets   . . . . .           7.75             7.75            7.75


     The Corporation maintains a 401(k) savings plan in which full-time employees of the Corporation and subsidiaries may participate upon attainment of age 21 and completion of one year of full-time employment. The annual contribution is 50 percent of the participant's voluntary contribution, not to exceed 3 percent of the participant's annual compensation. Expenses were approximately $45,000, $39,000 and $33,000 in 1992, 1991, and 1990,
respectively. Participants may also make additional contributions, subject to certain restrictions.

(12)   STOCK OPTION PLANS

     The Corporation has Stock Option Plans with 84,000 shares reserved and available, at the discretion of the board of directors, for the granting of options to full-time employees of the Corporation and subsidiaries. The option price is the fair market value of the common shares at the time of the granting of an option.

     At December 31, 1992 and 1991, stock options for 84,000 shares, having exercise prices of $18.80 and $22.99, were outstanding. These stock options are exercisable from 1993 to 2001.

(13)   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     LONG-TERM INVESTMENTS. The fair values of long-term investments are estimated based on quoted market prices for those or similar investments.

     CASH ON HAND AND FEDERAL FUNDS SOLD. The carrying amount approximates fair value because of the short maturity of those instruments.

     DEPOSITS AND NOTES PAYABLE TO THE FEDERAL HOME LOAN BANK. The fair value of the Corporation's deposits and notes payable to the Federal Home Loan Bank are estimated based on the current rates offered for instruments of the same remaining maturities.

     The estimated fair values of the Corporation's financial instruments at December 31, 1992 are as follows:

                                              CARRYING                           FAIR
                                               AMOUNT                            VALUE
                                              ---------                        ---------
First mortgage loans  . . . .               $198,465,017                     $200,946,890
Mortgage-backed securities  .                155,728,824                      155,755,184
Other loans   . . . . . . . .                 10,293,448                       10,557,480
Investment securities   . . .                  7,284,062                        7,369,052
Federal funds sold  . . . . .                    900,000                          900,000
Cash on hand and in banks   .                  3,636,679                        3,636,679
Deposits  . . . . . . . . . .                317,810,337                      323,505,683
Notes payable to the Federal
     Home Loan Bank . . . . .                 39,643,530                       42,412,450

                          PART II

           INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article Sixth of the Amended and Restated Articles of Incorporation of Bancorporation, directors, officers, employees or agents of Bancorporation, or persons serving at its request as directors, trustees, officers, employees or agents of any other entity or enterprise, are entitled to indemnification for all liabilities and expenses reasonably incurred in connection with any claim, action, suit or proceeding, civil, criminal, administrative or investigative, to which any person shall be made a party by reason of his being or having been a director, officer, employee or agent of Bancorporation, or his acting or having acted as a director, trustee, officer, employee or agent of any other entity or enterprise upon Bancorporation's request; provided, however, that such person acted in good faith and in a manner he reasonably believed to be in the best interests of Bancorporation or not opposed to the best interest of Bancorporation or such other entity or enterprise and, with respect to a criminal proceeding, where such person had no reasonable cause to believe his conduct was unlawful. Indemnification does not extend to any actions or proceedings in which a person is adjudged liable for negligence or misconduct in the performance of his duties to Bancorporation or such other entity, except for amounts which a court, upon application and despite an adjudication of liability, may deem proper in view of all of the circumstances of the case.

     Article Sixth further provides that the termination of any claim, action, suit or proceeding, civil or criminal, by settlement, judgment, conviction or plea of nolo contendere shall not create a presumption that the person failed to meet any standard of conduct set forth in Article Sixth. Any person who has been wholly successful in the opinion of counsel shall be entitled to indemnification as a matter of right. Except as provided in the preceding sentence, indemnification shall be made by Bancorporation if (1): a quorum of disinterested members, or members who have been wholly successful with respect to such claim, action, suit or proceeding of the Board of Directors of Bancorporation determine that such person has met the standards of conduct set forth in Article Sixth, (2) independent legal counsel set forth an opinion that such person has met the standards of conduct set forth in Article Sixth, (3) indemnification is approved by the affirmative vote of the majority of shareholders of Bancorporation entitled to vote on such proposal, or (4) indemnification is approved by the court where any such suit, action or proceeding is brought. Bancorporation may advance, prior to final disposition, expenses incurred with respect to any claim, action, suit or proceeding upon receipt of an undertaking by or on behalf of the recipient to pay such amount unless it is ultimately determined that he is entitled to indemnification. These rights of indemnification inure to the benefit of the heirs of any person entitled thereto.

     The rights provided in Article Sixth are in addition to any rights provided by contract or as a matter of law. Ohio Revised Code Section 1701.13(E) includes indemnification provisions similar to Article Sixth. Section 1701.13(E) further authorizes a corporation to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or arising out of his status as such. Bancorporation presently maintains insurance for the benefit of persons entitled to indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.  See the Exhibit Index located at page II-5.

     (b)  Financial Statement Schedules

          All financial statement schedules have been ommitted because they are not applicable or the required information is shown in the financial statements or related notes thereto incorporated by reference in the Prospectus and Proxy Statement.

     (c)  Information Provided Pursuant to Item 4(b) of Form S-4

               Furnished as Appendix B of the Prospectus and Proxy Statement

ITEM 22. UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, when applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchnage Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 12th day of January, 1994.

                              FIRST BANCORPORATION OF OHIO


                              By:   Howard L. Flood
                                  ------------------------------
                                  Howard L. Flood, President and
                                  Chief Executive Officer


   Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed on the 12th day of January, 1994 by the following persons (including a majority of the Board of Directors of the registrant) in the capacities indicated.


             SIGNATURE                                   TITLE
  Howard L. Flood                     President and Chief Executive Officer
- ---------------------------------     (Principal Executive Officer) and Director
Howard L. Flood

  Gary J. Elek                        Senior Vice President and Treasurer
- ---------------------------------     (Principal Financial Officer and Principal
Gary J. Elek                          Accounting Officer)

  John C. Blickle*                    Director
- ---------------------------------
John C. Blickle

  C. Donald Bramley*                  Director
- ---------------------------------
C. Donald Bramley

  Robert M. Carter*                   Director
- ---------------------------------
Robert M. Carter

  Richard A. Chenoweth*               Director
- ---------------------------------
Richard A. Chenoweth

  Elizabeth A. Dalton*                Director
- ----------------------------------
Elizabeth A. Dalton

  Harold Graves, Jr.*                 Director
- -----------------------------------
Harold Graves, Jr.

  Terry L. Haines*                    Director
- -----------------------------------
Terry L. Haines

                      (signatures continued on next page)

         (signatures continued from previous page)

              SIGNATURE                                    TITLE
   Richard L. Hardgrove*                                  Director
 -----------------------------------------
 Richard L. Hardgrove

   Clifford J. Isroff*                                    Director
 ----------------------------------------------
 Clifford J. Isroff

   David B. Jones*                                        Director
 --------------------------------------------
 David B. Jones

   Donald M. Lambert*                                     Director
 -----------------------------------------
 Donald M. Lambert

   Philip A. Lloyd, II*                                   Director
 --------------------------------------------
 Philip A. Lloyd, II

   Robert G. Merzweiler*                                  Director
 -----------------------------------------
 Robert G. Merzweiler

   Stephen E. Myers*                                      Director
 -------------------------------------------
 Stephen E. Myers

   Gilbert H. Neal*                                       Director
 ---------------------------------------------
 Gilbert H. Neal

   Roger T. Read*                                         Director
 --------------------------------------------
 Roger T. Read

   Justin T. Rogers, Jr*                                  Director
 --------------------------------------------
 Justin T. Rogers, Jr.

                                                          Director
 ---------------------------------------------------
 Dale W. Smucker

                                                          Director
 ---------------------------------------------------
 Del Spitzer



  *The undersigned, by signing his name hereto, does sign and execute this registration statement on behalf of each of the indicated officers and directors of First Bancorporation of Ohio pursuant to a Power of Attorney executed by each such officer and director and filed with this registration statement.


Dated: January 12, 1994             Kevin C. O'Neil
                                   ---------------------
                                   Kevin C. O'Neil
                                   Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT NUMBER
  (2)1 Agreement to Affiliate and Plan of Merger by and between First Bancorporation of Ohio and Great Northern Financial
               Corporation dated September 28, 1993

  (3)(a)2      Amended and Restated Articles of Incorporation of
               First Bancorporation of Ohio

  (3)(b)3      Code of Regulations, as amended, of First
               Bancorporation of Ohio

  (3)(c)4      Shareholders Rights Agreement dated October 21,
               1993 between First Bancorporation of Ohio and
               First National Bnak of Ohio


  (5)          Opinion of Brouse & McDowell Regarding Legality

  (8)          Form of Opinion of Brouse & McDowell Regarding Certain
               Tax Matters


  (10)(a) 5    1982 Incentive Stock Option Plan of First
               Bancorporation of Ohio


  (10)(b) 6    Incentive Stock Option Agreement relating to 1982
               Incentive Stock Option Plan of First
               Bancorporation of Ohio

  (10)(c) 7    1992 Stock Option Program of First Bancorporation
               of Ohio

  (10)(d) 8    Incentive Stock Option Agreement relating to 1992
               Stock Option program of First Bancorporation of
               Ohio



- --------------------

     1   Incorporated herein by reference to Appendix A to the
Prospectus and Proxy Statement included in this Registration
Statement.


     2   Incorporated herein by reference to Exhibit 3 to First
Bancorporation of Ohio's ("Bancorporation") Form 8-K filed with the Commission on November 4, 1993.

     3 Incorporated herein by reference to Exhibit 3(a) to Bancorporation's Registration Statement on Form S-4 (No.
33-24925) filed with the Commission on October 17, 1988.

     4   Incorporated herein by reference to Exhibit 4 to
Bancorporation's Registration Statement on Form 8-A filed with the Commission on November 4, 1993.


     5 Incorporated by reference from Exhibit 4.2 of Bancorporation's Registration Statement on Form S-8 (No. 33-
7266), filed with the Commission on July 15, 1986.

     6   Incorporated by reference from Exhibit 4.3 of
Bancorporation's  Registration  Statement on  Form  S-8 (No. 33-
7266), filed with the Commission on July 15, 1986.

     7 Incorporated by reference from Exhibit (10)(c) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     8 Incorporated by reference from Exhibit (10)(d) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

EXHIBIT NUMBER

  (10)(e) 9     Non-Qualified Stock Option Agreement relating to
                the 1992 Stock Option Program of First
                Bancorporation of Ohio

  (10)(f) 10    Employee Stock Purchase Plan of  First
                Bancorporation of Ohio

  (10)(g) 11    1992 Directors Stock Option Program

  (10)(h) 12    Directors Stock Option Agreement relating to the
                1992 Directors Stock Option Program of First
                Bancorporation of Ohio

  (10)(i) 13    First Bancorporation of Ohio Executive
                Supplemental Retirement Plan

  (10)(j) 14    Form of First Bancorporation of Ohio Unfunded
                Supplemental Benefit Plan

  (10)(k) 15    First Bancorporation of Ohio Directors' Deferral
                Fee Plan

  (10)(l) 16    Termination Agreement of Howard L. Flood

  (10)(m) 17    Form of Termination Agreement with the chief
                executive officers of the Subsidiaries of First
                Bancorporation of Ohio



- --------------------

     9   Incorporated by reference from Exhibit (10)(e) of
Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     10 Incorporated by reference from Exhibit (10)(f) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     11 Incorporated by reference from Exhibit (10)(g) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     12 Incorporated by reference from Exhibit (10)(h) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     13 Incorporated by reference from Exhibit (10)(i) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     14 Incorporated by reference from Exhibit (10)(j) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     15 Incorporated by reference from Exhibit (10)(e) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1989, filed with the Commission on March 13, 1990.

     16 Incorporated by reference from Exhibit (10)(l) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     17 Incorporated by reference from Exhibit (10)(m) of Bancorporation's Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 15, 1993.

EXHIBIT NUMBER
  (10)(n) 18    Membership Agreement of Howard L. Flood with
                respect to the First Bancorporation of Ohio
                Executive Supplemental Retirement Plan

  (10)(o) 19    Membership Agreement of Scott A. Lyons, Jr. with
                respect to the First Bancorporation of Ohio
                Executive Supplemental Retirement Plan

  (10)(p) 20    Supplemental Pension Agreement of John R. Macso

  (10)(q) 21    First Bancorporation of Ohio Executive Post-
                Retirement Death Benefit Plan

  (10)(r) 22    Form of Voting Agreement

  (13)(a) 23    First Bancorporation of Ohio's 1992 Annual Report
                to Shareholders

  (13)(b) 24    First Bancorporation of Ohio's Quarterly Report on
                Form 10-Q for the quarter ended September 30, 1993

  (22)          Subsidiaries of Bancorporation

  (24)(a)       Consents of KPMG Peat Marwick

  (24)(b)       Consent of Coopers & Lybrand

  (24)(c)       Consent of Brouse & McDowell (included in Exhibit 5)

  (24)(d)       Consent of Trident Financial Corporation


  (25)    25    Power of Attorney

  (28)    26    Form of Proxy



- --------------------

     18    Incorporated by reference from Exhibit (10)(o) of
Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     19    Incorporated by reference from Exhibit (10)(q) of
Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     20    Incorporated by reference from Exhibit (10)(r) of
Bancorporation's Form 10-K for the fiscal year ended December 31, 1991, filed with the Commission on March 16, 1992.

     21    Incorporated by reference from Exhibit (10)(q) of
Bancorporation's Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 15, 1993.

     22 Incorporated herein by reference to Appendix C to the Prospectus and Proxy Statement included in this Registration
Statement.

     23    Incorporated by reference from Exhibit (13)(a) of
Bancorporation's Form 10-K for the fiscal year ended December 31, 1992, filed with the Commission on March 15, 1993.

     24  Filed with the Commission on November 10, 1993.


     25 Incorporated by reference from Exhibit 25 of Bancorporation's Registration Statement on Form S-4 (No. 33-51401) filed with the
Commission on December 10, 1993.

     26 Incorporated by reference from Exhibit 28 of Bancorporation's Registration Statement on Form S-4 (No. 33-51401) filed with the
Commission on December 10, 1993.



       _________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              ____________________

                        FORM S-4 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                          FIRST BANCORPORATION OF OHIO
               (EXACT NAME OF ISSUER AS SPECIFIED IN ITS CHARTER)



                              _____________________
                                    EXHIBITS
                              _____________________